Exhibit 4.87

***Certain information in this document has been excluded pursuant to Regulation S-K, Item601(b). Such excluded information is not material and is the type the registrant treats as private or confidential. Such omitted information is indicated by brackets(“[redacted]”) in this exhibit.***

Execution Version

Confidential

AGREEMENT AND PLAN OF MERGER

by and among

Tencent Music Entertainment Group

MERGER SUB

Ximalaya Inc.

FOUNDER PARTIES AS SET FORTH IN SCHEDULE A HERETO, and

XIMA HOLDINGS LIMITED, AS SHAREHOLDER REPRESENTATIVE

June 10, 2025

TABLE OF CONTENTS

ARTICLE I Description of Transactions		1
1.1	The Merger.	1
1.2	General Effects of the Merger.	2
1.3	Effects of the Merger on Securities of Merging Companies.	2
1.4	Founder Contingent Shares.	4
1.5	Shareholder Status Questionnaire.	4
1.6	Fractional Shares.	4
1.7	Further Action.	4
ARTICLE II CLOSING AND CLOSING PAYMENTS		5
2.1	The Closing.	5
2.2	Closing Conditions.	5
2.3	Payment of Merger Consideration.	8
2.4	Payment of ESOP Consideration.	13
2.5	Locked Box; No Leakage.	14
2.6	Pre-Closing Statement; Post-Closing Statement.	15
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		18
3.1	Organization and Good Standing.	18
3.2	Authority and Enforceability.	18
3.3	Governmental Approvals.	19
3.4	Conflicts.	19
3.5	Capital Structure.	19
3.6	Subsidiaries.	21
3.7	Historical Transfer, Financing and Restructuring.	22
3.8	Company Financial Statements; Internal Financial Controls.	23
3.9	No Undisclosed Liabilities.	24
3.10	No Changes.	24
3.11	Tax Matters.	24
3.12	Real Property.	26
3.13	Title to Assets.	27
3.14	Intellectual Property.	27
3.15	Data Privacy and Data Protection.	32
3.16	Material Contracts.	33
3.17	Employee Benefit Plans and Employee Agreements.	37
3.18	Employment Matters.	38
3.19	Governmental Authorizations.	40

3.20	Litigation and Action.	40
3.21	Insurance.	40
3.22	Compliance with Laws.	40
3.23	IP Partner.	42
3.24	Interested Party Transactions.	43
3.25	Books and Records.	43
3.26	Brokers.	43
3.27	Banking Relationships.	43
3.28	Power of Attorney.	44
3.29	Insolvency etc.	44
3.30	Government Subsidies.	44
3.31	Related Businesses.	45
3.32	CFIUS and Reverse CFIUS.	45
3.33	Secured Creditors.	45
3.34	No Material Indebtedness.	45
3.35	Notice from Opposing Shareholders.	45
3.36	Disclosure.	46
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB		46
4.1	Organization and Standing.	46
4.2	Authority and Enforceability.	46
4.3	Non-contravention.	46
4.4	SEC Filings.	47
4.5	Governmental Approvals.	47
4.6	Merger Consideration.	47
ARTICLE V CONDUCT OF COMPANY BUSINESS		47
5.1	Conduct of Company Business.	47
5.2	Restrictions on Company Activities.	48
ARTICLE VI COMPANY NON-SOLICITATION AGREEMENT		51
6.1	Termination of Discussions.	51
6.2	No Solicitation.	51
6.3	Notice of Alternative Transaction Proposals.	51
6.4	Specific Performance.	51
ARTICLE VII ADDITIONAL AGREEMENTS		52
7.1	Shareholder Matters.	52
7.2	Governmental Approvals; Consents; Filings.	52
7.3	Third Party Contracts.	54

7.4	Reasonable Best Efforts to Close.	54
7.5	Pre-Clearance Filing of Merger.	54
7.6	Deductible Expenses.	54
7.7	Access to Information.	56
7.8	Notification of Certain Matters.	56
7.9	D&O Insurance.	57
7.10	Directors and Officers.	57
7.11	Pre-Closing Restructuring.	57
7.12	Tax Withholding Undertakings and Bulletin 7	57
7.13	Other Tax Matters.	60
7.14	Conversion to ADSs.	60
7.15	Outbound Investment Filings and Registrations.	61
7.16	Treatment of Opposing Shareholders.	61
7.17	Restriction on Acquiror’s Share Capital Adjustments.	61
7.18	Post-Closing Covenant.	61
ARTICLE VIII PRE-CLOSING TERMINATION OF AGREEMENT		61
8.1	Termination.	61
8.2	Effect of Termination.	62
ARTICLE IX POST-CLOSING INDEMNIFICATION		62
9.1	Survival of Representations and Warranties.	62
9.2	Indemnification.	63
9.3	Limitation of Liabilities.	65
9.4	Recourse.	66
9.5	Indemnification Claim Procedures.	66
9.6	Third Party Claims.	67
ARTICLE X SHAREHOLDER REPRESENTATIVE		68
10.1	Appointment and Authority of Shareholder Representative.	68
10.2	Replacement of Shareholder Representative.	68
10.3	Action of Shareholder Representative.	68
ARTICLE XI GENERAL PROVISIONS		69
11.1	Certain Interpretations.	69
11.2	Notices.	69
11.3	Confidentiality.	70
11.4	Public Disclosure.	70
11.5	Amendment.	71
11.6	Extension and Waiver.	71

11.7	Assignment.	71
11.8	Severability.	71
11.9	Specific Performance and Other Remedies.	71
11.10	Governing Law.	71
11.11	Exclusive Jurisdiction.	72
11.12	Entire Agreement.	72
11.13	Counterparts.	72
11.14	No Personal Liability.	72
11.15	Exchange Rate.	72
11.16	Several Obligations; No Partnership or Joint Liability.	72

EXHIBITS AND SCHEDULES

Schedule A:	Founder Parties

Schedule B:	Certain Defined Terms

Schedule C:	Merger Consideration

Schedule D:	ESOP Consideration, Waivers and Re-allocation

Schedule E:	Working Example of Net Cash Calculation

Schedule 1.4:	Founder Contingent Shares

Schedule 2.2(b):	Company Closing Deliverables

Schedule 2.3(a):	Form of Payment Instruction Spreadsheet and Payment Spreadsheet

Schedule 2.4(a):	Form of ESOP Spreadsheet

Schedule 2.6(a):	Definitions of Closing Financial Metrics and Deficiency Recovery Metrics

Schedule 5.2:	Exceptions to Interim Period Restrictive Covenants

Schedule 7.3:	List of Third Party Contracts

Schedule 7.7(b):	Access to Information

Schedule 7.16:	Treatment of Opposing Shareholders

Schedule 9.2(a)(iii):	List of Specific Indemnities

Exhibit A:	Form of Individual Waiver Letter

Exhibit B	Form of Welfare Waiver Letter

Exhibit C:	Form of Non-Competition, Non-Solicitation, Confidentiality and IP Agreement

Exhibit D:	Form of Deed of Undertaking

Exhibit E:	Form of Plan of Merger

Exhibit F:	Restructuring Steps

Exhibit G-1:	Form of Accredited Investor Questionnaire

Exhibit G-2:	Form of Non-U.S. Person Questionnaire

Exhibit H:	Form of Cayman Legal Opinion

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 10, 2025 by and among Tencent Music Entertainment Group, an exempted company incorporated under the laws of the Cayman Islands (“Acquiror”), an exempted company to be incorporated by Acquiror under the laws of the Cayman Islands (“Merger Sub”), Ximalaya Inc., an exempted company incorporated under the laws of the Cayman Islands (the “Company”), Xima Holdings Limited, solely in its capacity as representative, agent and attorney-in-fact of the Shareholders (the “Shareholder Representative”), and the parties listed on Schedule A attached hereto (the “Founder Parties”, and each a “Founder Party”). All capitalized terms that are used but not defined herein shall have the respective meanings ascribed thereto in Schedule B.

WITNESSETH

WHEREAS, Merger Sub, once incorporated, will be a wholly owned Subsidiary of Acquiror formed for the purposes of consummating the transactions (including the Merger and the Restructuring, both as defined below) contemplated by this Agreement (the “Transactions”).

WHEREAS, each of Acquiror, Merger Sub and the Company intends to effect a business combination through the statutory merger of Merger Sub with and into the Company, with the Company continuing as the surviving company and pursuant to which the Company would become a wholly owned subsidiary of Acquiror (the “Merger”), on the terms and conditions set forth in this Agreement and in accordance with the Companies Act.

WHEREAS, as a condition and material inducement to Acquiror and Merger Sub’s willingness to enter into this Agreement, prior to the execution and delivery of this Agreement, (a) certain Shareholders have entered into and delivered to Acquiror the voting undertaking letters (each, a “Voting Undertaking Letter”), (b) the Company has held a duly convened and quorate meeting of the board of directors of the Company and has obtained the Requisite Board Approval at such meeting, in each case, in accordance with its Charter Documents, the Companies Act and all other applicable Laws, (c) the Company has duly convened and held a quorate combined meeting of the Shareholders of the Company and class meetings of the relevant classes of the Shareholders of the Company (the “Company Shareholders Meeting”) and has obtained the Requisite Shareholder Approval at such meeting, in each case, in accordance with its Charter Documents, the Companies Act and all other applicable Laws, and (d) the Company has delivered to Acquiror copies of the duly executed (i) written minutes evidencing the receipt of the Requisite Board Approval and (ii) written minutes evidencing the receipt of the Requisite Shareholder Approval.

WHEREAS, prior to the date of the Closing, the Company intends to effect an internal reorganization pursuant to the terms and conditions set forth in Exhibit F hereto, including, without limitation, separation and transfer of the Carve-out Business from the Company (the “Restructuring”).

WHEREAS, Acquiror, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements, as more fully set forth herein, in connection with the Merger, the Restructuring and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I
Description of Transactions

1.1.
The Merger.
(a)
Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time and in accordance with Part XVI of the Companies Act, Merger Sub shall be merged with and into the Company pursuant to which the separate corporate existence of Merger Sub shall cease to exist and Merger Sub will be struck off the Register of Companies in the Cayman Islands, and the Company shall be the surviving company in the Merger continuing its corporate existence under the laws of the Cayman Islands as a wholly owned Subsidiary of Acquiror. The surviving company after the Merger is sometimes referred to hereinafter as the “Surviving Company.”
(b)
Articles; Directors and Officers, and Registered Office.
(i)
Unless otherwise determined by Acquiror prior to the Effective Time, the memorandum and articles of association of the Surviving Company shall be in the form of the memorandum and articles of association of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Company shall be “Ximalaya Inc.” and all references therein to the authorized share capital of the Surviving Company shall be amended as necessary to correctly describe the authorized share capital of the Surviving Company as approved in the Plan of Merger.
(ii)
Unless otherwise determined by Acquiror prior to the Effective Time, the directors and officers of the Surviving Company as of the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time until their successors have been duly elected, designated and qualified or until their earlier death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.
(iii)
Unless otherwise determined by Acquiror prior to the Effective Time, at the Effective Time, the registered office of the Surviving Company shall be the registered office as that of Merger Sub immediately prior to the Effective Time.
1.2.
General Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Companies Act. Without limiting the generality of the foregoing, and subject to the Companies Act and this Agreement, at the Effective Time, the rights, all of the property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges, of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.
1.3.
Effects of the Merger on Securities of Merging Companies.
(a)
Merger Sub Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company, the Shareholders or any other Person, each ordinary share, par or nominal value US$0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable ordinary share, par or nominal value US$0.0001 per share, of the Surviving Company.
(b)
Company Shares.
(i)
General. Subject to Section 1.5 and Section 1.6 at the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company, the Shareholders or any other Person, the Company Shares held by each Shareholder that are issued and outstanding as of immediately prior to the Effective Time (excluding the Cancelled Shares, which shall be treated in the manner set forth in Section 1.3(b)(ii), and, the Dissenting Shares, which shall be treated in the manner as set forth in Section 1.3(b)(iii)) shall be cancelled in exchange for the right to receive, without interest, the following:
(A)
Cash Consideration: with respect to each such Shareholder, the total cash amount set opposite the name of such Shareholder in Schedule C (the “Cash Consideration” with respect to each such Shareholder), and
(B)
Stock Consideration: with respect to each such Shareholder, the number of Acquiror Ordinary Shares calculated by multiplying (x) a percentage of the Acquiror Share Count (expressed to ten decimal places) as set forth opposite such Shareholder’s name in Schedule C (the “Stock Consideration Percentage”) and (y) the number of Acquiror Share Count, with the product rounded to an even whole number, such that any excess over the next lower even whole number that is less than one (1) share is disregarded (rounding down), and any excess that is greater than or equal to one (1) share is rounded up to the next higher even whole number (the resulting number, the “Stock Consideration” for such Shareholder, and together with the Cash Consideration, the “Merger Consideration” for such Shareholder).

provided, that, save as otherwise provided under Section 1.4 and Schedule 1.4, (A) the aggregate amount of (1) the total Cash Consideration for all Company Shares that are issued and outstanding as of immediately prior to the Effective Time (excluding the Cancelled Shares and the Dissenting Shares), (2) the cash portion of the total Dissenting Baseline Merger Consideration with respect to all the Dissenting Shareholders, and (3) the ESOP Cash Consideration shall not exceed US$1,260,000,000, and (B) the aggregate number of Acquiror Ordinary Shares (1) issuable as total Stock Consideration with respect to all Company Shares that are issued and outstanding as of immediately prior to the Effective Time (excluding the Cancelled Shares and the Dissenting Shares), (2) represented by the stock portion of the total Dissenting Baseline Merger Consideration with respect to all the

Dissenting Shareholders, and (3) represented by the ESOP Stock Consideration shall not exceed 5.1986% of the Acquiror Share Count.

(ii)
Cancelled Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company, the Shareholders or any other Person, each Company Share that is issued and outstanding and held by the Company as treasury shares or by any of its Subsidiaries as of immediately prior to the Effective Time (“Cancelled Shares”) shall be cancelled without any consideration paid therefor.
(iii)
Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary and to the extent available under the Companies Act, any Company Shares that are issued and outstanding immediately prior to the Effective Time and with respect to which the holder thereof has validly exercised (and not effectively waived, withdrawn, forfeited, failed to perfect or otherwise lost) their rights to dissent from the Merger, or dissenter rights, in accordance with Section 238 of the Companies Act (each such holder, a “Dissenting Shareholder”, and such shares, collectively, the “Dissenting Shares”), shall be cancelled and ceased to exist on the Effective Time and the Dissenting Shareholders shall not be entitled to the Merger Consideration set forth in Section 1.3(b)(i) and shall only be entitled to receive the payment of the fair value of such Dissenting Shares held by them in accordance with the provisions of Section 238 of the Companies Act and such rights as are provided by Section 238(7) of the Companies Act. The Company and Acquiror shall comply with Section 7.16 with respect to any claims relating to Dissenting Shares.
(c)
Company Equity Incentive Plan; Outstanding Company Options and Company RSUs.
(i)
Grant of Reserved Shares Prior to Closing. Acquiror acknowledges and agrees that any Company Shares reserved under the Company Equity Incentive Plans but ungranted as of the date of this Agreement may be granted to eligible employees or consultants of the Company and its Subsidiaries prior to Closing; provided that such grants shall (A) be made in a manner consistent with past practice, (B) comply with the applicable Company Equity Incentive Plans, and (C) be documented in writing; provided, further, that the Company shall provide Acquiror with written updates of such additional grants (together with copies of granting approvals and documentation) every six (6) months after the date hereof.
(ii)
Termination of Company Employee Plans.
(A)
At the Effective Time, the Company shall irrevocably (a) terminate the Company Employee Plans in accordance with their governing documents and the applicable Laws, and (b) cancel each Company Option and/or Company RSU that is outstanding, whether or not vested or exercised under any of the Company Employee Plans, and terminate any relevant award agreements, notices or other documentation with or to the ESOP Holders.
(B)
On or prior to the Closing, the Company shall prepare, execute and effect proper amendments with the relevant trustees of each of Climber Trust and Altruism Trust, such that each of Climber Trust and Altruism Trust’s administrator and authorized representative may be changed into Mr. YU Jianjun (余建军) (“Mr. Yu”), and deliver to Acquiror a true copy of deed of amendment as duly executed by the relevant trustees reflecting the foregoing.
(C)
Within five (5) years following the Effective Time (the “Trust Survival Period”), Acquiror shall not, and shall cause the Surviving Company and each of their respective Affiliates not to, remove, replace or otherwise change Mr. Yu as administrator and authorized representative of the Climber Trust or Altruism Trust without the prior written consent of Mr. Yu, provided, that (a) all the fees and costs arising out of, or in connection with, the change of administrators, and the operations and performance of Climber Trust and Altruism Trust shall be solely borne and reimbursed by the Founder Parties, (b) within three (3) Business Days after the expiry of the Trust Survival Period, Mr. Yu shall provide Acquiror with a true copy of deed of termination for each of Climber Trust and Altruism Trust as duly executed and delivered by the relevant trustees, confirming that such trust is terminated and the Company shall be irrevocably and unconditionally released from any further liability related to such trust; and (c) the Founder Parties agree and acknowledge that notwithstanding anything to the contrary in the trust deed or other trust document of each of Climber Trust and Altruism Trust (the “Trust Documents”), the Indemnified Parties shall not bear any Liabilities or obligations under any of the Trust Documents, or any Contract to which Climber Trust or Altruism Trust is a party, and the Founder Parties shall pay in cash, indemnify and hold harmless the Indemnified Parties from and against, any and all Losses paid, incurred, suffered or sustained by any Indemnified Party, directly or indirectly, in connection with, resulting from or arising out of the operations and performance of each of Climber Trust and Altruism Trust, including, without limitation, any Claim raised by any trustee of Climber Trust and Altruism Trust regarding distribution of any Merger Consideration, ESOP Cash Consideration, or ESOP Stock Consideration, as applicable. For the avoidance of doubt, the indemnification under this Section 1.3(c)(ii)(C) shall (i) include the obligation of the Founder Parties to make prompt cash payments to cover such Losses, and (ii) be subject to the limitations on indemnification set forth in Section 9.3.
(iii)
ESOP Consideration.
(A)
The holders of outstanding Company Options and/or Company RSUs (each, an “ESOP Holder”) shall, in exchange for cancellation of their Company Options and Company RSUs at the Effective Time, (A) be paid, a cash payment in RMB equal to the aggregate amount of US$55,000,000 (collectively, the “ESOP Cash Consideration”), and (B) be issued, an aggregate number of Acquiror RSUs representing 0.1945167028% of the Acquiror Share Count (collectively, the “ESOP Stock Consideration”, together with the ESOP Cash Consideration, the “ESOP Consideration”), in each case, subject to and in accordance with the terms, conditions and limitations as set forth in Schedule D. For the avoidance of doubt, the Company Shares registered in the name of Ximalaya Welfare Limited and/or Ark Trust (Hong Kong) Limited in the register of members of the Company (a true copy of the Company’s register of members dated on the same date hereof, certified by the Company’s Registered Office shall be provided to Acquiror on the date hereof, such register of members, the “Company ROM”) shall be excluded from the outstanding Company Options and Company RSUs for purposes of this Section 1.3(c)(iii)(A) and shall instead be cancelled in consideration for the right to receive, without interest, the applicable Merger Consideration pursuant to Section 1.3(b), unless otherwise provided in Schedule D.
(B)
The Company shall take all reasonable actions necessary to ensure that from and after the Effective Time, neither Acquiror nor the Surviving Company will be required to issue any share capital of Acquiror or the Company to any Person pursuant to the Company Equity Incentive Plans or in settlement of any Company Options and/or Company RSUs.
(C)
Prior to the Closing (in no event later than the ESOP Spreadsheet being delivered to Acquiror in accordance with Section 2.4), the Company shall deliver written notice to each ESOP Holder and each ESOP Shareholder informing such holder of the effect of the Merger on their Company Options and/or Company RSUs.
1.4.
Founder Contingent Shares. In addition to the Stock Consideration as specified in Section 1.3(b)(i)(B), the Founder Shareholders shall be entitled to receive, subject to the terms and conditions set forth herein, certain contingent Acquiror Ordinary Shares as earn-out consideration for the Transactions (the “Founder Contingent Shares”) equal to up to 0.37% of the Acquiror Share Count, comprising (i) Performance-Linked Shares, the issuance of which is conditioned upon satisfaction of the agreed financial and operational metrics, and (ii) Deferred Shares, which shall be issued promptly following the first (1st) anniversary of the Closing Date. The defined terms, calculation mechanism and issuance conditions governing the Founder Contingent Shares are set out in further details in Schedule 1.4, which schedule is hereby incorporated into, and shall be deemed to form an integral part of, this Agreement.
1.5.
Shareholder Status Questionnaire. Notwithstanding any provision herein to the contrary, no Shareholder shall be entitled to receive any portion of the Stock Consideration unless and until such Shareholder has delivered to Acquiror, in form and substance reasonably satisfactory to Acquiror, as the case may be, (i) a duly completed and executed Accredited Investor Questionnaire, or (ii) a duly completed and executed Non-U.S. Person Questionnaire, in each case properly certifying such Shareholder’s qualification either as an Accredited Investor or as a Non-U.S. Person. The Company and Shareholder Representative shall, no later than twenty (20) Business Days prior to the Closing, deliver to Acquiror, all of the completed and executed Accredited Investor Questionnaire or Non-U.S. Person Questionnaire, as applicable, for each Shareholder who voted for the Merger in the Company Shareholders Meeting.
1.6.
Fractional Shares. No fractional Acquiror Ordinary Shares shall be issued in connection with the Merger and no certificates or scrip representing fractional Acquiror Ordinary Shares shall be delivered upon the conversion of Company Shares pursuant to Section 1.3(b). No Person shall be entitled to receive or be deemed the owner of any fractional Acquiror Ordinary Share. All Acquiror Ordinary Shares issuable to any individual holder shall be aggregated on a holder-by-holder basis and the number of Acquiror Ordinary Shares issuable shall be rounded in accordance with Section 1.3(b)(i)(B).
1.7.
Further Action. If at any time from and after the Effective Time, any further action is necessary to carry out the purposes of this Agreement and to vest the Surviving Company with the rights, the property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of the Company and Merger Sub, the officers and directors of the Company, Acquiror and Merger Sub, are fully authorized in the name of their respective companies or otherwise to take, and shall take, all such lawful and necessary action.

ARTICLE II

CLOSING AND CLOSING PAYMENTS

2.1.
The Closing.
(a)
Closing. Unless this Agreement is validly terminated pursuant to Section 8.1, the consummation of the Merger (the “Closing”) shall be effected electronically by the mutual exchange of electronic signatures and requisite documents (including portable documents format (.pdf)), or at such other place or in such other manner as the Company and Acquiror may mutually agree, on the date that is twenty (20) Business Days following satisfaction or waiver (if permissible hereunder) of the conditions set forth in Section 2.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver (if permissible hereunder) of those conditions at the Closing), unless another time is mutually agreed upon in writing by Acquiror and the Company. The date upon which the Closing occurs shall be referred to herein as the “Closing Date.”
(b)
Effective Time. Subject to the provisions of this Agreement, on the Closing Date, Acquiror, Merger Sub and the Company shall execute a plan of merger in the form attached as Exhibit E hereto (the “Plan of Merger”) and shall file, or cause to be filed, the Plan of Merger and any other documents required in accordance with the Companies Act to effect the Merger with the Registrar of Companies of the Cayman Islands as provided by Section 233 of the Companies Act. The Merger shall become effective on the Closing Date immediately upon the registration of the Plan of Merger by the Registrar of Companies of the Cayman Islands, or at such later time or on such later date as may be mutually agreed in writing by the Company and Acquiror and, in either case, as specified in or pursuant to the Plan of Merger in accordance with the Companies Act (the “Effective Time”).
2.2.
Closing Conditions.
(a)
Mutual Conditions. The respective obligations of Acquiror, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:
(i)
Requisite Board Approval and Shareholder Approval. The Requisite Board Approval and Requisite Shareholder Approval (A) shall have been duly obtained and shall remain in full force and effect as of the Closing, and (B) shall not have been amended, modified, revoked, or otherwise impaired as of the Closing;
(ii)
Regulatory Approvals. All consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, or filings with any Governmental Entity (collectively, the “Governmental Approvals”) necessary for the execution, delivery, and performance of this Agreement and any Transaction Documents shall have been obtained or completed and shall be in effect, which Governmental Approvals shall consist exclusively of (A) the PRC Merger Control Approvals, and (B) any additional Governmental Approvals expressly agreed in writing by the Acquiror and the Company prior to Closing;
(iii)
No Legal Restraints. No Law or Order (whether temporary, preliminary or permanent) shall be in effect which has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger in accordance with the terms hereof; and
(iv)
Escrow Agreement. Acquiror and Shareholder Representative shall have received the Escrow Agreement duly executed by the Company, the Shareholder Representative, Acquiror and the Escrow Agent, which shall reflect the key commercial terms expressly set forth in Schedule 2.3(b)(iii) of this Agreement, and no party shall unreasonably delay, condition, or withhold its approval of the final form of the Escrow Agreement.
(b)
Additional Acquiror and Merger Sub Conditions. The obligations of Acquiror and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following additional conditions, any of which may be waived in writing exclusively by Acquiror:
(i)
Company Representations and Warranties.
(A)
Unless otherwise provided under paragraph (B) below, the representations and warranties of the Company shall have been true, correct and complete on the date they were made and shall be true, correct and complete on and as of the Closing Date, as if made on and as of the Closing Date (other than any such representations and warranties of the Company made only as of a specified date, which shall be true, correct and complete as of such date), except for any failures to be so true, correct and complete (without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications contained therein) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(B)
The Fundamental Representations with respect to the Company and the Material Subsidiaries shall have been true, correct and complete on the date they were made and shall be true, correct, and complete on and as of the Closing Date, as if made on and as of the Closing Date (other than any such representations and warranties of the Company made only as of a specified date, which shall be true, correct and complete as of such date) in all material respects (without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications contained therein).
(ii)
Company Covenants. The Company and Founder Parties shall have performed and complied in all material respects (without giving effect to any qualifications based on the word “material” or similar phrases (including “Company Material Adverse Effect”) limiting the scope of such covenants and obligations) with all covenants and obligations under this Agreement required to be performed and complied with by the Company or the Founder Parties, as the case may be, prior to the Closing. The Company shall have delivered to Acquiror all certificates and other documents that it is required to deliver to Acquiror pursuant to this Agreement prior to the Closing, including the Payment Instruction Spreadsheet, Payment Spreadsheet, ESOP Spreadsheet and the Company Statement of Expenses.
(iii)
No Triggering Action. No Triggering Action arising out of or relating to this Agreement or the Merger shall have been commenced or served by any Shareholder(s) and remain pending against Acquiror or any of its Affiliates, or against the Company or any of its Subsidiaries, or the respective Representatives of the foregoing parties, who, after disregarding any overlap in their respective share ownership, collectively hold more than ten percent (10%) or more of the total outstanding Company Shares entitled to vote at the Company Shareholders Meeting; provided, however, that, for the purpose of calculating such ten percent (10%) threshold, any Shareholder that has, on or prior to the Closing, executed and delivered the Deed of Undertaking or irrevocably withdrawn or finally settled its Triggering Action on terms that do not impose on Acquiror, the Company or any of their respective Affiliates, or the respective Representatives of the foregoing parties, any Liability, undertaking or payment (other than such portion of Merger Consideration attributable to such Shareholder in accordance with this Agreement) shall be disregarded, provided, further that this Condition shall be deemed satisfied if, after such exclusion, the aggregate ownership percentage of the remaining Shareholders continuing to pursue any such Triggering Action does not exceed the aforesaid ten percent (10%) threshold. For the avoidance of doubt, Dissenting Shares shall be included in the calculation of the ten percent (10%) threshold under this sub-section (iii).
(iv)
No Company Material Adverse Effect. There shall not have occurred a Company Material Adverse Effect that is continuing.
(v)
Deed of Undertaking. Acquiror shall have received the Deed of Undertaking duly executed by each Shareholder that votes in favor of the Merger at the Company Shareholders Meeting, which deed shall remain in full force and effect and shall not be amended, modified, revoked, or otherwise impaired as of the Closing.
(vi)
Non-Competition, Non-Solicitation, Confidentiality and IP Agreement and New Employment Arrangements.
(A)
Each of the non-competition and non-solicitation agreements in the form attached as Exhibit C (each, a “Non-Competition, Non-Solicitation, Confidentiality and IP Agreement”), duly executed and delivered by the Key Employees, CHEN Yuxin (陈宇昕) and [redacted], shall be in full force and effect and shall not have been revoked, rescinded, or otherwise repudiated by the respective signatories thereto.
(B)
Each of the Key Employees shall have executed the Acquiror’s standard employment documents (together, the “Key Employee Employment Agreements”), which shall be in full force and effect and shall not have been revoked, rescinded or otherwise repudiated by the respective signatories thereto, and no Key Employee shall have terminated his, her or their employment with the Company (or one of its Subsidiaries, as applicable) or expressed an intention or interest (whether formally or informally) in, or taken action toward terminating his, her or their employment with the Company (or one of its Subsidiaries, as applicable) at or prior to the Closing, or with the Surviving Company or Acquiror following the Closing.

(vii)
Individual Waiver Letters and Welfare Waiver Letter.
(A)
Acquiror shall have received the Individual Waiver Letters duly executed by: (i) current employees participating in the Global Plan representing both (x) no less than [redacted] of such current employees by number of headcount, and (y) no less than [redacted] of the total consideration payable to all current employees under the Global Plan; and (ii) former employees participating in the Global Plan representing no less than [redacted] of the total consideration payable to all such former employees under the Global Plan; provided, for purposes of this Section, that (I) employee status (whether current or former) shall be determined based on the status whether such employee remains to be employed by the Company or any of its Subsidiaries as of the date of this Agreement, and (II) the total consideration payable under the Global Plan shall include the amount of ESOP Cash Consideration, ESOP Stock Consideration and Merger Consideration attributable to the Global Plan pursuant to Section 1.3(b) and Section 1.3(c), and such letter shall remain in full force and effect and shall not be amended, modified, revoked, or otherwise impaired as of the Closing.
(B)
Acquiror shall have received the Welfare Waiver Letter duly executed by Welfare on behalf of all ESOP Holders under the Legacy Plan and such letter shall remain in full force and effect and shall not be amended, modified, revoked, or otherwise impaired as of the Closing.
(viii)
Closing Financial Metrics.
(A)
The amount of the Closing Net Cash as of the Reference Date, as determined in accordance with the finalized and binding Pre-Closing Statement which remains valid, shall be no less than the Net Cash Closing Target; provided, however, that if the amount of the Closing Net Cash as of the Reference Date is at least the Net Cash Cure Target but less than one hundred percent (100%) of the Net Cash Closing Target (such deficiency, the “Net Cash Shortfall Amount”), the Founders shall have the right, but not the obligation, to cure the Net Cash Shortfall Amount before the Closing by irrevocably electing, at least three (3) Business Days before the Closing, to have an amount equal to the Net Cash Shortfall Amount offset, on a dollar‑for‑dollar basis, against the Cash Consideration otherwise payable to the Founder Shareholders upon Closing, with such offset allocated between the Founder Shareholders in accordance with their respective Founder Shareholder Pro Rata Portion; and, upon the satisfaction of the Net Cash Closing Target by the Founders’ timely and full cure of the Net Cash Shortfall Amount, this condition shall be deemed satisfied for all purposes of this Agreement.
(B)
The Closing Core Business Revenue, as determined in the Pre-Closing Statement, shall be no less than the Revenue Closing Target.
(C)
The Closing Core Business Profit, as determined in the Pre-Closing Statement, shall be no less than the Profit Closing Target.
(ix)
Company Closing Deliverables. The Company shall have delivered or cause to be delivered each of the closing deliverables set forth in Schedule 2.2(b).
(c)
Additional Company Conditions. The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following additional conditions, any of which may be waived in writing exclusively by the Company:
(i)
Acquiror Representations and Warranties.
(A)
The representations and warranties of Acquiror and Merger Sub set forth in ARTICLE IV (other than Section 4.1 (Organization and Standing) and Section 4.2 (Authority and Enforceability), without giving effect to any qualifications as to materiality or Acquiror Material Adverse Effect or other similar qualifications contained therein, shall have been true and correct in all respects on the date they were made (except for the representations and warranties relating to Merger Sub, on the date of its incorporation) and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of Acquiror and Merger Sub made only as of a specified date, which shall be true and correct in all respects as of such date), except where such failures to be so true and correct have not had, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.
(B)
The representations and warranties of Acquiror and Merger Sub in Section 4.1 (Organization and Standing) and Section 4.2 (Authority and Enforceability) without giving effect to any qualifications as to materiality or Acquiror Material Adverse Effect or other similar qualifications contained therein, shall have been true and correct in all material respects on the date they were made (except for the representations and warranties relating to Merger Sub, on the date of its incorporation) and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than any such representations and warranties of Acquiror and Merger Sub made only as of a specified date, which shall be true and correct in all material respects as of such date).
(ii)
Acquiror Covenants. Acquiror and Merger Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by them prior to the Closing.
(d)
Company Closing Deliverables. At the Closing, the Company shall deliver to Acquiror the closing deliverables set forth in Schedule 2.2(b).
2.3.
Payment of Merger Consideration.
(a)
Payment Instruction Spreadsheet; Payment Spreadsheet. No later than twenty (20) Business Days prior to the Closing, the Company shall deliver to Acquiror a complete and accurate spreadsheet setting forth the payment instructions and certain other information with respect to each Shareholder (other than Dissenting Shareholders), in the form as set forth in Part I of Schedule 2.3(a) (the “Payment Instruction Spreadsheet”), and accompanied by documentation in support of the information set forth therein (it being understood that the bank account name of such Shareholder shall be consistent with the entity name of such Shareholder on the Company ROM). No later than three (3) Business Days prior to the Closing, the Company shall deliver to Acquiror a spreadsheet (the “Payment Spreadsheet”, certified by the Shareholder Representative as true, complete and accurate as at the Closing) setting forth the following information with respect to each Shareholder (including each Dissenting Shareholder), in the form as set out in Part II of Schedule 2.3(a): (A) the name and address of such Shareholder, (B) the number, class and series of all Company Shares held by such Shareholder and the respective certificate numbers of all certificates evidencing all such shares, (C) whether such Shareholder is a Dissenting Shareholder and the number of shares that are Dissenting Shares and the Dissenting Baseline Merger Consideration attributable to such shares, (D) the Cash Consideration for such Shareholder pursuant to Section 1.3(b)(i)(A) (without deducting the Net Cash Shortfall Amount (if any)) and the Closing Cash Payment with respect to such Shareholder calculated in accordance with Section 2.3(b)(i), (E) the Stock Consideration that such Shareholder is entitled to receive in accordance with Section 1.3(b)(i)(B) and Section 2.3(b)(ii) (including the final number of Acquiror Ordinary Shares constituting such Shareholder’s Stock Consideration), and solely with respect to each Founder Shareholder, as may be adjusted in accordance with Section 2.6(c), (F) whether such Shareholder is a Bulletin 7 Shareholder and the Bulletin 7 Escrow Amount attributable to such Shareholder in accordance with Section 2.3(b)(iii), and (G) the Pro Rata Portion and if applicable, the Founder Shareholder Pro Rata Portion of such Shareholder.
(b)
Delivery of Merger Consideration.
(i)
Cash Consideration; Closing Cash Payment. At the Closing, with respect to each Shareholder that is not a Dissenting Shareholder, subject to receipt by Acquiror of a duly executed Deed of Undertaking, Acquiror shall deposit, or cause to be deposited, with the Paying Agent, in immediately available funds, an amount of cash equal to:
(A)
the aggregate Cash Consideration with respect to the Company Shares held by such Shareholder as of immediately prior to the Effective Time calculated pursuant to Section 1.3(b)(i); minus
(B)
(with respect to each Founder Shareholder) an amount equal to the product of multiplying (x) the Net Cash Shortfall Amount pursuant to Section 2.2(b)(viii)(A), by (y) the Founder Shareholder Pro Rata Portion; minus
(C)
(solely with respect to each Bulletin 7 Shareholder) an amount equal to Bulletin 7 Escrow Amount attributable to such Bulletin 7 Shareholder; minus
(D)
(with respect to each Founder Shareholder) such amount reduced from the Cash Consideration to such Founder Shareholder as contemplated under Section 2.6(c)(ii), if any;

provided that no such deposits shall be required to be made with respect to any Dissenting Shares or Cancelled Shares (such amount calculated on the basis of the above formula in this Section 2.3(b)(i) being the “Closing Cash Payment”). The Paying Agent shall pay to each Shareholder that is not a Dissenting Shareholder the Closing Cash Payment payable to such Shareholder pursuant to the procedures set out in Section 2.3(c). To the extent the Merger

Consideration payable to a Founder Shareholder is reduced by (x) any Metrics Deficiency Recovery Amount attributable to such Founder Shareholder, and (y) any Net Cash Shortfall Amount attributable to such Founder Shareholder pursuant to Section 2.2(b)(viii)(A), Acquiror shall be deemed to have fully discharged its obligations to make such reduced portion of Merger Consideration to such Founder Shareholder.

(ii)
Stock Consideration.
(A)
Subject to the Merger becoming effective, on the first Business Day immediately following the Closing Date, Acquiror shall issue and deliver to each Shareholder (in the case of an ODI Shareholder, including its Affiliate designated in compliance with Section 7.15) the Stock Consideration of such Shareholder in accordance with Section 2.3(c), subject to receipt by Acquiror of (1) with respect to any Shareholder being a U.S. Person, the Accredited Investor Questionnaire duly completed and validly executed in accordance with the instructions thereto; (2) with respect to any Shareholder not being a U.S. Person, the Non-U.S. Person Questionnaire duly completed and validly executed in accordance with the instructions thereto; (3) with respect to any Shareholder who is not a Dissenting Shareholder, the duly executed Deed of Undertaking; and (4) with respect to ODI Shareholder, all those documents specified in Section 7.15. For the avoidance of doubt, Acquiror shall have no obligation to issue and deliver to a Shareholder its Stock Consideration until Acquiror receives the documents applicable to such Shareholder as described above. Notwithstanding any other provisions of this Agreement and solely for the purpose of Sections 2.3(b)(i) to 2.3(b)(ii) and Section 2.3(c), the term “Business Day” shall refer to each day on which banking institutions located in Hong Kong are open for general banking business.
(B)
The Acquiror Ordinary Shares shall be issued in reliance upon Regulation D and Regulation S, as the case may be, and in a transaction that was not, and will not be, registered under the Securities Act. Acquiror is relying upon the truth and accuracy of, and the Shareholders’ compliance with, the representations, warranties, agreements, acknowledgements and understandings of the Shareholders set forth in the Accredited Investor Questionnaire or Non-U.S. Person Questionnaire in order to determine the availability of such exemptions and the eligibility of the Shareholders to acquire the Acquiror Ordinary Shares.
(C)
Each entry in the share register of Acquiror and if applicable, certificate, evidencing the Acquiror Ordinary Shares issued hereunder may bear one or all of the following legends or restrictive notation reflecting such restrictions:
(x)
“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS SECURITY MAY NOT BE TRANSFERRED, SOLD, OFFERED FORSALE, PLEDGED OR HYPOTHECATED: IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (2) AN EXEMPTION OR QUALIFICATION UNDER APPLICABLE SECURITIES LAWS OR (3) DELIVERY TO THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED. ANY ATTEMPT TO TRANSFER, SELL, PLEDGE OR HYPOTHECATE THIS SECURITY IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID.

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A DEED OF UNDERTAKING, DATED AS OF [*], 2025, BY AND AMONG THE ISSUER AND THE HOLDER OF SUCH SECURITIES, AS AMENDED, INCLUDING, WHERE APPLICABLE, CERTAIN LIMITED PERMITTED TRANSFERS. A COPY OF SUCH DOCUMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(y)
Any legend required by the Blue Sky Laws of any state to the extent such Laws are applicable to such Acquiror Ordinary Shares issued hereunder.
(iii)
Escrow Account. At the Closing, Acquiror shall transfer the Bulletin 7 Escrow Amount to the Escrow Agent to hold in the Bulletin 7 Escrow Account, under the terms of this Agreement and the Escrow Agreement. Upon deposit of the Bulletin 7 Escrow Amount with the Escrow Agent in accordance with the preceding sentences, Acquiror shall be deemed to have (x) discharged its obligation to pay such portion of the Merger Consideration in its corresponding amount of the Bulletin 7 Escrow Amount to each Bulletin 7 Shareholder; and (y) contributed, on behalf of each Bulletin 7 Shareholder, such Bulletin 7 Shareholder’s corresponding amount of Bulletin 7 Escrow Amount to the Bulletin 7 Escrow Account. It is acknowledged and agreed that any compensation for the Escrow Agent’s services calculated in accordance with the Escrow Agreement shall be borne by the Company.

(iv)
Founder Indemnity Shares.
(A)
Security for Founder Obligations. Acquiror shall reserve (but not issue) the Founder Indemnity Shares at Closing as partial security for the indemnification of Indemnified Parties for Losses under Section 9.2(a).
(B)
Dividend Equivalent Payments. The Founder Indemnity Shares shall remain unissued and shall not confer any rights (including voting, dividend or beneficial ownership rights) until formally issued pursuant to Section 2.3(b)(iv). However, if Acquiror declares any dividend or distribution on Acquiror Ordinary Shares between the Closing Date and the applicable Issuance Date, at the same time of issuing any Founder Indemnity Shares, Acquiror shall pay the Founder Shareholders a cash amount equal to the dividends that would have been payable on their respective Founder Indemnity Shares had such shares been issued and outstanding during such period, less any pro rata reduction for Founder Indemnity Shares ultimately withheld (and not issued) to satisfy obligations of the Founder Parties hereunder.
(C)
Staggered Issuance Schedule. On each anniversary of the Closing Date (each, an “Issuance Date”), the number of Acquiror Ordinary Shares equal to the greater of (x) zero (0), and (y) the result of (1) one‑third (1/3) of the Founder Indemnity Shares, minus (2) the total Retention Shares (as defined below) corresponding to the total Claimed Indemnity Amount raised during the year immediately preceding such Issuance Date, shall be released and issued to the Founder Shareholders (allocated pro rata according to their Founder Shareholder Pro Rata Portion), subject to any pending or finalized offsets described in Section 2.3(b)(iv)(D), provided that, if the total Claimed Indemnity Amount raised during the year immediately preceding such Issuance Date exceeds one-third (1/3) of the Founder Indemnity Amount, the excess claimed amount shall be deemed raised in the immediately subsequent year for purposes of counting towards the then-applicable Claimed Indemnity Amount calculating Retention Shares under this sub-section (C), and this carry-forward mechanism shall apply successively to any subsequent excess claims; provided further that as a condition to such issuance, each Founder Party shall deliver to Acquiror either (i) a duly completed and executed Accredited Investor Questionnaire, or (ii) a duly completed and executed Non-U.S. Person Questionnaire, in each case properly certifying such Shareholder’s qualification either as an Accredited Investor or as a Non-U.S. Person, no later than twenty (20) Business Days prior to the applicable Issuance Date. Acquiror acknowledges that such issued Founder Indemnity Shares shall not be subject to any contractual transfer restrictions imposed by Acquiror, except to the extent required under applicable Laws. Any portion of Founder Indemnity Shares offset against obligations of the Founder Parties hereunder pursuant to Section 2.3(b)(iv)(D) shall be permanently forfeited, with a corresponding reduction in the Founder Indemnity Amount.
(D)
Offset Mechanism for Reserved Shares. The reserved Founder Indemnity Shares shall be subject to offset or withholding as follows:
(1)
any amount for indemnification claims set forth in an Indemnification Claim Notice (collectively, the “Claimed Indemnity Amount”) may be satisfied on a dollar for dollar basis and without set-off or deduction, by first withholding the corresponding portion of the Founder Indemnity Shares (calculated by dividing the Claimed Indemnity Amount by the Acquiror Share Price) and then after such claims are settled pursuant to Section 2.3(b)(iv)(E), permanently cancelling the release and issuance of such Founder Indemnity Shares allocated pro rata among the Founder Shareholders according to their Founder Shareholder Pro Rata Portion. If the Claimed Indemnity Amount equals or exceeds the total Founder Indemnity Amount, none of the Founder Indemnity Shares shall be issued; and

(2)
If, at any time before an Issuance Date, any Claimed Indemnity Amount remains outstanding and not satisfied pursuant to Section 2.3(b)(iv)(D)(1), the portion of the Founder Indemnity Shares corresponding to such Claimed Indemnity Amount (calculated by dividing such Claimed Indemnity Amount by the Acquiror Share Price, the “Retention Shares”) shall not be issued until the claim(s) underlying the Claimed Indemnity Amount are fully resolved. Within ten (10) Business Days following the final resolution: (i) if resolved in favor of the Founder Parties, the Retention Shares shall then be issued to the Founder Shareholders; and (ii) if resolved in favor of Acquiror or the Indemnified Parties, Acquiror shall permanently withhold from issuance the Retention Shares; provided that, with respect to each claim underlying the Claimed Indemnity Amount, (A) the number of Acquiror Ordinary Shares to be permanently withheld from issuance (the “Founder Cancelled Shares” for such claim) shall be recalculated by dividing the finally determined indemnity amount for such claim (the “Final Indemnity Amount” for such claim) by the Acquiror Share Price; (B) if the Final Indemnity Amount exceeds the original Claimed Indemnity Amount for such claim, Acquiror shall permanently withhold additional Acquiror Ordinary Shares corresponding to the difference (such additional shares to be deducted from the remaining Founder Indemnity Shares not yet issued); and (C) if the Final Indemnity Amount is less than the original Claimed Indemnity Amount for such claim, Acquiror shall release the excess Retention Shares (calculated by subtracting the Founder Cancelled Shares from the original Retention Shares) for issuance to the Founder Shareholders.

(E) Definition of Outstanding Claims. In the case of an indemnification claim, such claim shall be regarded as outstanding if an Indemnification Claim Notice with respect to that indemnification claim has been given by the Indemnified Parties to the Founder Parties in accordance with Section 9.5 and that indemnification claim has not been settled. For the purpose of this Section 2.3(b)(iv)(E), an indemnification claim shall be regarded as settled if:

(1) such indemnification claim is withdrawn in writing by the Indemnified Party;

(2) the Founder Parties and Acquiror so agree or deemed to agree in accordance with Section 9.5(b) or Section 9.5(c); or

(3) a final and binding arbitral award is issued following an arbitration proceeding commenced in accordance with Section 9.5(d) and Section 11.11.

(F) Preservation of Remedies. Nothing in this Section 2.3(b)(iv) limits any rights or remedies available to Indemnified Parties to recover any amount due to it in respect of any indemnification claim. To the extent that the Founder Indemnity Shares are insufficient to satisfy the Claimed Indemnity Amount, the Founder Parties shall be personally liable for the shortfall and, subject to the applicable limitation provisions of this Agreement, the Founder Parties shall pay Acquiror such shortfall within ten (10) Business Days following the final resolution of each such claim. In no event shall the Founder Indemnity Shares be considered as liquidated damages for any breach under this Agreement.

(c) Paying Agent; Share Registrar; Exchange Procedures.

(i) Payment of the Cash Consideration

(A) With respect to each Shareholder that is not a Dissenting Shareholder, subject to the Merger becoming effective, and subject to Acquiror’s prior receipt of (1) a duly executed Deed of Undertaking, (2) in the case of any ODI Shareholder, appropriate documentary evidence confirming such ODI Shareholder’s designated bank account as identified in the Payment Instruction Spreadsheet is a qualified foreign exchange capital account under the account title of Foreign Exchange Capital Account Settlement Account (资本项目结算账户) , or any other account of a similar nature permitted by the applicable Law of the PRC for receiving its Cash Consideration, and (3) the original certificate(s) representing such Shareholder’s Company Shares (the “Company Share Certificate”) (collectively, the “Exchange Documents”), within one (1) Business Day after the later of (x) the Closing Date or (y) the date when Acquiror receives all of the Exchange Documents with respect to such Shareholder, Acquiror shall cause Paying Agent to pay to such Shareholder, by wire transfer of immediately-available funds, a cash amount equal to such Shareholder’s Closing Cash Payment; provided, that subject to the occurrence of the Closing and Acquiror’s prior receipt of the Exchange Documents, if and only to the extent that the payment instructions with respect to a Shareholder are erroneous and/or incomplete in the Payment Instruction Spreadsheet such that the Paying Agent cannot effect the payment, no payment shall be initiated by the Paying Agent unless and until the following conditions are met: (x) the Shareholder Representative (and not any individual Shareholder)

provides Acquiror with full details of written payment instructions in respect of such Shareholder; and (y) five (5) Business Days have elapsed after Acquiror’s receipt of such payment instructions from the Shareholder Representative.

(B) Within one (1) Business Day after the date of payment of the Closing Cash Payment by the Paying Agent to such Shareholder, Acquiror shall, or shall cause Paying Agent to, provide to the Shareholder Representative with the SWIFT MT103 for such payment.

(C) For clarity, if any Shareholder does not receive its Closing Cash Payment despite the issuance of the SWIFT MT103 due to any clerical error regarding such Shareholder contained in the Payment Instruction Spreadsheet, Acquiror shall not be deemed in breach of this Agreement if such Shareholder fails to provide the corrected information as required in the Payment Instruction Spreadsheet.

(D) Within three (3) Business Days after receiving the Payment Instruction Spreadsheet, Acquiror shall cause the Paying Agent to send a de minimis “penny test” to each Shareholder’s account provided in the Payment Instruction Spreadsheet. If credit of that penny test is not confirmed within five (5) Business Days by any Shareholder (each, a “Unverified Shareholder”), Acquiror shall, and shall instruct the Paying Agent to, investigate and continue to use all reasonable efforts to facilitate clearance of payment to such Unverified Shareholder until two (2) Business Days before the Closing. To the extent the Paying Agent confirms the test payment cannot be cleared to arrive at any Unverified Shareholder’s designated account, within one (1) Business Day after the Closing (subject to the Merger having been effective), Acquiror shall cause the Paying Agent pay such Unverified Shareholder’s entire Closing Cash Payment to the Shareholder Representative’s account stated in the Payment Instruction Spreadsheet, on behalf of and for the sole benefit of such Unverified Shareholder. Acquiror shall be deemed to have fully satisfied its obligation to pay such Unverified Shareholder so affected upon receipt of such Closing Cash Payment by the Shareholder Representative. The Shareholder Representative shall promptly consult with the affected Unverified Shareholder to identify and implement a lawful and practicable payment method, and arrange the onward payment of the relevant Closing Cash Payment to such Unverified Shareholder.

(ii) For avoidance of doubt, the failure of any particular Shareholder to furnish payment instruction or Exchange Documents shall not delay, invalidate or otherwise affect the payments of Closing Cash Payment to any other Shareholder, which shall proceed as set forth above.

(iii) With respect to each Shareholder entitled to receive Stock Consideration, subject to the Merger becoming effective, and subject to Acquiror’s prior receipt of the Exchange Documents and a duly completed and executed Accredited Investor Questionnaire (for each Shareholder that is a U.S. Person) or Non-U.S. Person Questionnaire (for each Shareholder that is not a U.S. Person), in the case of any ODI Shareholder, the documents specified in Section 7.15 in addition to the Exchange Documents, Acquiror shall procure the Share Registrar to (A) update the register of members of Acquiror to reflect the issuance of the Stock Consideration to such Shareholder (or the ODI Shareholder Affiliate, where applicable) on the first (1st) Business Day immediately following the Closing Date (the “Stock Allotment Date”); (B) deliver an updated extract of the register of members, Certified by the Share Registrar, for such Shareholder (or the ODI Shareholder Affiliate, where applicable) to the Shareholder Representative on the Business Day immediately following the Stock Allotment Date; and (C) make available, for collection by the Shareholder Representative (or its duly authorized representative) at the Share Registrar’s Hong Kong office, the original share certificates evidencing the Stock Consideration on the second (2nd) Business Day immediately following the Stock Allotment Date. For the avoidance of doubt, the failure of any particular Shareholder to deliver its Exchange Documents shall not delay, invalidate or otherwise affect the payment of Closing Cash Payment or issuance, registration or delivery of Stock Consideration to any other Shareholder pursuant to this Section. Any Company Share Certificates so surrendered shall be cancelled.

(iv) Lost, Stolen or Destroyed Certificates. In the event any Company Share Certificate shall have been lost, stolen or destroyed, the Paying Agent shall pay the Closing Cash Payment pursuant to Section 2.3(c)(i) in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact and an indemnity in such form and substance in accordance with the Charter Documents of the Company by the holder thereof; provided, that the name and information of such Shareholder in the affidavit and indemnity shall be consistent with the Company ROM.

(v) Transfers of Ownership. If any Merger Consideration is disbursed to a Person other than the Person whose name is reflected on the Company ROM (other than pursuant to Section 7.15), the Merger Consideration will be paid to the Person requesting such transfer upon delivery of evidence to the reasonable satisfaction of Acquiror of such Person’s entitlement of the relevant Company Share and that the person requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other Taxes required by reason of the payment of any portion of the Merger Consideration in any name other than that of the registered holder of the Company Share, or established to the satisfaction of Acquiror or any agent designated by it that such Tax has been paid or is not payable.

(vi) Paying Agent to Return Merger Consideration. At any time following the last day of the sixth (6) month following the Effective Time, Acquiror shall be entitled to require the Paying Agent to deliver to Acquiror or its designated successor or assign any portion of the Cash Consideration deposited with the Paying Agent pursuant to Section 2.3(c)(i) (the “Exchange Fund”), and any and all interest thereon or other income or proceeds thereof, not disbursed to the holders of Company Shares pursuant to Section 2.3(c), and thereafter the holders of Company Shares shall be entitled to look only to Acquiror (subject to the terms of Section 2.3(c)(vii) only) as general creditors thereof with respect to any and all cash amounts and Acquiror Ordinary Shares that may be payable to such holders of Company Shares pursuant to Section 1.3 upon the due surrender (or equivalent action) of such Company Shares and duly executed, applicable, Exchange Documents in the manner set forth in Section 2.3(b)(ii). No interest shall be payable in respect of any portion of the Exchange Fund delivered to Acquiror pursuant to the provisions of this Section 2.3(c) and which are subsequently delivered to the holders of Company Shares.

(vii) No Further Ownership Rights in Company Shares. The Merger Consideration (as reduced pursuant to Section 2.3(b)) paid in respect of the surrender (or equivalent action) for exchange of Company Shares in accordance with the terms of this Agreement shall be deemed to be full satisfaction of all rights pertaining to such Company Shares, and there shall be no further registration of transfers on the records of the Surviving Company of Company Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Share Certificates are presented to Acquiror or the Surviving Company for any reason, they shall be canceled and exchanged as provided in this ARTICLE II.

(viii) No Liability. Notwithstanding anything to the contrary in this Section 2.3(c)(viii), none of Acquiror, the Paying Agent, the Surviving Company, nor any party hereto shall be liable to any Person for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.4 Payment of ESOP Consideration.

(a) ESOP Spreadsheet.

(i) No later than thirty (30) days prior to the Closing, the Company shall deliver to Acquiror a spreadsheet (the “ESOP Spreadsheet”, in the form as set out in Schedule 2.4(a) and certified by the Company as true, complete and accurate as at the Closing) setting forth the following information with respect to each ESOP Holder or ESOP Shareholder under the Global Plan (each, a “Global ESOP Holder”), and accompanied by documentation reasonably satisfactory to Acquiror in support of the information set forth therein: (A) the name and address (including email address) of each Global ESOP Holder, (B) whether such Global ESOP Holder is a current or former employee or consultant of the Company and whether such Global ESOP Holder is a Key Employee, (C) the number of the Global Options or Global RSUs held by such Global ESOP Holder, (D) the portion of ESOP Cash Consideration allocated to each Global ESOP Holder, (E) the percentage of Acquiror Share Count represented by the number of Acquiror RSUs to be allocated to each Global ESOP Holder as his or her portion of ESOP Stock Consideration, and the vesting schedule of such Acquiror RSUs; (F) the status of Tax payment in connection with the ESOP Cash Consideration allocated to each Global ESOP Holder; and (G) whether the Global ESOP Holder has executed the Individual Waiver Letters.

(ii) No later than seven (7) Business Days prior to the Closing, Acquiror shall notify the Company in writing the estimated Acquiror Share Count, and the Company shall update the ESOP Spreadsheet such that the information provided as to limb (E) in the above Section 2.4(a)(i) shall be updated to reflect the specific number of Acquiror RSUs to be allocated to each Global ESOP Holder no later than six (6) Business Days prior to the Closing.

(b) ESOP Cash Consideration. The ESOP Cash Consideration shall be paid to the applicable ESOP Holders on or prior to the Closing Date in accordance with the terms and conditions set forth in Schedule D, subject to all applicable Tax withholding requirements.

(c) ESOP Stock Consideration. Subject to Acquiror’s receipt and reasonable satisfaction of the ESOP Spreadsheet and supporting documentation pursuant to Section 2.4(a), Acquiror shall issue a grant notice, electronically available through Acquiror’s designated online platform, to each applicable ESOP Holder on the Stock Allotment Date, specifying the number and vesting period of the ESOP Stock Consideration for such ESOP Holder, in each case consistent with the data contained in the ESOP Spreadsheet. Such notice shall be delivered to the addresses specified for each ESOP Holder in the ESOP Spreadsheet.

2.5 Locked Box; No Leakage.

The Company warrants and undertakes to, and covenants with Acquiror that, except for Permitted Leakage, in the period from (and including) the Locked Box Date up to (and including) the Closing Date (such period being “Leakage Period”):

(a) no management charge or fee has been levied by any Leakage Party against the Company or any of its Subsidiaries and there has been no payment of any management, service or other fees or compensation from the Company or any of its Subsidiaries to, or for the benefit of, any Leakage Party;

(b) no share or loan capital or other equity interest of the Company or any of its Subsidiaries has been issued, redeemed, repurchased, returned or repaid to, or for the benefit of, any Leakage Party;

(c) no payments (whether in cash or in kind), offsetting of any principal, interest or other amount under any Indebtedness of the Company, loans or financial benefits have been made or granted and no assets, rights or other interests have been transferred to, or for the benefit of, any Leakage Party by the Company or any of its Subsidiaries;

(d) no dividend, cancellation or other distribution of profits or assets (whether in cash, securities, other property or in kind), or any bonus or other payment of any nature, has been or will be paid or declared or made by the Company or any of its Subsidiaries to or in favor of, any Leakage Party;

(e) no transaction has been or will be made between the Company or any of its Subsidiaries, on the one hand, and any Leakage Party, on the other hand;

(f) no amounts owed to the Company or any of its Subsidiaries by any Leakage Party have been or will be waived or forgiven;

(g) no assets, rights or other benefits have been or will be transferred, hypothecated or pledged by the Company or any of its Subsidiaries to any Leakage Party and no Lien has been or will be created over any of the assets of the Company or any of its Subsidiaries in favor of a Leakage Party;

(h) no incentive payments of any kind payable in connection with this Agreement and any Transaction Document or the transactions contemplated hereby and thereby have been paid or granted by the Company or any of its Subsidiaries to, or for the benefit of, any Leakage Party;

(i) no Liabilities have been (or have agreed to be) assumed, guaranteed, indemnified, or incurred by, and no Lien has been created over any asset, right or interest of the Company or any of its Subsidiaries in favor of, or for the benefit of, any Leakage Party;

(j) no counter-indemnity or other similar undertaking has been given in respect of any guarantee, indemnity, bond, letter of credit or other similar instrument by the Company or any of its Subsidiaries for the benefit of any Leakage Party;

(k) the Company has not nor has any of its Subsidiaries amended to the detriment of the Company or any of its Subsidiaries the terms of its borrowing or Indebtedness owed by it to any Leakage Party;

(l) no intercompany payables and/or receivables have been exchanged or paid between the Leakage Parties, on the one side, and the Company or any of its Subsidiaries, on the other side;

(m) the Company has not nor has any of its Subsidiaries waived of, released, discounted, failed or delayed in enforcing a claim of any kind or any proceeding against any Leakage Party; and

(n) the Company will not nor will any of its Subsidiaries acquire or be subject to any Liability for any Taxes which arise as a result of any of the matters set out in this Section 2.5 (whether or not actually received by the applicable Persons or in respect of which such Persons have benefited).

2.6 Pre-Closing Statement; Post-Closing Statement.

(a) Defined Terms. Capitalized terms that are used in this Section 2.6 and are not otherwise defined in this Agreement shall have the meanings given to them in Schedule 2.6(a) (Definitions of Closing Financial Metrics and Deficiency Recovery Metrics), which schedule is hereby incorporated into, and shall be deemed to form an integral part of this Agreement.

(b) Pre-Closing Statement.

(i) When the Company determines in good faith that all conditions in Section 2.2(a) and Section 2.2(b) (other than the conditions under Section 2.2(b)(viii)) have been satisfied or are reasonably expected to be satisfied, in any event no later than the last Condition Precedent (other than the conditions under Section 2.2(b)(viii)) being satisfied or waived pursuant to this Agreement, it shall deliver a written notice (the “Bring-Down Notice”) to Acquiror and the Independent Accountant instructing the Independent Accountant to commence preparation of a pre-Closing statement (such statement, as revised to correct any manifest error, and/or as updated pursuant to this Section 2.6(b), the “Pre-Closing Statement”), provided that by the date of the Bring-Down Notice, the Company shall have prepared and made available to the Independent Accountant substantially all the financial documents and operating data necessary for the preparation of the Pre-Closing Statement. Acquiror and the Company shall jointly instruct in writing (the “Bring-Down Instruction”) the Independent Accountant within five (5) Business Days after Acquiror’s receipt of the Bring-Down Notice to commence the review and prepare the Pre-Closing Statement in accordance with this Section 2.6.

(ii) For the purpose hereof, the term “Independent Accountant” shall mean a firm of public accountants of national standing in the PRC mutually agreed between Acquiror and the Company in writing. Acquiror and the Company shall jointly execute an engagement letter with the Independent Accountant within ninety (90) days after the date of this Agreement, and the Independent Accountant’s fees, costs and expenses in connection with this Agreement (including preparation of the Pre-Closing Statement, any updated Pre-Closing Statement and the Post-Closing Statement) shall be borne 50% by the Company and 50% by Acquiror. The Pre-Closing Statement shall:

(A) designate the “Reference Date” as the last calendar day of the month that is three (3) calendar months before the month in which the anticipated Closing Date falls (for illustration, if Closing is expected to occur on any date in May, the Reference Date shall be last calendar day of February);

(B) set out, as of, or for the periods ending on, the Reference Date, each of the Closing Financial Metrics, namely [redacted].

(C) set out, as of, or for the periods ending on, the Reference Date, each of the Deficiency Recovery Metrics, namely [redacted].

(D) state the resulting Weighted Combined Ratio;

(E) apply the same recognition and measurement policies and accounting treatment that Acquiror and its advisors employed in the financial due diligence review of the financial statements of the Company for the year of 2024 (the “Acquiror Methodology”); provided, that the Independent Accountant may not depart from the Acquiror Methodology without prior written consent of both the Company and Acquiror. If any such departure causes the value of any 2024 financial metric that corresponds to any Closing Financial Metric or Deficiency Recovery Metric in the Pre-Closing Statement to be lower than the figure previously provided by Acquiror based on its financial due diligence review process, such departure shall be deemed a “manifest error” under Section 2.6(b)(i), and the Company and Acquiror shall procure that the Independent Accountant promptly recalculate the metric using the Acquiror Methodology and issue a revised Pre-Closing Statement; and

(F) be delivered by the Independent Accountant to the Company and Acquiror within thirty (30) calendar days after the Independent Accountant’s receipt of the Bring-Down Instruction and shall remain valid for ninety (90) calendar days after the Reference Date, subject to the update mechanism in Section 2.6(b)(iv).

(iii) the Company shall, and shall cause its Subsidiaries to, provide the Independent Accountant with reasonable access to books, records and personnel required to prepare the Pre-Closing Statement.

(iv) The Pre-Closing Statement remains valid for ninety (90) calendar days after the Reference Date (the “Validity Period”). If, at any time before the Closing, the Company reasonably determines that the Closing is then expected to occur after the end of the Validity Period, the Company shall instruct the Independent Accountant to prepare an updated Pre-Closing Statement. The updated statement shall:

(A) use a new reference date being the last calendar day of the month that is three (3) calendar months before the month in which Closing is then scheduled to occur; provided, that such new reference date is not more than ninety (90) calendar days before that scheduled Closing Date; and

(B) be delivered by the Independent Accountant within thirty (30) calendar days after receipt of the instruction, whereupon it shall replace the earlier Pre-Closing Statement for all purposes of this Agreement (including the calculation of any of the Closing Financial Metrics or any of the Deficiency Recovery Metrics).

(C) The updated Pre-Closing Statement shall itself be subject to this Section 2.6(b)(iv) on the same basis, so that a further update will be required whenever Closing is again expected to fall outside the Validity Period.

(v) The Pre-Closing Statement shall be final, conclusive and binding upon the Company, Acquiror and the Founder Parties, and shall be used for determining the Closing Financial Metrics, the Deficiency Recovery Metrics and the resulting Weighted Combined Ratio.

(c) Adjustment of Founder Shareholders’ Merger Consideration.

(i) Immediately after Acquiror notifies the Company of the Acquiror Share Count on the Share Count Notification Date, the Company shall calculate the Acquiror Share Price and the Metrics Deficiency Recovery Amount in accordance with the formula in Schedule 2.6(a), using the relevant metric values from the latest Pre-Closing Statement (together, the “Adjustment Amount”).

(ii) The Adjustment Amount shall be translated into a number of Acquiror Ordinary Shares by dividing it by the Acquiror Share Price. The Stock Consideration otherwise issuable to the Founder Shareholders at the Closing shall be reduced by such number of Acquiror Ordinary Shares, with the reduction allocated between the Founder Shareholders in accordance with the Founder Shareholder Pro Rata Portion. To the extent the number of Acquiror Ordinary Shares so adjusted falls below zero pursuant to this Section 2.6(c), each Founder Shareholder’s Cash Consideration shall be reduced by such amount using the following formula:

Adjustment Amount × Founder Shareholder Pro Rata Portion – Value of such Founder Shareholder’s Stock Consideration (as determined based on the Acquiror Share Price)

(iii) The updated allocation, showing the reduced Stock Consideration and Cash Consideration (if any) for each Founder Shareholder, shall be set out in the Payment Spreadsheet. Deduction of the Adjustment Amount in this manner constitutes full and final settlement of the Founder Shareholders’ obligations in respect of any Metrics Deficiency Recovery Amount, and no further payment or reimbursement shall be required after Closing.

(d) Post-Closing Statement.

(i) Within ten (10) Business Days after the Closing Date, Acquiror shall instruct the Independent Accountant to prepare a post-Closing statement (the “Post-Closing Statement”) calculating (A) the Net Cash as of 11:59 p.m. (Hong Kong time) on the Closing Date, and (B) the Leakage Amount, if any, during the Leakage Period. The parties hereto shall provide the Independent Accountant with all information reasonably required for this purpose.

(ii) The Independent Accountant shall deliver the Post-Closing Statement to the Acquiror and the Founder Shareholders within thirty (30) calendar days after Closing.

(iii) The Post-Closing Statement shall be final, conclusive and binding on Acquiror and the Founder Shareholders.

(e) Post-Closing Adjustment Payment. Within thirty (30) days after the issuing of the Post-Closing Statement by the Independent Accountant, a single net cash settlement payment shall be determined and effected as follows:

(i) If the Net Cash as of the Closing Date, as determined in the Post-Closing Statement, (the “Final Closing Cash”) is less than the Closing Net Cash set forth in the Pre-Closing Statement (the “Initial Closing Cash”) (such shortfall, the “Net Cash Deficiency Amount”), then:

(A) In the case scenario where there has been a Net Cash Shortfall Amount deducted from the Cash Consideration paid to the Founder Shareholders at Closing, then each Founder Shareholder shall severally pay to Acquiror in immediately available funds (on a dollar-for-dollar basis) such amount as determined in accordance with the following formula:

FSPRP x (NCDA + LC)

where

“FSPRP” means such Founder Shareholder’s Founder Shareholder Pro Rata Portion,

“NCDA” means the absolute value of the Net Cash Deficiency Amount, and

“LC” means the Leakage Amount as determined in the Post-Closing Statement.

(B) In the case scenario where no Net Cash Shortfall Amount has been deducted from the Cash Consideration paid to the Founder Shareholders at Closing, and the Final Closing Cash is less than the Net Cash Closing Target, then each Founder Shareholder shall severally pay to Acquiror in immediately available funds (on a dollar-for-dollar basis) such amount as determined in accordance with the following formula:

FSPRP x (LC + (NCCT - FCC))

where

“FCC” means the Final Closing Cash, and

“NCCT” means the Net Cash Closing Target.

(C) In the case scenario where no Net Cash Shortfall Amount has been deducted from the Cash Consideration paid to the Founder Shareholders at Closing, and the Final Closing Cash exceeds the Net Cash Closing Target, then each Founder Shareholder shall severally pay to Acquiror in immediately available funds (on a dollar-for-dollar basis) such amount as determined in accordance with the following formula:

FSPRP x LC

(ii) If the Final Closing Cash exceeds the Initial Closing Cash (such excess amount being the “Net Cash Surplus Amount”) and there has been a Net Cash Shortfall Amount deducted from the Cash Consideration paid to the Founder Shareholders at Closing, then Acquiror shall pay to the Founder Shareholders (to be allocated based on the Founder Shareholder Pro Rata Portion) such amount (“Post-Closing True-up Amount”) equivalent to:

(A) the Net Cash Shortfall Amount, if the Net Cash Surplus Amount is greater than the Net Cash Shortfall Amount, or

(B) the Net Cash Surplus Amount if the Net Cash Surplus Amount is no greater than the Net Cash Shortfall Amount,

in either case of sub-section (A) or (B) above, minus the Leakage Amount as determined in the Post-Closing Statement (if and only if the net balance of the Post-Closing True-up Amount after deducting the Leakage Amount remains to be a positive figure); provided, that the Founder Shareholders shall severally pay to Acquiror their respective Founder Shareholder Pro Rata Portion of such balance amount (if a positive figure) of Leakage Amount minus the Post-Closing True-up Amount.

(iii) If there is a positive Net Cash Surplus Amount and no Net Cash Shortfall Amount has been deducted from the Cash Consideration paid to the Founder Shareholders at Closing, then the Founder Shareholders shall severally pay to Acquiror its applicable Founder Shareholder Pro Rata Portion of the Leakage Amount as determined in the Post-Closing Statement.

(iv) For the avoidance of doubt, any Claim by Acquiror in respect of any amount payable by any Founder Party pursuant to this Section 2.6(e) shall not be subject to any provisions of ARTICLE IX other than Section 9.3(d)(iii).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to such exceptions as are Fairly Disclosed in the appropriate section, subsection or subclause of the disclosure schedule provided by the Company to Acquiror on the date of this Agreement (the “Disclosure Schedule”) and expressly contemplated by this Agreement, the Company hereby represents and warrants to Acquiror and Merger Sub as follows, as of the date hereof and as of the Closing Date (unless any representation and warranty of the Company that address matters only as of a particular date in which case they shall be true and correct as of such date):

3.1.
Organization and Good Standing.
(a)
The Company is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. The Company has the requisite corporate power and authority to own, lease and operate its assets, rights and properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character or location of its assets, rights or properties (whether owned, leased or licensed) or the nature of its business make such qualification or license material to the Company’s business as currently conducted.
(b)
Each Founder Shareholder is duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its organization. Each Founder Shareholder has the requisite corporate power and authority to own, lease and operate its assets, rights and properties and to carry on its business as currently conducted. Each Founder Shareholder is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character or location of its assets, rights or properties (whether owned, leased or licensed) or the nature of its business make such qualification or license material to such Founder Shareholder’s business as currently conducted.
(c)
Each Founder is of sound mind and has full power and legal capacity to execute, deliver and perform his or her obligations under this Agreement and any other Transaction Document to which he/she is a party, and to consummate the Transactions and other transactions contemplated hereby and thereby.
(d)
Each Subsidiary of the Company is duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate all of its properties, rights and assets and to carry on its business as it is now being conducted in all material respects. Each Subsidiary of the Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character or location of its assets, rights or properties (whether owned, leased or licensed) or the nature of its business make such qualification or license material to such Subsidiary’s business as currently conducted.
(e)
The Company has Made Available correct and complete copies of the currently effective Charter Documents of the Company and each of its Subsidiaries, each as amended to date. Such Charter Documents are in full force and effect. Except as expressly contemplated under Section 5.2(a), the board of directors and/or the shareholders of the Company or any of its Subsidiaries (as the case may be) has not approved or proposed, nor has any Person proposed, any amendment to any of the Charter Documents of the Company or any of its Subsidiaries Made Available by the Company. Neither the Company nor any of its Subsidiaries is in material violation of its Charter Documents.
3.2.
Authority and Enforceability.
(a)
The Company, each of its Subsidiaries and each of the Founder Shareholders have all requisite power and authority to enter into this Agreement and any Transaction Document to which it is a party and to consummate the Merger, the Restructuring and the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Transaction Document to which the Company, any of its Subsidiaries or any of the Founder Shareholders is a party and the consummation of the Transactions and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, its Subsidiaries and the Founder Shareholders and no further corporate action is required on the part of the Company, any of its Subsidiaries or Founder Shareholders to authorize this Agreement, the Plan of Merger, and any Transaction Document to which the Company or any of its Subsidiaries is a party or to consummate the Transactions or any other transactions contemplated hereby and thereby.
(b)
The Requisite Shareholder Approval and the Requisite Board Approval (which shall include at least the approval of (i) the majority of votes of the directors of the Company, and (ii) the majority of the

Investor Directors) are the only votes and approvals that are required to be obtained by the Company or any of its Subsidiaries under applicable Law and their respective Charter Documents (x) to legally execute and adopt this Agreement and the Plan of Merger and to approve and consummate the Transactions, (y) to waive the application of a Liquidation Event (as defined in the Company Articles) as set out in Section 2 of Schedule A of the Company Articles, and (z) to waive the application of a Liquidation Event (as defined in the Company Articles) or any such similar event as set out in the relevant Contracts to which the Company or any of its Subsidiaries is a party.
(c)
This Agreement and each of the Transaction Documents to which the Company, any of its Subsidiaries or any of the Founder Parties is a party have been duly executed and delivered by the Company, each of its applicable Subsidiaries and each of the Founder Parties (or will be so duly executed and delivered prior to the Effective Time) and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute (or will constitute) the valid and binding obligations of the Company, each of its applicable Subsidiaries and each of the Founder Parties enforceable against it in accordance with their respective terms, subject to (x) Laws of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (y) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity (the “Enforceability Limitations”).
3.3.
Governmental Approvals. (a) No consent, notice, waiver, approval, Order or authorization of, or registration, declaration or filing with any Governmental Entity, is required by the Company, any of its Subsidiaries or any of the Founder Parties in connection with the execution, delivery and performance of this Agreement and any Transaction Document to which the Company, any of its Subsidiaries or any of the Founder Parties is a party or the consummation of the Merger, the Restructuring or any other transactions contemplated hereby and thereby, except for (i) the filing of the Plan of Merger and other documents required under the Companies Act with the Registrar of Companies of the Cayman Islands and the publication of notification of the Merger in the Cayman Islands Government Gazette pursuant to the Companies Act, and (ii) the authorization, approval or consent of the Governmental Entities as set forth on Section 2.2(a)(ii) (Regulatory Approval).
3.4.
Conflicts. (a) The execution and delivery by the Company, any of its Subsidiaries or any of the Founder Parties of this Agreement and any Transaction Document to which the Company, any of its Subsidiaries or any of the Founder Parties is a party, and the consummation of the Transactions or any other transaction contemplated hereby and thereby, will not (a) conflict with or result in any violation of any provision of the currently effective Charter Documents of the Company, any of its Subsidiaries, or any of the Founder Shareholders, as amended, (b) subject to obtaining the consents as specifically and accurately set out in Section 7.3(a) of the Disclosure Schedule, conflict with or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under, or result in the creation of a Lien on any property or asset of the Company, any of its Subsidiaries or any of the Founder Parties pursuant to, any currently effective Contract to which the Company, any of its Subsidiaries or any of the Founder Parties is a party, or by which any of their respective properties, rights or assets (whether tangible or intangible) are bound, or (c) conflict with or result in any violation of any Law or Order applicable to the Company, any of its Subsidiaries or any of the Founder Parties or any of their respective properties or assets (whether tangible or intangible), except in each of limbs (b) and (c) with respect to the Company and its Subsidiaries, for any such conflicts, violations, breaches, defaults, or other occurrences that, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
3.5.
Capital Structure.
(a)
Section 3.5(a) of the Disclosure Schedule contains a true, accurate and complete list setting out the detailed information of the issued and authorized share capital of the Company for each class.
(b)
The Company Preferred Shares are convertible on a one-share-for-one-share basis into Company Ordinary Shares, subject to the terms of the Company’s Charter Documents. The Company Shares are held by the Persons and in the amounts as specifically and accurately set out in Section 3.5(b) of the Disclosure Schedule, which further sets forth for each such Person the number of shares held, class and/or series of such shares, the number of the applicable share certificates representing such shares and the domicile country of such Persons. All outstanding Company Shares are duly authorized, validly issued, fully paid, non-assessable and are free and clear of all Liens, and except as expressly set out in the Company’s Charter Documents, are not subject to preemptive rights created by applicable Laws, the Charter Documents, or any Contract to which the Company is a party or by which it is bound. There does not exist any pending or, to the Knowledge of the Company, threatened Action or Order that may affect the equity structure of the Company as specifically and accurately listed in Section 3.5(b) of the Disclosure Schedule.

(c)
All outstanding Company Shares have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company) in compliance with all applicable Laws, the Charter Documents and all Contracts or documents to which the Company is a party, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by the Company) in accordance with any right of first refusal or similar right or limitation Known to the Company. All outstanding Company Options have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company) in compliance with all applicable Laws, the Charter Documents and all Contracts or documents to which the Company is a party in all material respect, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by the Company) in accordance with any right of first refusal or similar right or limitation Known to the Company. No Shareholder has exercised any right of redemption, if any, provided in the Charter Documents of the Company with respect to the Company Preferred Shares, and the Company has not received notice that any Shareholder intends to exercise such rights. There are no declared or accrued but unpaid dividends with respect to any Company Shares. Other than the Company Shares set out in Section 3.5(b) of the Disclosure Schedule, the Company has no other capital shares authorized, issued or outstanding.
(d)
Except for the Company Equity Incentive Plans and the Wonder Education Tech Limited Global Share Plan adopted by Wonder Tech Limited, neither the Company nor any of its Subsidiaries has ever adopted, sponsored or maintained any stock option plan, any plan or Contract providing for equity-related compensation to any person (whether payable in shares, cash or otherwise), or any other Company Employee Plan, and remains in effect. Each of the Company Equity Incentive Plans has been duly authorized, approved and adopted by the Company’s board of directors and the Shareholders and is in full force and effect. Section 3.5(d) of the Disclosure Schedule sets out true, accurate, complete and up-to-date information, with respect to each Company Equity Incentive Plans, (i) the number of Company Shares reserved under such Company Equity Incentive Plan for issuance to employees and directors of, and consultants to the Company that are (x) issuable upon the exercise of outstanding unexercised Company Options, and (y) remain available for future grant; (ii) the number of Company Shares issued under such Company Equity Incentive Plan, (iii) the holding vehicle of such Company Equity Incentive Plan, (iv) the number of participants of such Company Equity Incentive Plan, and (v) the allocation of ESOP Cash Consideration, ESOP Stock Consideration and Merger Consideration corresponding to such Company Equity Incentive Plan. Each Company Option and Company RSUs has been duly and validly authorized by the Company’s board of directors as of the applicable date of grant, including approval of the exercise price of such Company Option, the methodology for determining such exercise price and the substantive terms of the Company Option. The exercise price per share of each Company Option granted to a U.S. citizen, if applicable, is at least equal to the fair market value of Company Ordinary Shares on the date such Company Option was granted within the meaning of Section 409A of the Code and as determined in a manner consistent with the requirements of Section 409A of the Code. No Company Options have been retroactively granted or the exercise price of any such Company Option determined retroactively in a material contravention of applicable Law.
(e)
The terms of the Company Equity Incentive Plans and the applicable award agreements evidencing each Company Option and Company RSUs permit the treatment of such Company Option and Company RSUs as provided in this Agreement, without the consent or approval of the holders of such securities, the Shareholders or otherwise. True and complete copies of all forms of the agreements and instruments that is currently effective relating to or issued under the Company Equity Incentive Plans have been Made Available and such forms have not been amended, modified or supplemented. Except as otherwise contemplated in this Agreement, no holder of Company Options has the ability to early exercise any Company Options for Company Shares under the Company Equity Incentive Plans or any other Contract relating to such Company Options.
(f)
Except as set out in Section 3.5(f) of the Disclosure Schedule, there are neither (i) any outstanding loan or Indebtedness involving, on the one hand, the Company and/or any of its Subsidiaries and on the other hand, any of their Affiliates, and any of the shareholders, former or current employees, officers and directors of the Company, its Subsidiaries and their respective Affiliates, nor (ii) any Contract entered into by and between the aforementioned parties, in each case except for those entered into in the ordinary course of business, on arm’s-length terms and consistent with the past practices of the Company or such Subsidiary.
(g)
No bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries (i) having the right to vote on any matters on which Shareholders and/or shareholders of any of such Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company and/or any of its Subsidiaries, are issued or outstanding as of the date of this Agreement.

(h)
Except for the Company Options and Company RSUs, there are no options, warrants, calls, rights, convertible securities or Contracts of any character, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any capital shares or other Equity Securities of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right or Contract. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company or any of its Subsidiaries (whether payable in shares, cash or otherwise). Except as contemplated hereby or as specifically and accurately set out in Section 3.5(h) of the Disclosure Schedule, there are no voting trusts, proxies, act-in-concert or other Contracts with respect to the voting stock of the Company or any of its Subsidiaries, and there are no Contract to which the Company or any of its Subsidiaries is a party relating to the registration, sale or transfer (including Contract relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Shares or any Equity Securities of the Subsidiary. As a result of the Merger in accordance with this Agreement, Acquiror will be the sole record and beneficial holder of all issued and outstanding Company Shares and all rights to acquire or receive any Company Shares.
(i)
To the Knowledge of the Company, other than the transactions contemplated herein, there is no event, circumstance or condition, that has resulted in, or that will or would reasonably be expected to result in, any Liability of the Company or any of its Subsidiaries to any current, former or alleged holder of securities of the Company or any of its Subsidiaries in such Person’s capacity (or alleged capacity) as a holder of such securities.
(j)
Except as set forth in Section 3.5(j) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has taken any corporate action, commenced preparatory work, or engaged third-party advisors (including but not limited to underwriters, legal counsel, or auditors) in connection with a proposed public offering of its Equity Securities in any jurisdiction on any stock exchange. There has been no submission of draft registration statements, prospectuses, or equivalent documents currently effective to any securities regulatory authority (including but not limited to the Hong Kong Stock Exchange, or equivalent bodies in other jurisdictions), nor any confidential pre-filing communications with such authorities relating to a potential initial public offering.
3.6.
Subsidiaries.
(a)
Section 3.6(a) of the Disclosure Schedule sets out a true, correct and complete list of (i) all the Subsidiaries of the Company, and (ii) all the Equity Investee of the Company, together with (A) the jurisdiction of organization or formation of each such Subsidiary or Equity Investee, (B) the percentage of the outstanding issued shares, issued share capital or registered capital, as the case may be, of each such Subsidiary or Equity Investee owned or otherwise held by the Company or such Subsidiary, (C) all the other record owners of each such Subsidiary, and (D) all the other record owner of each such Equity Investee.
(b)
Except as set out in Section 3.6(a) of the Disclosure Schedule, (i) all outstanding Equity Securities have been issued or repurchased (in the case of Equity Securities that were outstanding and repurchased by such Subsidiary of the Company) in compliance with applicable Laws, the Charter Documents and all applicable Contracts or documents to which any Subsidiary of the Company is a party, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by such Subsidiary of the Company) in accordance with any right of first refusal or similar right or limitation Known to the Company; (ii) the Company is the direct or indirect sole record and beneficial owner, free and clear of all Liens, of the outstanding Equity Securities held by it in its Subsidiaries; (iii) none of the Subsidiaries are variable interest entities or potential variable interests entities (including implicit variable interest entities); and (iv) neither the Company nor any of its Subsidiary have any material ownership or other material economic interest by Contract otherwise, in any variable interest entity.
(c)
Except as set out in Section 3.6(a) of the Disclosure Schedule, (A) there are no other corporations, associations, or other Persons that are legal entities that are material to the business of the Company and its Subsidiaries, taken as a whole, through which the Company and its Subsidiaries conduct business, and (B) neither the Company nor any of its Subsidiaries owns or Controls, directly or indirectly, any Equity Securities of any Person, nor does the Company or any of its Subsidiaries have any obligation, or have made any commitment, to acquire any Equity Securities of any Person or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

(d)
Neither the Company nor its Subsidiaries is subject to or exposed to any actual liability, obligation, or pending or, to the Knowledge of the Company, threatened Action, in respect of any such minority investments.
(e)
Except as set out in Section 3.6(e) of the Disclosure Schedule, all outstanding Equity Securities of each Subsidiary and Equity Investee held by the Company or its Subsidiaries has been duly and validly issued, obtained or subscribed for, free and clear of all Liens, and duly paid in accordance with the Charter Documents of such Subsidiary and Equity Investee and is non-assessable, and all the registered capital of the Subsidiaries and Equity Investee incorporated in the PRC has been fully paid up and is non-assessable. No Equity Securities of any Subsidiary or any Equity Securities of any Equity Investee held by the Company or its Subsidiaries was issued or subscribed for in violation of the preemptive rights of any Person, terms of any Charter Document or any applicable Law, by which such Subsidiary or Equity Investee, as the case may be, at the time of issuance or subscription was bound.
(f)
To the extent applicable, all amounts payable by the Company and/or its Subsidiaries for the share repurchase or redemption conducted by the Company and/or its Subsidiaries prior to the date of this Agreement have been duly paid by the Company and/or its Subsidiaries.
(g)
Neither the Company nor any of its Subsidiaries has or has ever had any place of business or branch or permanent establishment or fixed assets outside its jurisdiction of incorporation.
(h)
Section 3.6(h) of the Disclosure Schedule sets out a true, complete and accurate list of the Subsidiaries that (i) do not conduct any activity or operation, (ii) do not have any assets, except for a direct or indirect equity interest in any other Subsidiaries or Equity Investees, (iii) do not have any directors, officers, employees, consultants, advisors, or other service providers (other than directors and/or officers to whom it has never had any Liabilities or obligations whatsoever), (iv) is not party to any Contract, except for its Charter Documents, or (v) do not have any Liabilities, other than the maintenance of its existence and the ownership of assets and incurrence of Liabilities ancillary thereto.
3.7.
Historical Transfer, Financing and Restructuring.
(a)
With respect to any transfer or issuance of the Equity Securities of the Company or any of its Subsidiaries and any of the reorganizations, restructurings (including business restructurings or business adjustments), recapitalizations, or similar corporate actions undertaken by the Company or any of its Subsidiaries, in which the Company or any of its Subsidiaries or any Founder Party acts as party, in each case, before the date of this Agreement (each, a “Historical Equity Change”):
(i)
each Historical Equity Change was duly authorized, approved, and implemented in accordance with (A) all applicable Laws, (B) the Charter Documents of the Company and/or its applicable Subsidiaries in effect at the relevant time, and (C) any contractual obligations binding on the Company and/or its Subsidiaries; and each Historical Equity Change does not conflict with or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under, or result in the creation of a Lien on any property or asset of the Company or any of its Subsidiaries pursuant to, any Contract or Charter Documents (including those then in effect) to which the Company or any of its Subsidiaries is a party, or by which any of their respective properties, rights or assets (whether tangible or intangible) are bound in all material aspects;
(ii)
all filings, registrations, consents, approvals, or notifications required under applicable Law in connection with each Historical Equity Change have been made, obtained, or completed; and all the applicable Taxes (including applicable Taxes under Bulletin 7, income tax, stamp duty, capital gains tax, and withholding tax) in connection with such Historical Equity Change have been fully paid or properly accrued in material respect, and no Governmental Entity has asserted or, to the Knowledge of the Company, threatened any claim for unpaid Taxes, penalties, or interest in connection therewith;
(iii)
Except as set out in Section 3.7(a)(iii) of the Disclosure Schedule, neither the Company, its Subsidiaries, the Founder Parties, nor any of their officers, directors, employees, agents, consultants or representatives acting on behalf of the Company and/or its Subsidiaries, make any representations, warranties, or covenants to any Shareholder or other third Persons (including tax basis compensation, or indemnification for tax liabilities) under any applicable Contracts in connection with each Historical Equity Change;

(iv)
there are no outstanding contractual or statutory obligations arising from any Historical Equity Change that could result in the creation of a Lien on any property or asset of the Company or any of its Subsidiaries, including any unresolved shareholder claims or contingent payments; and
(v)
there is no Action pending or, to the Knowledge of the Company, threatened, against any of the Company or any of its Subsidiaries (whether such Actions are from then shareholders or securityholders of the Company or any of its Subsidiaries) or any of their shareholders, directors, officers or employees, with respect to any Historical Equity Change, and no event or circumstance Known to the Company that would be reasonably expected to form a basis for any such Action.
(b)
The Company has Made Available correct and complete copies of all material terms, conditions, and consequences of each Historical Equity Change.
3.8.
Company Financial Statements; Internal Financial Controls.
(a)
Section 3.8 of the Disclosure Schedule sets out the following (collectively, the “Financial Statements”):
(i)
The unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2022, December 31, 2023 and December 31, 2024 (the most recent of which, the “Balance Sheet”), and
(ii)
the related unaudited consolidated statements of income, changes in equityholders’ interests and cash flows for each of the fiscal years ended on December 31, 2022, December 31, 2023 and December 31, 2024, including in each case any notes thereto.
(b)
The Company has engaged an independent external auditor and duly completed the audit process for the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2022, and December 31, 2023 and the related unaudited consolidated statements of income, changes in equityholders’ interests and cash flows for each of the fiscal years then ended respectively, which have been truly, fully, accurately disclosed in the draft registration statements, prospectuses, or equivalent documents submitted by the Company to the applicable securities regulatory authorities, including the auditor’s unqualified opinion in accordance with IFRS. The Financial Statements (including notes thereto) are correct and complete in all material respects, are consistent with the books and records of the Company and its Subsidiaries and have been prepared in accordance with IFRS, consistently applied throughout the periods involved. The Financial Statements fairly present, in all material respects, the assets and liabilities, sales actually made in the ordinary course, valid claims to receivables as to which full performance has been rendered by the Company and its Subsidiaries, a full record of all the inventory, and other financial condition and results of operations of the Company and its Subsidiaries as of the respective dates and for the periods indicated therein, and are not misleading in any material respect and neither materially overstate the value of the assets nor materially understate the liabilities of the Company and its Subsidiaries as at the dates to which they were drawn up and do not materially overstate the profits of the Company and its Subsidiaries in respect of the periods to which they relate. No financial statements of any Person other than the Company and its Subsidiaries are required by IFRS, to be included in the Financial Statements of the Company and its Subsidiaries.
(c)
The Company and its Subsidiaries maintain and, since December 31, 2021, have maintained a system of internal accounting controls, internal controls over material financial reporting and disclosure controls and procedures adequate to ensure (i) that books, records and accounts accurately and fairly reflect, in reasonable detail, the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) that the integrity of their financial statements is maintained and (iii) that access to assets is permitted only in accordance with management’s general or specific authorizations. Since December 31, 2021, none of the Company, its Subsidiaries, the Company’s board of directors or the audit committee of the Company Board has received any written notification of any (A) “significant deficiency” in the internal controls over financial reporting of the Company and its Subsidiaries, (B) “material weakness” in the internal controls over financial reporting of the Company and its Subsidiaries or (C) fraud, that involves management or other employees of the Company and its Subsidiaries who have a significant role in the internal controls over financial reporting of the Company and its Subsidiaries.
(d)
Since December 31, 2021, neither the Company nor any of its Subsidiaries or any of their respective Representatives has received any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, in each case which set forth allegations of circumstances that if determined to be true, would be material to the Company and its Subsidiaries, taken as a whole.
(e)
None of the Liabilities of any the Company and its Subsidiaries are guaranteed by or subject to a similar contingent obligation of any other Person. Neither the Company nor any of its Subsidiaries have guaranteed or become subject to a similar contingent obligation in respect of the Liabilities of any other Person. Except as set out in Section 3.8(e) of the Disclosure Schedule, there are no outstanding letters of credit, surety bonds or similar instruments of the Company, any of its Subsidiaries, or any Founder Party in connection with or relating to the business, properties or assets of the Company and its Subsidiaries.
(f)
To the Knowledge of the Company, there are no debts arising since the December 31, 2024 and still outstanding at the Closing which are unrecoverable in the ordinary course of business except for those already accurately accounted for as bad debt provisions in the Financial Statements. All of the receivables of the Company and its Subsidiaries are, in the aggregate and to the Knowledge of the Company, collectible in the ordinary course of business. No material counter claims, defenses, offsetting claims or adjustments with respect to the receivables of the Company and its Subsidiaries are pending or threatened in writing. All of the receivables of the Company and its Subsidiaries relate solely to sales of goods or services to customers of the Company and its Subsidiaries or otherwise the ordinary course of business at arm’s length basis and consistent with past practices.
3.9.
No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with IFRS), except for those which (a) have been specifically reflected and adequately reserved and disclosed in the Balance Sheet, (b) have arisen in the ordinary course of business consistent with past practices since December 31, 2024 and prior to the date of this Agreement, which are not material in amount or significance (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, violation of Law, misappropriation, or that relates to any cause of action, claim or lawsuit), or (c) that are executory performance obligations arising under Contracts to which the Company is a party or otherwise bound (that do not result from a breach or default thereunder). Except as specifically and accurately set out in the Balance Sheet or Section 3.9 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any outstanding Indebtedness as of the Locked Box Date. Neither the Company nor any of its Subsidiaries has received any notice from any Person of an intention to require repayment of any Indebtedness before the stated date of its maturity or to enforce any security given in relation to such Indebtedness, and there are no circumstances which will, or, to the Knowledge of the Company, might give rise to such a notice or of any contravention of or default in any of the terms of any such Indebtedness. There has not occurred any event of default or any other event or circumstance which would entitle any Person to call for early repayment under any agreement relating to any Indebtedness or to enforce any security given by the Company or any of its Subsidiaries (or, in either case, any event or circumstance which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute such an event or circumstance).
3.10.
No Changes. Since the December 31, 2024, (a) the Company and its Subsidiaries have operated in the ordinary course of business, in all material respects and consistent with past practices, and (b) no Company Material Adverse Effect has occurred or arisen.
3.11.
Tax Matters.
(a)
Tax Returns and Payments. Each Tax Return with respect to any and all income and other material Taxes concerning or attributable to the Company or any of its Subsidiaries (the “Company Returns”): (i) has been duly filed on or before the applicable due date (including any extensions of such due date), and (ii) has been prepared in all material respects accurately and completely and in compliance with all applicable Laws. All Taxes required to be paid by the Company or its Subsidiaries (whether or not shown on a Company Return) have been timely paid. The Company has delivered or Made Available to Acquiror accurate and complete copies of all Company Returns for the past three taxable years. Neither the Company nor any of its Subsidiaries has paid, or will become liable to pay, any fine, penalty, surcharge or interest in relation to Tax. All records which the Company and/or any of its Subsidiaries is required to keep for the Tax purpose have been kept and available for inspection at the premises of the Company and/or its Subsidiaries in all material respects. All costs and expenses recorded in the Financial Statements and Books and Records of the Company and each of its Subsidiaries are supported by valid documentation legally recognized for tax deduction purposes, and such deductions have been properly recorded and claimed in accordance with applicable Laws. All declared tax losses of the Company and each if its Subsidiaries are accurate in amount, duly filed within the applicable statutory time period, and remain valid for carryforward purposes under the applicable Laws during the corresponding reporting periods.
(b)
Reserves for Payment of Taxes. The Financial Statements fully accrue all material Liabilities for Taxes with respect to all periods through the dates thereof in accordance with IFRS. The Company or each of its Subsidiaries, as the case may be, will establish, in the ordinary course of business and consistent with its past practices, adequate reserves in accordance with IFRS for the payment of all Taxes for the period from December 31, 2023 through the Closing Date. Neither the Company nor any of its Subsidiaries has incurred any Liability for Taxes since December 31, 2023 outside of the ordinary course of business.
(c)
Audits; Claims. No Company Return has ever been examined or audited by any Governmental Entity to the Company’s Knowledge. Neither the Company, any of its Subsidiaries nor any representative thereof has received from any Governmental Entity any: (i) written notice indicating an intent to open an audit or other review, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or proposed Tax adjustment, other than those than have been fully paid, resolved or satisfied. No extension or waiver of the limitation period applicable to any Company Returns has been granted by or requested from the Company or any of its Subsidiaries (other than as a result of any extension to file a Tax Return that is automatically granted). No Action is pending, or to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries in respect of any Tax. There are no Liens for Taxes upon any Equity Securities, property or assets of the Company or any of its Subsidiaries except Liens for current Taxes not yet delinquent or that are being contested in good faith and with respect to which adequate reserves for payment have been established in the Financial Statements.
(d)
Legal Proceedings; Etc. With respect to all Tax periods with unexpired applicable statutes of limitations, neither the Company nor any of its Subsidiaries has been delinquent in the payment of any Tax, and there are no unsatisfied Liabilities for Taxes with respect to any notice of deficiency or similar document received by the Company or any of its Subsidiaries with respect to any Tax (other than Liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company or a Subsidiary and with respect to which adequate reserves for payment have been established).
(e)
Tax Indemnity Agreements. Neither the Company nor any of its Subsidiaries has ever been a party to any Tax sharing, indemnification, allocation or similar agreement or arrangement nor does the Company or any of its Subsidiaries owe any amount under such an agreement or arrangement, in each case other than any such agreement or arrangement not primarily related to Taxes and entered into in the ordinary course of business.
(f)
No Other Jurisdictions for Filing Tax Returns. There are no jurisdictions in which the Company or any of its Subsidiaries is required to file a Tax Return or to which the Company or any of its Subsidiaries is required to pay Taxes other than the jurisdictions in which the Company or such Subsidiary has filed Tax Returns or paid Taxes, as applicable. Neither the Company nor any of its Subsidiaries is subject to Tax in any country other than its country of incorporation or formation by virtue of having employees, a permanent establishment or other place of business in that country. No claim has ever been made in writing by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary, as applicable, is or may be subject to taxation by that jurisdiction.
(g)
Tax Rulings and Incentives. Except as set out in Section 3.11(g) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has entered into any arrangement (including “rulings”) in writing with any Tax authority. The Company and each Subsidiary are in compliance in all material respects with the terms and conditions of any such Tax exemption, Tax holiday or other Tax reduction agreement or order of other special regime with regard to the payment of Taxes applicable to the Company or any of its Subsidiaries (a “Tax Incentive”), and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentives. No submissions made to any Governmental Entity in connection with obtaining Tax Incentive contained any material misstatement or material omission that would have affected the granting of such Tax Incentive. As of the date of this Agreement, no suspension, revocation or cancellation of any such Tax Incentive is pending or, to the Company’s Knowledge, threatened.
(h)
Transfer Pricing. The Company and each Subsidiary is in material compliance in all respects with all applicable transfer pricing laws, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practice and methodology.
(i)
Withholding. Each of the Company and its Subsidiaries: (i) has materially complied with all applicable Laws relating to the payment, reporting and withholding of Taxes (including withholding of Taxes in relation to the arrangement under Company Employee Plan and withholding and timely paying over to the proper Governmental Entities of Taxes required to be withheld from employee wage, consulting compensation , and services compensation to third party individuals under all applicable Laws), and (ii) has timely filed all withholding Tax Returns.
(j)
Representations for fictitious transactions. Neither of the Company nor any of its Subsidiaries has entered into or been engaged in any transaction which is artificial, fictitious or whose dominant purpose or one of the dominant purposes was the avoidance or deferral of or reduction in a liability for Tax.
(k)
Accounting. The Company uses the accrual method of accounting for all Tax purposes.
(l)
Tax Registration. (m) Each of the Company and any of its Subsidiaries has, in accordance with applicable Law, duly registered with the relevant Governmental Entity, obtained and maintained the validity of all national and local tax registration certificates and complied in all material respects with all requirements imposed by such Governmental Entities.
3.12.
Real Property.
(a)
Section 3.12(a) of the Disclosure Schedule sets out the address and description of each Owned Real Property, including with respect to the Owned Real Property in the PRC, the particulars of the property ownership certificate for each Owned Real Property. With respect to each Owned Real Property: (i) the relevant Subsidiary of the Company has good and marketable title, validly granted use rights or ownership rights, as applicable, to such Owned Real Property, free and clear of all Liens, except Permitted Liens, (ii) no Subsidiary of the Company has leased or otherwise granted to any person the right to use or occupy such Owned Real Property or any portion thereof, (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein, and (iv) the relevant Subsidiary of the Company is the only party in possession of such Owned Real Property. None of the Company or its Subsidiaries is a party to any Contract, agreement or option to purchase any material real property or interest therein. The Company and the relevant Subsidiary of the Company has complied in all material respects with all of the terms and conditions of, and all of its obligations under, the relevant real property purchase contract in relation to any Owned Real Property owned by it, and none of the Company or its Subsidiaries has been subject to any fine or other penalty imposed by any Governmental Entity which has not been paid. The Owned Real Property remains in conformity in all material respects with all applicable building codes and standards, fire prevention, safety, planning or zoning Law.
(b)
Section 3.12(b) of the Disclosure Schedule sets out a list of all leases, lease guaranties, subleases, or other Contracts for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including the applicable street address of such real property, the name of the lessor, licensor, sublessor, master lessor and/or lessee the date and term of the lease, license, sublease or other occupancy right, the rental payable thereunder, deposits made or received, and all amendments, terminations and modifications thereof (such real property, the “Leased Real Property” and such real property agreements, the “Lease Agreements”).
(c)
The Company has Made Available to Acquiror true, accurate and complete copies of all Lease Agreements. The Lease Agreements Made Available are valid, binding and enforceable in accordance with their respective terms, and have not been breached. The Lease Agreements were entered into at an arm’s length basis with their respective landlord.
(d)
The Company and the applicable Subsidiaries have good and valid real property interest in their respective each parcels of Leased Real Property in accordance with the respective Lease Agreements, and such interests are free and clear of Liens, other than Permitted Liens. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the rights of the Company or any of its Subsidiaries or alter the rights or obligations of the sublessor, lessor or licensor under, or give to others any rights of termination, amendment, acceleration or cancellation of any Lease Agreement, or otherwise adversely affect the continued use and possession of the Leased Real Property for the conduct of business as presently conducted. The Company or any of its Subsidiaries currently occupies all of the Leased Real Property for the operation of its business. There are no other parties occupying, or with a right to occupy, the Leased Real Property. Neither the Company nor any of its Subsidiaries owes brokerage commissions or finders’ fees with respect to any such Leased Real Property. The Company and each of its Subsidiaries has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases, subleases, licenses or other occupancy agreements for real property that are no longer in effect and has no continuing Liability with respect to such terminated agreements. The Leased Real Property is in good operating condition and repair, free from structural, physical and mechanical defects, is maintained in a manner consistent with standards generally followed with respect to similar properties, and is structurally sufficient and otherwise suitable for the conduct of the Company’s business. Neither the operation of the Company or any of its Subsidiaries on the Leased Real Property nor, to the Company’s Knowledge, such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or statute relating to such property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions. There is no pending and neither the Company nor any of its Subsidiaries has received written notice of any proposed condemnation proceeding with respect to any Leased Real Property. The Company and its Subsidiaries are in peaceful and undisturbed possession of their respective Leased Real Property, and to the Company’s Knowledge, there are no contractual or legal restrictions that preclude or restrict the ability of the Company or any of its Subsidiaries to use such Leased Real Property for the purposes for which it is currently being used.
3.13.
Title to Assets. (a) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all other properties and assets (excluding Owned Real Property, Leased Real Property and Intellectual Property Rights), real, personal and mixed, used or held for use in its business, free and clear of any Liens, except Permitted Liens. The material items of tangible property and assets owned or leased by the Company or any of its Subsidiaries (i) are adequate and suitable for the conduct of the business of the Company and its Subsidiaries as currently conducted and as currently contemplated to be conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.
(b)
The business of the Company and its Subsidiaries (after excluding the Carve-Out Business and Carve-Out Equity) shall, as of the Closing Date (i) constitute all assets, operations and contractual rights necessary to operate such business as a going concern; and (ii) are adequate, sufficient and suitable to maintain operations in substantially the same manner and at substantially the same financial performance (with respect to such business) as conducted from the Locked Box Date to the Closing Date.
3.14.
Intellectual Property.
(a)
Company Products. Section 3.14(a) of the Disclosure Schedule sets out a true, correct and complete list of all Company Products by name and version number (if any) (provided, for clarity, such list need not detail the Technology included in Company Products).
(b)
Registered IP. Section 3.14(b) of the Disclosure Schedule sets out a true, correct and complete list of (i) all Registered IP owned or purported to be owned by, filed or registered in the name of, or applied for by the Company or one of its Subsidiaries (“Company Registered IP”), indicating for each item the registered owner, filing date, expiration date, registration and/or application number and the applicable filing jurisdiction, (ii) all Domain Names registered in the name of or transferred to the Company or any of its Subsidiaries, indicating for each item the applicable registrar and the registration renewal date, (iii) any proceedings or Actions to which the Company or any of its Subsidiaries is a party relating to the validity, enforceability, scope, ownership or infringement of any Company Owned IP, and (iv) any actions, to the Knowledge of the Company, that must be taken by the Company or its Subsidiaries within one hundred and eighty (180) days of the date hereof with respect to the Company Registered IP, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, each item of Company Registered IP is currently in compliance with all formal legal requirements (including payment of filing, examination and maintenance fees that may become due as of the Closing Date, and proofs of use, and recordations of assignments) and, is subsisting and unexpired, and to the Knowledge of the Company, valid and enforceable (or, in the case of applications, applied for). Neither the Company nor any of its Subsidiaries has failed to take any action (including failure to disclose any information) that would limit the validity, scope or enforceability of any items of Company Registered IP. All documents and certificates currently due for filing in connection with such Company Registered IP have been filed with the relevant patent, copyright, trademark authorities or other Governmental Entities, in each case, that are necessary for the purposes of maintaining such Company Registered IP. To the maximum extent provided for by, and in accordance with applicable Laws, the Company and its Subsidiaries have recorded each assignment of Registered IP to the Company or any of its Subsidiaries by a third Person that is Company Registered IP with each relevant Governmental Entity.

(c)
Transferability of Company Owned IP. All Company Owned IP is fully transferable, alienable and licensable by the Company, or any of its Subsidiaries without restriction (except with respect to any Permitted Liens) and without payment of any kind to any third Person and without approval of any third Person, including any Governmental Entity.
(d)
Title to and Enforceability of Company Owned IP. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries is the sole and exclusive owner of each item of the Company Owned IP, including Company Registered IP, free and clear of any Liens, other than Permitted Liens. None of the Company Owned IP is subject to any restriction on its assignment, novation, or licensing to Acquiror or any of its Subsidiaries or their respective Affiliates after the Closing. The Company or one of its Subsidiaries has the sole and exclusive right to bring a claim or suit against a third party for infringement, misappropriation, dilution, unauthorized use, any conflict with, or any violation of the Company Owned IP. Except as set out in Section 3.14(d) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries have (i) transferred ownership of any Intellectual Property Rights that is or was material to the Company and/or its Subsidiaries’ business, (ii) granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property Right that is or was Company Owned IP, to any other Person or (iii) permitted the Company’s rights in any Intellectual Property Right that is or was Company Owned IP and material to the Company and/or its Subsidiaries’ business to lapse or enter into the public domain.
(e)
Licenses In and Licenses Out.
(i)
No Licenses In or Licenses Out is currently being, or has at any time been, breached by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, by any other party thereto. All licensed Intellectual Property Right under the Licenses In (the “Company Licensed IP”) are being used by the Company and any of its Subsidiaries strictly within the scope of authorization (including field-of-use, territory, duration, and permitted purposes) in accordance with the applicable Licenses In, with no deviations or unauthorized expansions. No third-party claims alleging misuse or overstepping of Company Licensed IP have been asserted or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. To the Knowledge of the Company, all Company Licensed IP is free and clear of any Liens.
(ii)
Except as set out in Section 3.14(e)(ii) of the Disclosure Schedule, none of the Licenses In imposes any restriction on (i) the Company or any of its Subsidiary on its assignment of, novation of or sublicensing the Company Licensed IP (to the extent such Licenses In grant the Company or any of its Subsidiaries the right to assign, novate or sublicense) to Acquiror or any of its Subsidiaries or their Affiliates after the Closing; or (ii) Acquiror’s, any of its Subsidiaries’ or their Affiliates’ ability to use the Company Licensed IP (including the use of such Company Licensed IP through or on any channel or platform owned or operated by Acquiror or any of its Subsidiaries or their Affiliates) (to the extent such Licenses In grant the Company or any of its Subsidiaries the right to assign, novate or sublicense).
(iii)
To the Knowledge of the Company, no circumstances exist which would give rise to any breach of any Licenses In or Licenses Out or to any Licenses In or Licenses Out being terminated, suspended, varied or revoked without the Company or its relevant Subsidiary’s consent (other than termination without cause upon notice in accordance with the terms of the agreement). The Licenses In and Licenses Out will not be adversely affected by the Transactions contemplated by this Agreement or any Transaction Document.
(iv)
To the Knowledge of the Company, all fees, royalties or other amounts due to be paid by or to the Company or any of its Subsidiaries in respect of any Licenses In or Licenses Out have been paid in a timely manner.
(v)
Accurate and complete copies of the Company’s and its Subsidiaries’ Standard Inbound Agreements and Standard Outbound Agreements have been Made Available to Acquiror.
(f)
Validity and Enforceability. The Company and its Subsidiaries have no Knowledge of any facts or circumstances that would render any Company IP invalid or unenforceable. The Company and its Subsidiaries have not received written, or to the Knowledge of the Company, oral notice of any official actions or other notices from any Governmental Entity that any of the subject matters or claims of pending applications for registration constituting any of such Company IP are unregistrable or subject to cancellation. Except as set out in Section 3.14(s) of the Disclosure Schedule, no item of Company IP or any Company Product is subject to any proceeding, Action or outstanding decree, order, judgment or settlement or other agreement or stipulation that restricts in any manner the

Company’s or its applicable Subsidiary’s ability to use, provide, transfer, assign or license, or may affect the validity, use or enforceability of, such Company IP or Company Product.
(g)
Infringement by the Company. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the operation of the business of the Company and its Subsidiaries as previously conducted and as currently conducted, as currently contemplated to be conducted by the Company and its Subsidiaries, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, provision, delivery, sale and licensing out of any Company IP or Company Product, has not and does not infringe, misappropriate, dilute, constitute unauthorized use of, conflict with or otherwise violate, when conducted in substantially the same manner by Acquiror or the Surviving Company following the Closing, any Intellectual Property Rights of any Person, violate any right of any Person (including rights to privacy or publicity) or constitute unfair competition or trade practices pursuant to the Laws of any jurisdiction. Neither the Company nor any of its Subsidiaries have received notice from any Person claiming that any of the foregoing has occurred nor, to the Knowledge of the Company, is there any basis therefor. Neither the Company nor any of its Subsidiaries have received any notice from any Person claiming that the Company or any of its Subsidiaries requires a license to any Intellectual Property Rights used by the Company or any of its Subsidiaries. Except as otherwise required under a Standard Outbound Agreement and set out in Section 3.20 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries have any obligation to warrant, indemnify, reimburse, or hold harmless any Person, with respect to the infringement or misappropriation of, or conflict with, the Intellectual Property Rights of any third Person, or with respect to any Company IP or Company Product.
(h)
No Third Party Infringement. Except as specifically set out in Section 3.20 of the Disclosure Schedule, neither the Company nor or any of its Subsidiaries has (i) brought any Actions, suits, arbitrations or other adversarial proceedings before any arbitral tribunal or any other Governmental Entity against any Person with respect to any Company IP, or (ii) provided notice to any Person that such Person has infringed, misappropriated, conflicted with or is infringing, misappropriating or conflicting with any Company IP.
(i)
Effect of Transactions and Restrictions on Business. Neither the execution, delivery or performance of this Agreement or any Transaction Document, nor the Transactions contemplated hereby and thereby, will, with or without notice or the lapse of time, result in: (i) Acquiror or any of its Affiliates or the Company or any of its Subsidiaries granting to any third party any right to or with respect to any Intellectual Property Rights or Technology owned by, or licensed to, any of them, (ii) Acquiror or any of its Affiliates or the Company or any of its Subsidiaries being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, (iii) Acquiror or any of its Affiliates or the Company or any of its Subsidiaries being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or any other Transaction Document or the Transactions contemplated hereby and thereby, or (iv) the release, disclosure or delivery of any Company Source Code by or to any escrow agent or other Person.
(j)
Protective Measures. The Company and each of its Subsidiaries has taken all reasonable efforts to protect the Company IP, including the Know-How and Trade Secrets, and all the former and current employees having access to such Company IP are bearing relevant confidentiality obligations within their terms of employment and will be continuously bound by such confidentiality obligations within a certain time limit upon the termination of their employment.
(k)
Proprietary Information Agreements. The Company and its Subsidiaries have taken reasonable steps to protect the Company’s and its Subsidiaries’ rights in Protected Information (including those provided by any other person directly or indirectly to the Company or any of its Subsidiaries) including requiring each Person, including former or current founders, partners, employees, consultants and contractors with access to such Protected Information to execute a binding confidentiality agreement, and to the Knowledge of the Company, there has been no loss of, unauthorized access to or disclosure of any such Protected Information. Without limiting the foregoing, the Company and its Subsidiaries have obtained from any former or current founders, partners, employees, consultants or contractors a valid and enforceable proprietary information, confidentiality and assignment agreement sufficient to irrevocably assign any Intellectual Property Rights and Technology developed by such founder, partner, employee, consultant or contractor for the Company or its Subsidiaries (or otherwise involved in or contributed to such development) to the Company or its Subsidiaries. In the case of Patents, such assignment by any individual who is an inventor under such Patent has been recorded with the relevant Patent authorities in the applicable jurisdiction or jurisdictions. No current or former founders, partners, employees, consultants, or contractors of the Company and its Subsidiaries, have retained or are entitled to any rights in any Intellectual Property Rights or Technology developed by such founder, partner, employee, consultant or contractor for the Company or its Subsidiaries, including, without limitation, any license rights or economic interests, and no payments are due and no founder, partner, employee, consultant or contractor has any rights to receive any payments with respect to such Intellectual Property Rights or Technology. To the Knowledge of the Company, no current or former founder, partner, employee, consultant or contractor of the Company or its Subsidiaries whose duties or responsibilities are material to the Company and its Subsidiaries’ businesses is obligated under any agreement (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any court, administrative agency or Governmental Entity, or any other restriction that would materially interfere with his, her or their best efforts to carry out his, her or their duties for the Company or its Subsidiaries, or to promote the interests of the Company or its Subsidiaries in their current businesses, or that would conflict with such businesses.
(l)
No Government Funding. No government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of any Company Owned IP. No Governmental Entity, university, college, other educational institution or research center has any claim or right in or to any Company Owned IP. No current or former founder, partner, employee, consultant or independent contractor of the Company or its Subsidiaries who was involved in, or who contributed to, the creation or development Company Owned IP, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such founder, partner, employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries, where such performance would limit Company’s or its Subsidiaries’ ownership of or rights in such Company Owned IP.
(m)
Open Source Software.
(i)
Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have not used, incorporated, modified, hosted, distributed or otherwise linked to any Open Source Software, in whole or in part, in any manner that would or could (A) require the disclosure or distribution of any Company Source Code (other than the Open Source Software itself), (B) require the licensing of any Company Source Code or any portion of any Company Source Code for the purpose of making derivative works, in each case other than the Open Source Software itself, (C) grant, or require the Company or any of its Subsidiaries to grant, any patent license, non-assertion covenant, or other rights under any Company Owned IP or the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Source Code; or (D) impose any restriction on the consideration to be charged for the marketing, licensing, distribution or otherwise making available of any Company Source Code.
(ii)
With respect to any Open Source Software from which any part of any Company Product (to the extent such Company Product is Company Owned IP) is derived or that is used by or in such Company Products, the Company and its Subsidiaries have been and are in compliance with the applicable Open Source License, including any notice and attribution requirements.
(n)
Company Source Code. Neither the Company or any of its Subsidiaries nor any Person acting on its or their behalf has disclosed, delivered or licensed to any escrow agent or other Person, or agreed to disclose, deliver or license to any escrow agent or other Person, any Company Source Code except for disclosures to Employees and contractors pursuant to agreements that prohibit use and disclosure except in the performances of services to the Company or one of its Subsidiaries. No event has occurred, and no circumstance or conditions exists, that (with or without notice or lapse of time or both) will, or could reasonably be expected to, result in the delivery, license or disclosure of any Company Source Code to any third party. Without limiting the foregoing, neither the execution nor performance of this Agreement nor the consummation of any of the transactions contemplated within will result in a release from escrow or other delivery to a third party of any Company Source Code.
(o)
Contaminants. All Company Products and the Technology used to deliver all Company Products (in each case to the extent they are Company Owned IP), are free of Contaminants. The Company and its Subsidiaries use industry standard measures, which measures are no less than reasonable, to prevent the introduction of Contaminants into such Company Products and such Technology used to deliver Company Products.
(p)
No Spyware or Malware. The Company and its Subsidiaries have used commercially reasonable efforts to ensure that none of the Company Products (including Technology used to deliver or make available all Company Products) performs the following functions without the knowledge and consent of the owner or user of a computer system, to the extent such knowledge and consent are required by applicable Law: (i) collects Private Information stored on the computer system, (ii) interferes with the owner’s or an authorized user’s control of the computer system, (iii) changes or interferes with settings, preferences or commands already installed or stored on the computer system without the knowledge of the owner or an authorized user of the computer system, (iv) changes or interferes with data that is stored, accessed or accessible on any computer system in a manner that obstructs, interrupts or interferes with lawful access to or use of that data by the owner or an authorized user of the computer system, (v) causes the computer system to communicate with another computer system, or other device, without the authorization of the owner or an authorized user of the computer system, or (vi) installs a computer program that may be activated by a third party without the knowledge of the owner or an authorized user of the computer system.
(q)
Systems. The computer, information technology and data processing systems, facilities and services used by the Company and its Subsidiaries, including all Software, hardware, networks, communications facilities, platforms and related information technology systems and services used by the Company and its Subsidiaries (collectively, “Systems”), where applicable, are reasonably sufficient for the existing needs of the Company and its Subsidiaries, including as to capacity, scalability and ability to process current and reasonably anticipated peak volumes in a timely manner, and are in good working condition to effectively perform all operations necessary for the operation of the Company and its Subsidiaries and the provision of the Company Products. Except as set out in Section 3.14(q) of the Disclosure Schedule, all Systems, other than Software licensed to the Company or one of its Subsidiaries pursuant to a valid and enforceable Contract, are owned and operated by and are pursuant to the control of the Company or one of its Subsidiaries. The Company and its Subsidiaries have reasonable disaster recovery and security plans, procedures and facilities appropriate for its and their business and have taken reasonable steps designed to safeguard the availability, security and integrity of the Systems owned by the Company or any of its Subsidiaries or otherwise within the operational control of the Company or any of its Subsidiaries or, to the Company’s Knowledge, owned by any third party and used by the Company or any of its Subsidiaries, and the data and information stored on the Systems owned by the Company or any of its Subsidiaries or otherwise within the operational control of the Company or any of its Subsidiaries or, to the Company’s Knowledge, on the Systems owned by any third party and used by the Company (including from infection by Contaminants and from unauthorized access).There have been no unauthorized intrusions or breaches of the security of the Systems owned by the Company or, to the Company’s Knowledge, the Systems owned by any third party and used by the Company. The Company and its Subsidiaries have implemented all reasonably necessary security patches or upgrades that are generally available for the Systems owned by the Company or any of its Subsidiaries or otherwise within the operational control of the Company or any of its Subsidiaries or, to the Company’s Knowledge, owned by any third party and used by the Company. Each of the Company and its Subsidiaries has complied with System-related Laws in all material aspects, including refraining from engaging in any unfair competition practices.
(r)
Generative AI. Each of the Company and its Subsidiaries uses all Generative AI Tools in compliance with the applicable license terms, consents, agreements and Laws in all material respects. None of the Company or any of its Subsidiaries has included and does include any sensitive Personal Data, Trade Secrets or material Protected Information of the Company, or and its Subsidiaries, or of any third Person under an obligation of confidentiality by the Company or any of its Subsidiaries, in any prompts or inputs into any Generative AI Tools, except in cases where such Generative AI Tools do not use such information, prompts or services to train the machine learning or algorithm of such tools or improve the services related to such tools. All data used for training Generative AI Tools has been obtained through legally binding agreements, public domain resources or other legitimate sources, or otherwise in compliant with applicable Laws. None of the Company or any of its Subsidiaries has used Generative AI Tools to develop any material Company Owned IP that the Company intended to maintain as proprietary in a manner that it believes would materially affect the Company’s ownership or rights therein.
(s)
User Uploaded Intellectual Property. Except as set out in Section 3.14(s) of the Disclosure Schedule, to the Knowledge of the Company, none of the Company or its Subsidiaries has interfered with, infringed upon, misappropriated or violated any Intellectual Property Rights of third parties due to its use of User Uploaded Intellectual Property, or has received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation in any material aspects, that remains pending before a court, arbitral tribunal, or other competent Governmental Entity.
(t)
Sufficiency. The Company and each of its Subsidiaries owns, is licensed to use or otherwise has sufficient rights (including but not limited to the rights of development, maintenance, licensing and sale) to the Company IP necessary and sufficient to conduct its business (including the Business) (x) as currently conducted by the Company and/or such its Subsidiaries, and (y) as contemplated to be conducted and will immediately to be launched. All Intellectual Property Rights used by the Company or its Subsidiaries for their business (including the Business) is either legally and beneficially owned by the Company or any of its Subsidiaries or lawfully used with the consent of the owner under a Licenses In.
3.15.
Data Privacy and Data Protection.
(a)
The Company, its Subsidiaries, and the Company Products comply with all applicable Company Privacy Policies, applicable Privacy Requirements, and all applicable filings, registrations and certifications made with respect to such Privacy Requirements. The Company and its Subsidiaries, as part of the development, delivery, hosting, operation, or provision of Company Products and conduct of the business, have not engaged or authorized any third parties to engage on the Company’s behalf, in the sale or disclosure of Private Information or in any cross-border data transfers, including transfers of Private Information, in violation of applicable Laws. Section 3.15(a) of the Disclosure Schedule sets out the Company Privacy Policy currently in effect. All Company Privacy Policies have been Made Available. The Company and each of its Subsidiaries has publicly posted its Company Privacy Policy on its publicly available websites and other applications that collect Private Information in a manner readily available to visitors and user in compliance with all Privacy Requirements. To the Knowledge of the Company, no disclosures made or contained in any Company Privacy Policy have been materially inaccurate, misleading or deceptive in violation of any Privacy Requirements, and all Company Privacy Policies have been established, implemented and maintained in accordance with Privacy Requirement and all other applicable Laws.
(b)
Neither the Company nor any of its Subsidiaries has suffered any breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to any Personal Data. Neither the Company nor any of its Subsidiaries has engaged in any sale, purchase, or exchange of Personal Data to or from any third parties, data brokers, or unverified entities.
(c)
No Group Company has transferred any Personal Data to countries or regions outside the PRC.
(d)
No algorithms shall be deployed or used to engage in automated decision-making based on Personal Data that results in unreasonable differential treatment of individuals in transaction terms, including pricing or other conditions.
(e)
The execution, delivery and performance of this Agreement and any Transaction Document, the consummation of the Transactions hereby and thereby (including the Merger), and the disclosure and transfer (including cross-border transfers) of all Private Information maintained by or for the Company and its Subsidiaries to Acquiror or one of its Subsidiaries is compliant with all Privacy Requirements and Company Privacy Policies.
(f)
To the Knowledge of the Company, the Company and its Subsidiaries do not have any requests that are binding under any Privacy Requirement from individuals seeking to exercise data protection rights under Privacy Requirements that have not been satisfied in compliance with the time periods set forth under applicable Law. Except as set out in Section 3.15(f) of the Disclosure Schedule , the Company and its Subsidiaries do not collect or receive Private Information covered by any Privacy Requirement in, or in connection with the administration or provision of, the Company Products that is considered sensitive data under any Privacy Requirements.
(g)
There is not and has not been any complaint to, or any audit, proceeding, investigation (formal or informal), claim, or Action of or against, the Company or any of its Subsidiaries, by any private party or any Governmental Entity, international or domestic, with respect to their actual or alleged violation of any Privacy Requirements or the violation of any Person’s rights relating to privacy, data protection, or data security rights by or for the Company or any of its Subsidiaries. To the Knowledge of the Company, there are no facts or circumstances that could constitute a reasonable basis for such Action. There has been no Order issued to the Company or any government or third party settlement to which the Company is a party imposing or resulting in any limitation or restriction upon, or requirement applicable to, any collection, storage, hosting, use, disclosure, transmission, transfer (including cross-border transfers), disposal, possession, interception, other processing or security of any Private Information by or for the Company or any of its Subsidiaries.
(h)
The Company has taken reasonable steps, including implementing, and monitoring compliance with, adequate measures with respect to technical and physical security, designed to protect the information technology systems used in connection with its operations and designed to ensure that all data, technology and Private Information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse (and where applicable data protection Laws do not determine such measures, pursuant to industry standard), including implementing reasonable disaster recovery and security plans and procedures. The Company and its Subsidiaries have reasonable and appropriate security plans, policies, procedures, and measures in place designed to protect all Private Information collected, maintained, stored, transmitted, or otherwise processed by or for the Company or any of its Subsidiaries against loss and against unauthorized or accidental access, use, alteration, destruction, damage, modification, disclosure, processing, or other misuse. There has been no material loss, damage, or unauthorized or accidental access to, acquisition, use, alteration, destruction, damage, modification, disclosure, or other processing of, or other misuse of, Private Information. The Company and each of its Subsidiaries has obtained written agreements from all subcontractors or other service providers to which it has given or permitted access to such Private Information that bind the subcontractor or other service provider to similar restrictions and conditions that apply to the Company or such Subsidiary with respect to such Private Information and are or have been binding upon the Company or such Subsidiary under any Privacy Requirement, that contain all provisions required by applicable Privacy Requirements, and that bind such subcontractor or other service provider to implement reasonable and appropriate means for protecting such Private Information.
3.16.
Material Contracts.
(a)
“Material Contracts” shall mean, as of the date of this Agreement, in each subpart that corresponds to the subsection listed below, any currently effective Contract (x) to which the Company or any of its Subsidiaries is a party, (y) by which the Company or any of its Subsidiaries or any of their assets is or may become bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation, or (z) under which the Company or any of its Subsidiaries has or may acquire any right or interest:
(i)
That is with a Top IP Partner;
(ii)
Pursuant to which the Company or any of its Subsidiaries is bound to or has committed to provide any Company Product to any third party on a most favored nation basis or similar terms;
(iii)
Pursuant to which the Company or any of its Subsidiaries is bound to, or has committed to provide or license, any Company Product to any third party on an exclusive basis (including, for the avoidance of doubt, on an exclusive basis even as to such Company or such Subsidiary) or to acquire or license any product or service on an exclusive basis from a third party (including, for the avoidance of doubt, on an exclusive basis even as to such third party);
(iv)
That imposes any restriction on the right or ability of the Company or any of its Subsidiaries (or that would purport to limit the freedom of Acquiror or any of its Affiliates): (A) to engage in any business practices, (B) to compete with any other Person or to engage in any line of business, market or geographic area, or to sell, license, manufacture or otherwise distribute any of its Technology, Intellectual Property Rights, or Company Products, (C) to solicit the employment of, or hire, any potential employees, consultants or independent contractors, (D) to acquire any product, property or other asset (tangible or intangible), or any services, from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person; or (E) to develop or distribute any Software or Technology;
(v)
That is a data processing agreement or any other Contract primarily relating to privacy or data protection obligations in connection with the collection, use, disclosure, storage, access or other processing of Personal Data that is Customer Data by or for the Company or any of its Subsidiaries in connection with the development, delivery, hosting, operation, or provision of Company Products (excluding ordinary-course functionality of the Company’s or its Subsidiaries’ public-facing website);
(vi)
That contains any right of first refusal, right of first offer, right of first negotiation or similar provision;
(vii)
That grants any right to any Person to obtain Control of the Company or any of its Subsidiaries;
(viii)
That is a Company IP Contract, other than any Standard Inbound Agreements or Standard Outbound Agreements;
(ix)
That provides for the development of any Intellectual Property Rights or Technology, independently or jointly, by or for the Company or any of its Subsidiaries, other than any contracts with Employees or consultants in substantially the form of the Employee Proprietary Information Agreement or the Consultant Proprietary Information Agreement;

(x)
(A) providing for the lease, license or rental to the Company or any of its Subsidiaries of any facility where the information technology systems or other computer equipment used to operate or provide Company Products is located or (B) providing for the lease, license or rental of any such information technology systems or equipment (or the provision of related services) to the Company or any of its Subsidiaries;
(xi)
Any Contract for the purchase, lease, license or rental of equipment in excess of [redacted] on a one-time or annual basis;
(xii)
That is a collective bargaining agreement, side letter or similar Contract, including any Contract with any union, works council or similar employee representative body;
(xiii)
That is an Employee Agreement, other than any at-will employment or services agreement providing no requirement for a termination notice period, severance or other post-termination benefits (other than benefits continuation coverage required by Law);
(xiv)
That grants any change of control, retention, severance or termination pay or benefits (in cash, equity or otherwise) to any Employee;
(xv)
That is with a professional employer organization, employee leasing company, staffing agency, employer of record, payroll company or other similar Person or that otherwise providers human resource functions or services to the Company or any of its Subsidiaries;
(xvi)
That is a Lease Agreement;
(xvii)
Relating to capital expenditures and involving future payments in excess of [redacted] with respect to any project or series of projects;
(xviii)
Relating to the settlement of any Action where (A) the settlement amount, or (B) the waived amount (it being specified that waived amount refers to the difference between the original claim amount and the settlement amount), individually or in aggregate, exceeds [redacted];
(xix)
Relating to (A) the disposition or acquisition of material assets or any interest in any Person or business enterprise (other than pursuant to any Standard Inbound Agreement or Standard Outbound Agreement) or (B) the acquisition, issuance or transfer of any securities of any Person, including, without limitation, acquisition of any Equity Securities in any Subsidiaries of the Company (other than the wholly owned Subsidiaries of the Company) and Equity Investees (including but not limited to (x) any form of investment agreements (whether equity, debt, project-based or fund investment, irrespective of shareholding percentage), (y) any shareholders’ agreement, joint venture agreement or partnership agreement (including limited partnership agreements), and (z) any ancillary agreements governing investment structuring, governance rights or economic interest allocation);
(xx)
Relating to any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts or instruments relating to Indebtedness or extension of credit or the creation of any Lien other than Permitted Liens with respect to any Equity Securities or any asset of the Company or any of its Subsidiaries;
(xxi)
Involving or incorporating any guaranty, pledge, performance or completion bond, indemnity or surety arrangement;
(xxii)
Creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or Liabilities;
(xxiii)
Relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Interested Party;
(xxiv)
Constituting or relating to any (A) prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Entity or any prime contractor or higher-tier subcontractor, or under which any Governmental Entity or any such prime contractor or subcontractor otherwise has or may acquire any right or interest, (B) quotation, bid or proposal submitted to any Governmental Entity or any proposed prime contractor or higher-tier subcontractor of any Governmental Entity or (C) Governmental Preferential Arrangement;
(xxv)
That is a hedging, futures, options or other derivative Contract;
(xxvi)
That is not based on arms-length terms and conditions;

(xxvii)
That is a Control Document;
(xxviii)
That is with any investment banker, broker, advisor or similar party, or accountant, legal counsel or other Person retained by the Company or any of its Subsidiaries in connection with this Agreement and the transactions contemplated hereby;
(xxix)
That is the annual top five (5) distribution agreements determined by channel membership revenue of each calendar year during the period from January 1, 2022 to December 31, 2024;
(xxx)
That is a membership sales agreement entered into with the top three (3) PRC telecom carrier channels;
(xxxi)
That is a pre-installed mobile application cooperation agreement which is currently effective;
(xxxii)
That is a license or cooperation agreement with automobile manufacturers, including without limitation [redacted];
(xxxiii)
That is with any S-tier audiobook hosts as of the date of this Agreement;
(xxxiv)
That is a Voting Undertaking Letter; and
(xxxv)
That contemplates or involves: (A) the payment or delivery of cash or other consideration by the Company or any of its Subsidiaries to a third party in an amount or having a value in excess of [redacted] or its equivalent in other currencies in the aggregate (excluding pursuant to any Contract with Employees or contractors of the Company or its Subsidiaries); or (B) the performance of services by the Company or any of its Subsidiaries in exchange for the payment or delivery of cash or other consideration in an amount or having a value in excess of [redacted] or its equivalent in other currencies in the aggregate.
(b)
Section 3.16(b) of the Disclosure Schedule specifically and accurately sets out, and the Company has Made Available true, correct and complete copies of, the following Contracts (including all amendments thereto), in each subpart that corresponds to the subsection listed below, (x) to which the Company or any of its Subsidiaries is a party, (y) by which the Company or any of its Subsidiaries or any of their assets is or may become bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation, or (z) under which the Company or any of its Subsidiaries has or may acquire any right or interest and (aa) under which the contract value exceeds [redacted] in the case of contracts described in subsections (iii) through (v) below:
(i)
That is the top twenty (20) contracts with the customers of the Company or any of its Subsidiaries determined by revenue during the period from January 1, 2022 to December 31, 2024;
(ii)
That is the top thirty (30) contracts with the suppliers of the Company or any of its Subsidiaries determined by cost and expenses during the period from January 1, 2022 to December 31, 2024;
(iii)
Pursuant to which the Company or any of its Subsidiaries is bound to or has committed to provide any Company Product to any third party on a most favored nation basis or similar terms;
(iv)
Pursuant to which the Company or any of its Subsidiaries is bound to, or has committed to provide or license, any Company Product to any third party on an exclusive basis (including, for the avoidance of doubt, on an exclusive basis even as to such Company or such Subsidiary);
(v)
That imposes any restriction on the right or ability of the Company or any of its Subsidiaries (or that would purport to limit the freedom of Acquiror or any of its Affiliates): (A) to engage in any business practices, (B) to compete with any other Person or to engage in any line of business, market or geographic area, or to sell, license, manufacture or otherwise distribute any of its Technology, Intellectual Property Rights, or Company Products, (C) to solicit the employment of, or hire, any potential employees, consultants or independent contractors, (D) to acquire any product, property or other asset (tangible or intangible), or any services, from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person; or (E) to develop or distribute any Software or Technology;
(vi)
That is a Control Document;
(vii)
That is with a Top IP Partner; and
(viii)
In respect of any Contract as set out in Section 3.16(b) of the Disclosure Schedule, that requires consent from the other parties thereto for the change of control of the Company or any of its Subsidiaries, any Transaction contemplated in this Agreement or any other transactions contemplated in other Transaction Document;
(c)
Material Contract is valid and in full force and effect and is enforceable by the Company or any of its Subsidiaries in accordance with its terms, subject to the Enforceability Limitations. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has or is alleged to have violated or breached, or committed any default under, any Material Contract, and, to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any such Contract. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to: (i) result in a violation or breach of any of the provisions of any Material Contract on the part of the Company or any of its Subsidiaries, (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract, (iii) give any Person the right to accelerate the maturity or performance of any Material Contract; (iv) give any Person the right to cancel, terminate or modify any Material Contract; or (v) result in the creation of any Lien upon any of the properties or assets of the Company and/or any of its Subsidiaries. Since December 31, 2021, neither the Company nor any of its Subsidiaries has received any notice regarding any actual or possible violation or breach of, or default under, any Material Contract. Neither the Company nor any of its Subsidiaries has waived any of its material rights under any Material Contract. No Person is renegotiating, or has a right pursuant to the terms of any Material Contract to renegotiate, any amount paid or payable to the Company or any of its Subsidiaries under any Material Contract or any other material term or provision of any Material Contract. No Person has threatened to terminate or refuse to perform its obligations under any Material Contract (regardless of whether such Person has the right to do so under such Contract). There is no Action (i) pending or, to the Knowledge of the Company, threatened, against any of the Company or any of its Subsidiaries, or (ii) by the Company or its Subsidiaries that is currently pending or that either the Company or any of its Subsidiaries currently intends to initiate, in each case, with respect to any Material Contract.
(d)
Control Documents.
(i)
The Control Documents collectively and exclusively enable the Company to, (A) exercise full and effective control over all material aspects of the business operations, financial decisions and asset disposition of the Domestic Company, Wonder Shanghai, and Tianbo since its incorporation respectively, and (B) consolidate 100% of the financial conditions and results of operations of the Domestic Company, Wonder Shanghai, and Tianbo with those of the Company in accordance with IFRS, without any portion of the economic benefits of the Domestic Company, Wonder Shanghai, and Tianbo being excluded from such consolidation. Each party to the Control Documents has the legal right, power and authority (corporate and other) to enter into and perform its obligations under each Control Document to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of, and has authorized, executed and delivered, each Control Document to which it is a party.
(ii)
Each Control Document is in proper legal form under applicable Law of the PRC, is in full force and effect, and represents the legal, valid and binding obligations of the parties named therein enforceable thereof against each of the parties thereto in the PRC without further action by any of them, subject to the Enforceability Limitations.
(iii)
All consents required in connection with the Control Documents have been made or unconditionally obtained in writing, and no such consent has been withdrawn or is subject to any condition precedent, which has not been fulfilled or performed.
(iv)
No party to any Control Document is in breach or default in the performance or observance of any of the terms or provisions of such Control Document, and none of the parties to any Control Document has sent or received any communication regarding termination of or intention not to renew any Control Document, and no such termination or non-renewal has been threatened by any of the parties thereto to the Company’s Knowledge.
(e)
Section 3.16(e) of the Disclosure Schedule sets out all necessary notices, consents, waivers and approvals of parties to any Material Contracts disclosed in the Section 3.16(b) of the Disclosure Schedule as are required thereunder in connection with the Transactions, or for any such Material Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Company and its Subsidiaries, as the case may be, under such Material Contracts from and after the Effective Time.
(f)
Failure to obtain any necessary notice, consent, waiver or approval of parties to any Contracts (x) to which the Company or any of its Subsidiaries is a party, (y) by which the Company or any of its Subsidiaries or any of their assets is or may become bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation, or (z) under which the Company or any of its Subsidiaries has or may acquire any right or interest, in each case, as are required thereunder
(i)
in connection with the Transactions, or
(ii)
to keep any such Contract remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Company and its Subsidiaries, as the case may be, under such Contracts from and after the Effective Time,would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole.
3.17.
Employee Benefit Plans and Employee Agreements.
(a)
Disclosure of Company Equity Incentive Plans. The Company has Made Available true, correct and complete copies, to the extent applicable, of the following: (i) all documents embodying each Company Equity Incentive Plan and each Employee Agreement (if the Employee Agreements use the same form, then the form of such Employee Agreements) including all amendments thereto and all related trust or other funding documents, (ii) if the Company Equity Incentive Plan is funded, the most recent annual and periodic accounting of Company Equity Incentive Plan assets, (iii) all material written agreements and contracts relating to each Company Equity Incentive Plan, (iv) all written communications material to any Employee or Employees relating to any Company Equity Incentive Plan and any proposed Company Equity Incentive Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in compensation, benefits, acceleration of payments or vesting schedules or other events which would result in any Liability to the Company or any of its Subsidiaries, (v) all correspondence to or from any Governmental Entity relating to any Company Equity Incentive Plan, and (vi) all registration statements, annual reports and prospectuses prepared in connection with each Company Equity Incentive Plan, if applicable. To the Knowledge of the Company, there is no fact, condition, or circumstance since the date the documents were provided in accordance with the foregoing, which would materially affect the information contained therein. Neither the Company nor any of its Subsidiaries has made any plan or commitment to establish any new Company Employee Plan or Employee Agreement under new Company Employee Plan, to modify any form of the Company Equity Incentive Plan or Employee Agreement (except to the extent to conform any such Company Equity Incentive Plan or Employee Agreement to the requirements of any applicable Law, in each case as previously disclosed to Acquiror in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement under such new Company Employee Plan.
(b)
Employee Plan Compliance. Except as set out in Section 3.22(f) of the Disclosure Schedule, the Company and each Subsidiary has, in all material respects, performed all obligations required to be performed by them under, is not in material default or violation of, and the Company and each of its Subsidiaries has no Knowledge of any default or violation by any other party to, any Company Equity Incentive Plan or any Employee Agreement, and each Company Equity Incentive Plan and Employee Agreement has been established, implemented and maintained in accordance with its terms and in material compliance with all applicable Laws (including but not limited to SAFE Rules and Regulations and applicable Tax Laws). There are no Actions or suits pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Equity Incentive Plan or any Employee Agreement or against the fiduciaries or assets of any Company Equity Incentive Plan and Employee Agreement. True, complete and accurate copies of each Company Equity Incentive Plan and Employee Agreement, together with all related trust or other funding documents (including those regarding Altruism Trust, Climber Trust and Scaler Trust) have been Made Available to Acquiror, and each of them can be amended, terminated or otherwise discontinued before or after the Effective Time in accordance with its terms, without Liability to Acquiror, the Company or any of its Subsidiaries (other than those required by applicable Law, or other than ordinary administration expenses or with respect to benefits, other than bonuses, commissions or amounts under other compensation plans, that were previously earned, vested or accrued under Company Equity Incentive Plans and Employee Agreements prior to the Effective Time). There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened in writing by any Governmental Entity with respect to any Company Equity Incentive Plan and Employee Agreement. Except as set out in Section 3.17(b) of the Disclosure Schedule,

neither the Company nor any of its Subsidiaries is subject to any penalty with respect to any Company Equity Incentive Plan or Employee Agreement under applicable Laws. The Company and each of its Subsidiaries have timely made all contributions and other payments required by and due under the terms of each Company Equity Incentive Plan or Employee Agreement.
(c)
No Post-Employment Obligations. No Company Equity Incentive Plan or Employee Agreement provides, or reflects or represents any Liability to provide, post-termination or retiree or post-employment life insurance, health or other employee welfare benefits to any person for any reason, and neither the Company nor any of its Subsidiaries has ever represented, promised or contracted to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with any such life insurance, health or other employee welfare benefits, except to the extent required by applicable Law.
(d)
Effect of Transaction. Neither the execution and delivery of this Agreement or any Transaction Documents, nor the consummation of the Transactions contemplated hereby and thereby (alone or in connection with additional or subsequent events) or any termination of employment or service in connection therewith will (i) result in any compensatory payment or benefit (including severance, golden parachute, bonus or otherwise), becoming due to any Employee or Service Provider (other than payment of ordinary course wages to Employees or ordinary course compensation to current Service Providers, in each case, for services performed for the Company or any of its Subsidiaries in the ordinary course of business), (ii) result in any forgiveness of indebtedness, (iii) increase the amount or value of any compensation or benefits otherwise payable or required to be provided to any Employee or Service Provider, or (iv) result in the acceleration of the time of payment, vesting of funding of any such compensation or benefits, except for acceleration and the compensation payable to the ESOP Holders as contemplated by this Agreement.
3.18.
Employment Matters.
(a)
Except to the extent that disclosure would not be permitted under applicable Laws, including applicable privacy Laws, the Company and each of its Subsidiaries has Made Available to Acquiror a true and complete list of, as of the date hereof, (i) all Employees that are employed at or above P9 or M4 (the “Core Employee”) and current natural person or sole member Service Providers (either by name or identification number) with the name of the legal employer, engaging company or professional employer organization of each, and the country, state, and city in which the individual normally works, (ii) the position (or description of services for Service Providers), date of hire, supervisor (as applicable), current annual rate of compensation (or with respect to employees or service providers compensated on an hourly or per diem basis, the hourly or per diem rate of compensation), including any bonus (target, maximum and any amounts paid for the current year), contingent or deferred compensation, accrued vacation and paid time off, and estimated or target annual incentive compensation of each such person, (iii) visa, work permit and residency status and the type of visa or work permit, (iv) with respect to any Employees on a leave of absence, the date the leave commenced, the reason for the leave and the expected date of return to work of such Employee, and (v) full or part-time status, as such list may be updated in accordance with this Agreement (the “Employee and Service Provider List”). The Company and each of its Subsidiaries has entered into written employment contracts with all of its Employees pursuant to the requirements of the applicable Laws, and all of the Employees are employed by the Company and such Subsidiary. None of the current Core Employees provides services to any Person other than the Company and its Subsidiaries (whether pursuant to an employment relationship, consultancy arrangement or otherwise). None of the current Core Employees is currently bound by any restrictive covenant entered into with a former employer or any other business or undertaking. To the Knowledge of the Company, no current Core Employee intends to terminate his, her or their employment for any reason, other than in accordance with any employment arrangements as may be provided for in this Agreement.
(b)
Compliance with Employment Laws. The Company and each of its Subsidiaries is in material compliance with all applicable national, provincial, and local laws, rules and regulations respecting employment, including employment practices, terms and conditions of employment, worker classification and classification of independent contractors, tax withholding, social insurances (including Social Security Fund), plant closings and change in operations, prohibited discrimination, equal employment, fair employment practices, sexual harassment, meal and rest periods, leaves of absence, immigration status (including eligibility to work), collective bargaining, COVID-19 measures, employee safety and health, remote working, worker’s compensation or other similar arrangement under applicable Law, wages (including overtime wages and expense reimbursements), compensation, hours of work, and employee termination (actual or constructive), and in each case, with respect to current and former employees of the Company and its Subsidiaries: (i) has withheld and reported in all material respects all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries, reimbursements, Social Security Fund, and other payments to employees, (ii) is not liable for any material arrears of wages, severance pay, Social Security Fund, or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security (including Social Security Fund), social welfare benefits or other benefits or obligations for the employees (other than routine payments to be made in the normal course of business and consistent with past practice). Except as set out in Section 3.18(b) of the Disclosure Schedule, to the Knowledge of the Company, there are no Actions, suits or administrative matters pending, threatened or reasonably anticipated against the Company, any of its Subsidiaries, or any of their Employees relating to any applicant, Employee, Service Provider, Employee Agreement or Company Equity Incentive Plan (including Employee’s entitlement under the Company Equity Incentive Plan). There are no pending, or, to the Knowledge of the Company, threatened, or reasonably anticipated claims or actions against the Company or any of its Subsidiaries under any worker’s compensation policy. Neither the Company nor any of its Subsidiaries is party to a conciliation agreement, consent decree or other agreement or order with any Governmental Entity with respect to employment practices. In the past five years, neither the Company nor any of its Subsidiaries has been a party to a settlement agreement with a current or former employee that relates primarily to allegations of sexual harassment or sexual misconduct. The services provided by each of the Company’s and the Subsidiaries’ Employees are terminable at the will of the Company and its Subsidiaries and any such termination would result in no Liability to the Company or any of its Subsidiaries (other than ordinary administration expenses or with respect to benefits, other than bonuses, commissions or amounts under other compensation plans, that were previously earned, vested or accrued under Company Equity Incentive Plans prior to the Effective Time). Section 3.18(b) of the Disclosure Schedule sets out all Liabilities of the Company or any of its Subsidiaries to any Employee, that result from the termination by the Company, Acquiror or any of their Subsidiaries of such Employee’s employment or provision of services. Neither the Company nor any of its Subsidiaries has direct or indirect Liability with respect to any misclassification of (a) any person as a Service Provider or an independent contractor rather than as an employee, (b) any employee leased from another employer or engaged through a professional employer organization or other employment related service provider or (c) any employee currently or formerly classified as exempt from overtime wages. The Company and any of its Subsidiaries have properly engaged all Service Providers through professional employer organizations, staffing firms, or other similar arrangements in compliance with Law. Except as required by applicable Laws, neither the Company nor any of its Subsidiaries has or maintains applicable employee benefit plan, employee pension plan, medical insurance, or life insurance to which the Company or any of its Subsidiaries contributed or is obligated to contribute thereunder for current or former employees of the Company or any of its Subsidiaries.
(c)
Labor. No strike, slowdown, concerted refusal to work overtime, or work stoppage against the Company or any of its Subsidiaries has occurred in the past three years, is pending, or, to the Knowledge of the Company, is threatened. The Company has no Knowledge of any activities or proceedings of any labor union, works council, or other employee representative body to organize or represent any Employees. Except as set out in Section 3.18(c) of the Disclosure Schedule, no Actions have occurred in the past three years, or are pending, or, to the Knowledge of the Company, threatened relating to any labor matters involving any current or former employee, including charges of unfair labor practices. Neither the Company nor any Subsidiary is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement, agreement with any works council, agreement with any employee representative body or similar Contract with respect to current or former employees and no such agreement is being negotiated by the Company or any of its Subsidiaries. There is no union, works council, or employee representative body, which, pursuant to applicable Law or agreement, must be notified, consulted or with which negotiations need to be conducted in connection with the transactions contemplated by this Agreement.
(d)
No Interference or Conflict. To the Knowledge of the Company, no Shareholder, director, officer, Key Employee of the Company or any of its Subsidiaries is obligated under any Contract, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of the Company or any of its Subsidiaries or that would interfere with the Company’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted or proposed to be conducted nor any activity of such officers, directors, Core Employees, Service Providers or consultants in connection with the carrying on of the Company’s business or any of its Subsidiaries’ businesses as presently conducted or proposed to be conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract under which any of such officers, directors, Core Employees, or consultants is now bound.

3.19.
Governmental Authorizations. Each consent, license, permit, grant or other authorization issued by a Governmental Entity (a) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of their respective properties, or (b) which is required for the operation of the Company’s or any of its Subsidiaries’ business as currently conducted or contemplated to be conducted the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company or any of its Subsidiaries, as the case may be, except where the failure to be issued or granted with any of the Company Authorizations, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company and its Subsidiaries to operate or conduct their respective businesses or hold any interest in their respective properties or assets and none of the Company Authorizations is subject to any term, provision, condition or limitation which may adversely change or terminate such Company Authorizations by virtue of the completion of the Transaction contemplated by this Agreement or any Transaction Document except where the failure to hold or to comply with, or the suspension or cancellation of, or failure to be valid or to be in full force and effect of, any of the Company Authorizations, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. All Company Authorizations were applied for and obtained in material compliance with all applicable Laws. The Company and any of its Subsidiaries has been and is in compliance with the terms and conditions of the Company Authorizations. Neither the Company nor any of its Subsidiaries has received any letter or notice from any Governmental Entity notifying the Company or any of its Subsidiaries of the revocation of any Governmental Authorizations issued to it for non-compliance or remedial actions in respect of the activities carried out directly or indirectly by the Company or any of the Subsidiaries.
3.20.
Litigation and Action. Since December 31, 2021, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, there has been no Action of any nature pending, or to the Knowledge of the Company, threatened, against the Company, any of its Subsidiaries, their respective properties and assets (tangible or intangible) or any of their respective officers or directors (in their capacities as such), nor to the Knowledge of the Company, any reasonable basis therefor, in each case. There is no Action of any nature pending or, to the Knowledge of the Company, threatened, against any Person who has a contractual right or a right pursuant to the applicable Law (including the Companies Act) to indemnification from the Company related to facts and circumstances existing prior to the Effective Time. Neither the Company nor any of its Subsidiaries is a current party or is currently subject to the provisions of any Order (including administrative directives, compliance notices, rectification orders or any other communication from any Governmental Entity identifying the alleged violation of the statutory obligations or prescribing enforcement measures in respect of the operations or activities carried out directly or indirectly by the Company or any of its Subsidiaries). Except as set out in Section 3.20 of the Disclosure Schedule, there is no Action by the Company or its Subsidiaries that is currently pending or that either the Company or any of its Subsidiaries currently intends to initiate. There has been no Action of any nature pending, or to the Knowledge of the Company, threatened, between the Company or any of its Subsidiaries on the one hand, and any current or former directors, officers or if applicable, supervisors of the Company or any of its Subsidiaries on the other hand; nor to the Knowledge of the Company, any reasonable basis therefor, in each case.
3.21.
Insurance. Section 3.21 of the Disclosure Schedule sets out as of the date of this Agreement all material insurance policies of the Company or any of its Subsidiaries, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole: (a) there is no claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed, (b) there is no pending claim of which its total value (inclusive of defense expenses) would reasonably be expected to exceed the policy limits, (c) all premiums due and payable under all such policies and bonds have been paid, (or if instalment payments are due, will be paid if incurred prior to the Closing Date) and the Company and its Subsidiaries are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage), (d) such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect since its inception and remain in full force and effect, and (e) the Company does not have any Knowledge or reasonable belief of threatened termination of, or premium increase with respect to, any of such policies. None of the Company nor any Affiliate of either has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.
3.22.
Compliance with Laws.
(a)
General. The Company and each Subsidiary has complied with, and is not in violation of, any Law applicable to the Company or any of its Subsidiaries, to the conduct of the business or operations of the

Company or any of its Subsidiaries, or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except for any Laws as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(b)
Sanctions and Export Control Laws. The Company and each Subsidiary has at all times conducted its exports and re-exports, imports, sales or transfers of any goods, technologies, or software and services in compliance with all applicable Trade Restrictions in countries in which the Company and all Subsidiaries conducts business. Without limiting the foregoing, (i) the Company and each of its Subsidiaries has obtained, and is in compliance with, all required licenses, license exceptions and other permits, consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations and filings with any Governmental Entity required under Trade Restrictions for all exports, re-exports, imports, sales, transfers, and other transactions, and neither the Company or any of its Subsidiaries (nor to the Company’s Knowledge any Person acting on behalf of any of the foregoing) has knowledge of any facts or circumstances which (with or without the receipt of notice) may constitute or result in a violation by the Company or any of its Subsidiaries of any Trade Restrictions, (ii) neither the Company or any of its Subsidiaries nor any of their directors, officers, Core Employees, (in each case acting in their capacity as such), nor to the Knowledge of Company or any of its Subsidiaries, any consultants or other Persons acting on behalf of the Company or any of its Subsidiaries, has at any time (A) engaged in any transaction, including but not limited to the sale, purchase, import, export, re-export or transfer of products or services, either directly or indirectly, involving any Sanctioned Territories or Sanctioned Parties, (B) otherwise done business or been a party to or beneficiary of, or had any interest in, any franchise, license, management or other Contract with any Person in any Sanctioned Territories or who is a Sanctioned Party, or (C) been a party to any investment, deposit, loan, borrowing or credit arrangement or involved in any other financial dealings, either directly or indirectly with any Person involving the Sanctioned Territories or who is a Sanctioned Party, in each case unless permitted, excepted, exempted, or specifically or generally authorized.
(c)
Sanctioned Parties. Neither the Company or any of its Subsidiaries, nor any of their directors, officers, Core Employees or, to the Company’s Knowledge consultants, or other Persons acting on behalf of the Company or any of its Subsidiaries is a Sanctioned Party.
(d)
Compliance Enforcement. The Company and its Subsidiaries have not (i) conducted any internal review or investigation related to potential or alleged violations of Anti-Corruption Laws or Trade Restrictions, (ii) made any voluntary disclosure to any governmental entity with respect to a possible violation of the Anti-Corruption Laws or Trade Restrictions, or (iii) been subject to any actual or threatened government prosecution, enforcement, investigation, subpoena or other inquiry related to potential non-compliance with the Anti-Corruption Laws or Trade Restrictions.
(e)
Export Control Classifications. Section 3.22(e) of the Disclosure Schedule sets out the true, correct and complete export control classifications applicable to the Company’s products, services, software and technologies.
(f)
SAFE Compliance. Except as set out in Section 3.22(f) of the Disclosure Schedule, the Company, its Subsidiaries, the Founders, the directors, officers and if applicable, supervisors of the Company and any of its Subsidiaries, the direct or indirect holder of Company Options and/or the Company RSU, have complied with all applicable SAFE Rules and Regulations in all material aspects and have obtained all requisite Approvals required under the SAFE Rules and Regulations, including those SAFE Rules and Regulations relating to the direct or indirect holding of Equity Securities in the Company, the transactions contemplated in this Agreement or any Transaction Documents, and such Approvals have been duly and lawfully obtained and are in full force and effect, and to the Knowledge of the Company, there exist no grounds on which any such Approval may be cancelled or revoked or any Subsidiaries of the Company or its legal representative may be subject to liability or penalties for misrepresentations or failures to disclose information to the issuing SAFE. None of the Company, its Subsidiaries, the Founder, the direct or indirect holder of Company Options and/or the Company RSU, and/or any Affiliate of any of such Persons has received any written inquiries, notifications, Orders or any other forms of correspondence from SAFE with respect to any actual or alleged non-compliance with the SAFE Rules and Regulations.
(g)
Anti-Corruption Compliance. Neither the Company nor any of its Subsidiaries (including any of their officers, directors, agents, distributors, employees or other Person associated with or acting on their behalf) has, directly or indirectly, taken any action which would cause it to be in violation applicable Anti-Corruption Laws. Neither has the Company or its Subsidiaries (including any of their officers, directors, agents, distributors, employees or other Person associated with or acting on their behalf) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any improper payments to (i) foreign or domestic Government Officials, or to any Person under circumstances where the Person carrying out such activity knew or had reason to know that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, or provided anything of value, whether directly or indirectly for the purpose of (A) influencing any act or decision of such Government Official in his official capacity, (B) inducing such Government Official to do or omit to do any act in relation to his lawful duty, (C) securing any improper advantage or (D) inducing such Government Official to influence or affect any act or decision of any Governmental Entity, in each case, in order to assist the Person carrying out such activity in obtaining or retaining business for or with, or in directing business to, any Person or (ii) to any Person (including employees), with the intention of influencing or rewarding such Person for acting in breach of an expectation of good faith, impartiality or trust, or which it would otherwise be unlawful for the recipient to accept. In the past five years, the Company has not conducted an internal investigation into, or become aware of any allegations related to, corruption, bribery, money laundering, or related conduct by or related to the Company or its Subsidiaries. The Company and each of its Subsidiaries has, and has caused each of their Affiliates and any of their respective directors to (i) cease all of its or their respective activities, as well as (ii) take remediate actions in relation to any violation of any Anti-Corruption Laws. The Company has established sufficient internal controls and procedures to ensure compliance with applicable Anti-Corruption Laws and has Made Available all of such documentation.
(h)
Environmental Laws. The Company and its Subsidiaries (i) have complied with all Environmental Laws, (ii) have all Company Authorizations related to environmental matters (“Environmental Permits”) required for the operation of the Company’s or any of its Subsidiaries’ business and all such Environmental Permits are in full force and effect, (iii) have not received on or prior to the date of this Agreement any notice or other communication relating to any alleged claim, violation of, or Liability under any Environmental Law, (iv) have not disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, distributed, sold or otherwise placed on the market Hazardous Materials or any product containing Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws, (v) have not entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to Liabilities arising out of Environmental Laws or the Hazardous Materials related activities of the business, and (vi) have delivered to Acquiror all Environmental Permits, and all environmental reports, assessments, audits, and records in the Company’s or its Subsidiaries’ possession or control. Except in compliance with Environmental Law and in a manner that would not reasonably be expected to result in Liability to the Company or any of its Subsidiaries, no Hazardous Materials are present in, on, or under any property, including the land and improvements, groundwater and surface water thereon, that has been owned, leased or used at any time by the Company or any of its Subsidiaries.
(i)
Loan Assistance Business. Neither the Company nor any of this Subsidiaries has engaged in any illegal fundraising activities and/or online lending information intermediary business that constitute violation or non-compliance under the applicable Laws.
(j)
Live-streaming Business. No Company Product permits or facilitates interactive game features involving any mechanism deemed to constitute gambling activities as defined under applicable Laws (including PRC Criminal Law). No live streaming content disseminated through the Company Products contains gambling activities, involves pornographic or any other content prohibited by applicable Laws or violates any anti-money laundering Laws.
3.23.
IP Partner.
(a)
Section 3.23(a) of the Disclosure Schedule sets out a true, complete and correct list of the following Person (each such Person and any of its Affiliates, a “Top IP Partner”):
(i)
top ten (10) copyright partners for the audiobook business as determined by membership revenue in fiscal year of 2024;
(ii)
top two (2) copyright partners for the xiangsheng (or crosstalk) and pingshu business as determined by membership revenue in fiscal year of 2024;
(iii)
top ten (10) copyright partners for the podcast business as determined by membership revenue in fiscal year of 2024;

(iv)
the annual top ten (10) copyright partners determined by children and juvenile membership revenue of each calendar year during the period from January 1, 2022 to December 31, 2024;
(v)
material copyright partners for the parenting education business, which includes but not limited to [redacted]; and
(vi)
material hosts / copyright partners for the children content, including but not limited to [redacted].
(b)
Neither the Company nor any of its Subsidiaries have received notice, nor does the Company have Knowledge, that any Top IP Partner intends to cancel or otherwise materially and adversely modify its relationship with the Company or any of its Subsidiaries (whether related to payment, price or otherwise) on account of the transactions contemplated by this Agreement or otherwise. None of the Company nor its Subsidiaries is currently engaged in any material renegotiation with any Top IP Partner related to such Top IP Partner’s relationship or Contract with the Company or its Subsidiaries. No Top IP Partner has, during the past twelve (12) months, requested a material price increase from the Company or its Subsidiaries, other than a de minimis price increase.
3.24.
Interested Party Transactions. Except as set out in Section 3.24 of the Disclosure Schedule, no formal or current officer (including the Founders), director, supervisor, nor, to the Knowledge of the Company, any shareholder of the Company or any of its Subsidiaries (nor, to the Knowledge of the Company, any Affiliate of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest) (each, an “Interested Party”), has or has had, directly or indirectly, (i) any interest in any Person which furnished or sold, or furnishes or sells, services, products, Technology or Intellectual Property Rights that the Company or any of its Subsidiaries furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any Person that purchases from or sells or furnishes to the Company or any of its Subsidiaries, any goods or services, or (iii) any interest in, or is a party to, any Contract to which the Company or any of its Subsidiaries is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any Person” for purposes of this Section 3.24. To the Company’s Knowledge, there are no Contracts with regard to contribution or indemnification between or among any of the Shareholders. All transactions pursuant to which any Interested Party has purchased any services, products, Technology or Intellectual Property Rights from, or sold or furnished any services, products, Technology or Intellectual Property Rights to, the Company or any of its Subsidiaries have been on an arms-length basis on terms no less favorable to the Company or any of its Subsidiaries than would be available from an unaffiliated party.
3.25.
Books and Records. (a) The minute books and resolutions of the Company and each of its Subsidiaries since their respective incorporations have been Made Available, are complete and up-to-date and have been maintained in accordance with sound and prudent business practice. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (a) the minutes of the Company and each of its Subsidiaries contain true, correct and complete in all material respects records of all actions taken, and summaries of all meetings held, by the respective Shareholders and the Board of Directors of the Company and each of its Subsidiaries (and any committees thereof) since the time of incorporation of the Company and each of its Subsidiaries, as the case may be, (b) the Company and each of its Subsidiaries has made and kept business records, financial books and records, personnel records, ledgers, sales accounting records, Tax records and related work papers and other books and records (collectively, the “Books and Records”) that are true, correct and complete in all material respects and accurately and fairly reflect, in all material respects, the business activities of the Company and each of its Subsidiaries, and (c) the Company and each of its Subsidiaries has not engaged in any material transaction, maintained any bank account or used any corporate funds except as reflected in its normally maintained Books and Records. At the Closing, the minute books and other Books and Records will be in the possession of the Company and its Subsidiaries.
3.26.
Brokers. Except as specifically and accurately set out in Section 3.26 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby, nor will Acquiror or the Surviving Company incur, directly or indirectly, any such Liability based on arrangements made by or on behalf of the Company.
3.27.
Banking Relationships. Section 3.27 of the Disclosure Schedule sets out a complete and accurate list, as of April 30, 2025, of the name and location of each bank, brokerage or investment firm, savings and loan or similar financial institution in which the Company or any of its Subsidiaries has an account, safe deposit box or other arrangement, the account numbers, account balances of the most recent account statements, and the names of all Persons authorized to draw on or who have access to such accounts, safe deposit boxes or other arrangements. There are no outstanding powers of attorney executed by or on behalf of the Company or any of its Subsidiaries.
3.28.
Power of Attorney.
(a)
Except as specifically and accurately set out in Section 3.28(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has given any Person a power of attorney, or any other authority which is still effective or has not been revoked, by which such Person may enter into any contract or give any commitment or do anything on its behalf (other than any authority to employees to enter into routine trading contracts in the normal course of their duties).
(b)
Except as set out in Section 3.28(b) of the Disclosure Schedule, neither the shareholders nor any directors of the Company and/or its Subsidiaries has (i) given any Person a power of attorney or similar arrangement, or any other authority which is still effective or has not been revoked, or (ii) entered into acting-in-concert or similar arrangement with any Person, each purports to regulate, control or otherwise affect the voting of their Equity Securities or voting as a director in the shareholders meeting or in the meeting of the board of directors (as the case may be) of the Company and/or its Subsidiaries.
3.29.
Insolvency etc.
(a)
No bankruptcy or reorganization proceedings, whether voluntary or involuntary, are pending or threatened against the Company and/or its Subsidiaries, nor are the Company and/or its Subsidiaries contemplating any such proceedings, under the bankruptcy laws and/or receivership or similar applicable Laws.
(b)
No administrator, receiver or administrative receiver has been appointed in respect of the whole or any part of the assets or undertaking of the Company and/or its Subsidiaries.
(c)
No voluntary arrangement, compromise or similar arrangement with creditors has been proposed, agreed or sanctioned in respect of the Company and/or its Subsidiaries.
(d)
Each the Company and/or its Subsidiaries is not insolvent or unable to pay its debts as they fall due.
(e)
So far as the Company is Known, no circumstances exist which are likely to give rise to the occurrence of any events or circumstances described in the Sections 3.29(a) to 3.29(d).
3.30.
Government Subsidies.
(a)
Except as specifically and accurately set out in Section 3.30 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has applied for or entered into any grant, incentive, subsidy, allowance or other benefit-conferring arrangement relating to investment attraction, preferential treatment or financial support, whether written, oral or de facto, with any Governmental Entity, quasi-governmental body or any other Person Controlled by Governmental Entities (including but not limited to state-owned enterprises and government-guided funds) (the “Governmental Preferential Arrangement”).
(b)
The Company and each Subsidiary are in compliance in all material respects with the terms and conditions of any Governmental Preferential Arrangement.
(c)
The execution, delivery and performance of and compliance with the terms of this Agreement and any of the Transaction Document and the consummation of the Transactions (including the Merger and the Restructuring) contemplated hereby and thereby shall not (i) render the Company or any of its Subsidiaries liable to refund or repay the whole or part of any investment or other grant, subsidy or allowance received under the Governmental Preferential Arrangement or impose other adverse effect on the Company or any of its Subsidiaries; (ii) cause any pending application for grant, subsidy or allowance made by the Company or any of its Subsidiaries under the Governmental Preferential Arrangement to be denied, delayed, reduced or revoked; or (iii) have any adverse effect on the continued validity and effectiveness of any Governmental Preferential Arrangement.
(d)
All applications for Governmental Preferential Arrangement, which have been made or are reflected in the Balance Sheet, have been correctly made and no refunds and no interest or penalties regarding such refunds are or will be due in respect of such Governmental Preferential Arrangement.

3.31.
Related Businesses.
(a)
Except as set out in Section 3.31(a) of the Disclosure Schedule, none of the Founders (i) owns, directly or indirectly, any Equity Securities of any Person (including but not limited to ownership through proxy arrangements, nominee holdings, trust instruments, equity incentive pools, employee or consultant stock ownership plans or other similar contractual or beneficial ownership arrangements), except for the ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation, (ii) have any obligation, or have made any commitment, to acquire any Equity Securities of any Person or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person, except for situations that would result in the ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation, or (iii) holds any position or provides any service (including but not limited to acting as a director, officer, partner, legal representative, agent, advisor, independent contractor, consultant, employee, or de facto management) in any capacity whatsoever, whether compensated or not, to or for any Person other than the Company or its Subsidiaries.
(b)
None of the Founders is, on his / her own account or in conjunction with or on behalf of any Person, concerned or interested, directly or indirectly, whether as shareholder, director, partner, legal representative, agent or otherwise: (i) engaged in, or materially interested in any business (a) that is of a similar nature to or competitive with that carried on by the Company and its Subsidiaries (including the Business), or (b) that is a supplier, partner or otherwise has a trading relationship with the Company or any of its Subsidiaries; (ii) holding, controlling, or materially benefiting from any assets, Contracts, or operations that are necessary for the business (including the Business) of the Company or any of its Subsidiaries; (iii) a party to any side agreements, special arrangements, or understandings (whether written or oral) with the Company or any of its Subsidiaries, including but not limited to repurchase agreements, valuation adjustment mechanisms (including, without limitation, buyback, redemption, earn-outs or put/call options), non-compete obligations, or other similar arrangements; or (iv) involved in any activity or relationship that (x) results in the commingling of assets, accounts, personnel, or operations between such Founder and the Company or any of its Subsidiaries; or (y) has given rise to, or could reasonably lead to, any dispute, claim, or Action between such Founder and the Company or any of its Subsidiaries.
3.32.
CFIUS and Reverse CFIUS.
(a)
Section 3.32(a) of the Disclosure Schedule sets out a true, accurate, and complete response to the questionnaire therein, contains no omissions that would render such response misleading, and truly and fairly presents the Company’s operations, financial condition, and legal status.
(b)
Neither the Company nor any of the Subsidiaries engages in any activities utilizing or involving semiconductors and microelectronics, quantum information technologies or artificial intelligence that (i) designs any integrated circuit; (ii) fabricates any integrated circuit; (iii) packages any integrated circuit; or (iv) develops any AI system that is (A) designed to be used for any military end use (e.g., for weapons targeting, target identification, combat simulation, military vehicle or weapons control, military decision-making, weapons design (including chemical, biological, radiological, or nuclear weapons), or combat system logistics and maintenance); or government intelligence or mass-surveillance end use (e.g., through incorporation of features such as mining text, audio, or video; image recognition; location tracking; or surreptitious listening devices); (B) intended by the covered foreign person or joint venture to be used for any of the following: (w) cybersecurity applications; (x) digital forensics tools; (y) penetration testing tools; or (z) the control of robotic systems; or (C) trained using a quantity of computing power greater than 10^23 computational operations (e.g., integer or floating-point operations).
3.33.
Secured Creditors. (a) The Company has no fixed or floating security interests that are or will be outstanding as at the Effective Time.
3.34.
No Material Indebtedness. The Founder Parties possesses, or has access to, the necessary financial resources to enable themselves to provide the indemnifications to Acquiror the due and punctual performance and observance by the Founder Parties of all the obligations in accordance with the terms of this Agreement and any Transaction Document. None of the Founder Parties has any outstanding material Liabilities (whether contingent, absolute or otherwise) exceeding [redacted], individually or in aggregate.
3.35.
Notice from Opposing Shareholders. The Company has Made Available to Acquiror the full, accurate and up-to-date details of (i) all notices of objection, notices of dissent, demands for appraisal or demands for fair value or written offers under Section 238 of the Companies Act received by the Company prior to the Company Shareholders Meeting, as well as attempted withdrawals of such notices or demands or offers (if any), and (ii) all notices received by the Company prior to the date of this Agreement from any other Opposing Shareholders and any other information in relation to such Opposing Shareholders.
3.36.
Disclosure. No representation or warranty of the Company contained in this Agreement and no information or materials in writing provided by the Company to Acquiror in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The financial forecasts or forward-looking statements in any business plans or other materials that the Company has made available to Acquiror have been prepared in good faith and based on reasonable assumptions of the Company. All information, documents requested by Acquiror in writing and furnished in writing by the Company or the representatives of the Company (including without limitation, the key financial figures of the Company and its Subsidiaries included in the management accounts as of and for the period ended Locked Box Date and provided to Acquiror during the due diligence conducted by Acquiror for the purpose of the transactions contemplated under this Agreement) are true, accurate and complete in all material aspects, and there is no intentional concealment. There are no facts or documents that cause or could be reasonably expected to be material to the Company and its Subsidiaries, taken as a whole, that have not been disclosed to Acquiror.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Each of Acquiror and the Merger Sub hereby represents and warrants to the Company as follows, as of the date hereof (except for the representations and warranties relating to Merger Sub, as of the date of its incorporation) and as of the Closing Date:

4.1 Organization and Standing. Each of Acquiror and Merger Sub is an exempted company with limited liability duly organized, validly existing and in good standing under the Laws of the Cayman Islands. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and Merger Sub has no assets, Liabilities or obligations of any nature other than those incident to its formation and pursuant to the transactions contemplated by this Agreement and prior to the Effective Time, will not have engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

4.2 Authority and Enforceability.

(a) Each of Acquiror and Merger Sub has all requisite corporate power and authority to enter into this Agreement and any Transaction Document to which it is a party and to consummate the Merger and the transactions contemplated hereby and thereby. The execution and delivery by each of Acquiror and Merger Sub of this Agreement and any Transaction Document to which it is a party and the consummation of the Merger and the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate and other action on the part of Acquiror and Merger Sub and no further corporate or other action is required on the part of Acquiror or Merger Sub to authorize this Agreement, the Merger, and any Transaction Document to which it is a party or to consummate the Merger and the transactions contemplated hereby and thereby.

(b) This Agreement and any Transaction Document to which Acquiror and Merger Sub are parties have been duly executed and delivered by Acquiror and Merger Sub and constitute the valid and binding obligations of Acquiror and Merger Sub, enforceable against each of Acquiror and Merger Sub in accordance with their respective terms, subject to the Enforceability Limitations.

4.3 Non-contravention. The execution and delivery by Acquiror and Merger Sub of this Agreement and any Transaction Document to which Acquiror and/or Merger Sub a party, and the consummation of the transactions applicable to Acquiror and Merger Sub pursuant to this Agreement, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (a) any provision of the memorandum and articles of association of Acquiror or Merger Sub, (b) any contract to which Acquiror or Merger Sub is a party that is material to Acquiror and Merger Sub, taken as a whole or (c) any Law or Order applicable to Acquiror and Merger Sub or any of their properties or assets (whether tangible or intangible), except in the case of limbs (b) or (c) above, for such conflicts, violations, defaults, terminations, cancellations, modifications or accelerations which would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect on Acquiror’s or Merger Sub’ ability to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement in a timely manner.

4.4 SEC Filings.

(a) Acquiror has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required by applicable Law to be filed or furnished by Acquiror since December 31, 2021 (collectively, together with any exhibits and schedules thereto and other information incorporated by reference therein in accordance with applicable SEC regulations, the “Acquiror SEC Documents”). No other Subsidiary of Acquiror is required to file any report, schedule, form, statement, prospectus, registration statement or other document with the SEC.

(b) As of its filing date (and as of the date of any amendment), each Acquiror SEC Document complied, and each Acquiror SEC Document filed subsequent to the date of this Agreement will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and other applicable Law, as the case may be.

(c) Each of the consolidated financial statements of Acquiror included in Acquiror SEC Documents (including, in each case, any notes thereto) was prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be indicated in notes thereto or, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) and each fairly presented, in all material respects, the consolidated financial position, the results of operations, cash flows and changes in shareholders’ equity of Acquiror and its Subsidiaries as and at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments).

4.5 Governmental Approvals. (a) No consent, waiver, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by, or with respect to, Acquiror or Merger Sub in connection with the execution and delivery of this Agreement and any Transaction Document to which Acquiror or Merger Sub is a party or the consummation of the Merger or any other transactions contemplated hereby and thereby, except for (a) the filing of the Plan of Merger and other documents required under the Companies Act with the Registrar of Companies of the Cayman Islands and the publication of notification of the Merger in the Cayman Islands Government Gazette pursuant to the Companies Act, (b) compliance with any applicable requirements of the Securities Act, the Exchange Act, or any other applicable securities laws and the rules and regulations, (c) compliance with the rules and regulations of the NYSE and the HKSE, (d) the authorization, approval or consent of the Governmental Entities as set forth in Section 2.2(a)(ii) (Regulatory Approval), and (e) such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not reasonably be expected to have an Acquiror Material Adverse Effect on Acquiror’s or Merger Sub’ ability to consummate the Transactions in accordance with the terms of this Agreement.

4.6 Merger Consideration. Acquiror has access to sufficient capital resources to pay the Merger Consideration that is payable in cash hereunder.

ARTICLE V

CONDUCT OF COMPANY BUSINESS

5.1 Conduct of Company Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except to the extent that Acquiror shall otherwise consent in writing, the Company shall (i) conduct the business of Company and its Subsidiaries in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted, (ii) subject to Sections 7.12 and 7.13, pay all Taxes and file all Pre-Closing Tax Returns of the Company and its Subsidiaries when due in a manner consistent with the past practices of the Company and its Subsidiaries, unless otherwise required by applicable Law, (iii) pay or perform all other obligations of the Company and its Subsidiaries when due (including the timely withholding, collecting, remitting and payment of all Taxes required under Law), (iv) operate in compliance with all Privacy Requirements and other applicable Laws relating to cybersecurity and privacy protection, including Personal Data and network security requirements, (v) to the extent requested by Acquiror based on any third‑party assessment report commissioned by Acquiror, use commercially reasonable efforts to implement recommended remedial actions with respect to the Company’s and its Subsidiaries’ apps and platforms regarding privacy protections, provided, however, that the Company shall not be obligated to implement any material, substantive changes to such apps or platforms before the Closing without the mutual written consent of the Company and Acquiror, and (vi) to the extent consistent with such business, use commercially reasonable efforts to preserve intact the present business organizations of the Company and its Subsidiaries, keep available the services of the present officers and Employees of the Company and its Subsidiaries, preserve the assets (including intangible assets) and properties of the Company and its Subsidiaries and preserve the relationships of the Company and its Subsidiaries with customers, suppliers, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company and its Subsidiaries at the Effective Time.

5.2 Restrictions on Company Activities. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as (i) expressly contemplated by this Agreement, including the Restructuring, and (ii) specifically set forth in Schedule 5.2, the Company shall not (and shall ensure that none of its Subsidiaries shall), without the prior written consent of Acquiror:

(a) cause or permit any modification, amendment or change to the Charter Documents of the Company or any of its Subsidiaries, except for (i) any amendment to Section 3.1(a)(B) of Schedule A of the Company’s Articles to postpone the applicable triggering date to any redemption rights, or (ii) any amendment to the articles of association of the Subsidiaries solely for the purpose of updating the filed information of any PRC Subsidiary with SAMR, provided that such amendment shall exclude (A) any reduction of registered capital of any Subsidiary of the Company (except for reductions arising from underpaid registered capital by applicable shareholders of such Subsidiary), (B) any transfer, pledge or encumbrance of the Equity Securities that are directly or indirectly owned by the Company in any of its Subsidiaries (including, for the avoidance of doubt, any transfer, pledge or encumbrance of Equity Securities held by nominee shareholders in the Domestic Company and Tianbo) (except for any pledge or encumbrance of such Equity Securities that secures the Interest-Bearing Indebtedness of the Company or any of its Subsidiary), or (C) any change, replacement or appointment of any PRC Subsidiary’s director, manager, supervisor or legal representative with any Person who is not a current employee of the Company or any of its Subsidiaries or director, manager, supervisor or legal representative as nominated by other minority shareholder of such Subsidiary of the Company (provided, however, that this limb (C) shall not apply if the Company has notified Acquiror in writing in advance of such change, replacement or appointment);

(b) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Shares or the capital shares of its Subsidiaries, or split, combine or reclassify any Company Shares or the capital shares of its Subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Company Shares or the capital shares of its Subsidiaries, or directly or indirectly repurchase, redeem or otherwise acquire any Company Shares or the capital shares of its Subsidiaries (or options, warrants or other rights convertible into, exercisable or exchangeable for Company Ordinary Shares or the capital shares of its Subsidiaries), except for forfeitures of unvested Company Options or Company RSU upon a termination of employment or service with any Employee or Service Provider pursuant to the respective underlying award agreements in effect on the date hereof;

(c) issue, grant, deliver, sell, or otherwise dispose of, or authorize or propose the issuance, grant, delivery, sale of, or otherwise disposal of, or purchase or propose the purchase of, any Equity Securities of the Company, any of its Subsidiaries or any Equity Investee; or enter into, or authorize or propose to enter into, any Contract of any character obligating any of the Company or any of its Subsidiaries to issue, grant, deliver, purchase, sell, or otherwise dispose of, any such Equity Securities (including any action to initiate or prepare public offering of any Company Share or the capital share of any of the Subsidiaries of the Company), except for (x) the issuance of any Equity Securities of any of the Company’s Subsidiaries to the Company or any of its other Subsidiaries, (y) the issuance of Company Shares pursuant to the exercise of Company Options or vesting of Company RSU under the Company Equity Incentive Plans, in each case, outstanding as of the date of this Agreement pursuant to the underlying award agreements, or (z) the disposal of any Equity Securities in any Equity Investee by the Company or any of its Subsidiaries, provided that the total transaction value for such disposal in aggregate shall not exceed[redacted] (as determined on the basis of an appraised valuation issued by a qualified PRC appraisal firm or the incurred or committed transaction amount of such Equity Securities);

(d) form, or enter into any commitment to form, a Subsidiary, or acquire, or enter into any commitment to acquire, any corporation, association, joint venture, partnership or other business entity or division thereof, individually or cumulatively in a series of transactions related to the same matter or project, at the total transaction value exceeding [redacted] (whether determined based on an appraised valuation issued by a qualified PRC appraisal firm or based on the incurred or committed investment amount);

(e) make or agree to make any capital expenditure or commitment (including, without limitation, any capital expenditure or commitment on investment, copyrights, major fixed assets or intangible assets), individually or cumulatively in a series of transactions related to the same matter or project, in excess of [redacted] (based on the incurred or committed amount), except for which is set out in paragraph (e) of Schedule 5.2;

(f) without prejudice to the restrictions under Section 5.2(c), acquire or dispose of any assets of the Company or any of its Subsidiaries or any business enterprise or division thereof, individually or cumulatively in a series of transactions related to the same matter or project, at the total transaction value exceeding [redacted] (as determined on the basis of an appraised valuation issued by a qualified PRC appraisal firm or the incurred or committed transaction amount of such asset);

(g) (i) save as otherwise provided under Section 5.2(f), sell or assign to any Person or enter into any Contract to sell or assign to any Person any rights to any Company Owned IP, or allow any material Company Owned IP to expire or lapse, (ii) save as otherwise provided under Section 5.2(e), buy or license any Technology or Intellectual Property Right of any third party (other than under Standard Inbound Agreements), (iii) license any Company Products or Company IP to third parties other than under Standard Outbound Agreements, or agreements with auto OEMs or content adaptation providers that authorize development of derivative works and products, (iv) enter into any material distributor, reseller, sales representative, marketing, or similar agreement, (v) amend, modify, or extend any agreement for the license, sale, or other distribution of Company Products or Company Owned IP (other than amendments, extensions, or modifications to Standard Inbound Agreements or Standard Outbound Agreements) that would materially reduce the Company’s or any of its Subsidiaries’ rights or materially increase its obligations, (vi) enter into any Contract with respect to the development of any Technology or Intellectual Property Right on behalf of the Company or any of its Subsidiaries with a third party (other than agreements with employees, contractors or other contributors in the ordinary course of business), (vii) save as otherwise required for the purpose of obtaining the requisite consent or amendment of any Key Copyright Agreement pursuant to Section 7.3 and Schedule 1.4, materially change pricing or royalties charged by the Company or any of its Subsidiaries to, or the compensation or other amounts payable to, the Company’s or any of its Subsidiaries’ customers or licensees, or the pricing or royalties set or charged by Persons who have licensed Technology or Intellectual Property Rights to the Company or any of its Subsidiaries by more than [redacted] in any rolling twelve-month period, other than temporary promotional discounts consistent with past practice; or (viii) amend the license applicable to any Company Owned IP such that the Company Owned IP becomes subject to an Open Source License; provided, however, that with respect to the actions described in limbs (iv) through (vii) (inclusive), the restrictions set forth in this Section 5.2(g) shall apply only to any Contract or arrangement that has a contract value in excess of [redacted], determined on an individual basis.

(h) issue or sell any debt securities (excluding the incurrence or draw-down of Interest-Bearing Indebtedness by the Company or any of its Subsidiaries), or create a Lien (other than a Permitted Lien or any Lien granted to secure Interest-Bearing Indebtedness) over any asset of the Company or any of its Subsidiaries;

(i) (x) make any loan to, or purchase debt securities of, or guarantee any Indebtedness of, any individuals (except for advances to employees for reasonable business travel and expenses in the ordinary course of business consistent with past practice), or (y) make any loan to any Person other than individuals exceeding [redacted] individually or [redacted] in the aggregate or purchase debt securities of any Person or guarantee any Indebtedness of any Person;

(j) commence or settle any Action or threat of any Action by or against the Company or any of its Subsidiaries or relating to any of their businesses, properties, rights or assets (other than (i) ordinary course collection efforts for accounts receivable owed by a third party, (ii) any Action to enforce the terms of this Agreement or any Transaction Document, and (iii) those that do not (w) involve the payment by any party thereto of monetary damages in excess of [redacted] individually or [redacted] in the aggregate, (x) involve any Governmental Entity, and (y) relate to any Tax), provided that any claims by Opposing Shareholders shall be governed by Section 7.16);

(k) pay, discharge, release, waive or satisfy any claims, rights or Liabilities that are material in nature, other than the payment, discharge or satisfaction in the ordinary course of business of Liabilities reflected on the Balance Sheet or incurred in the ordinary course of business after the Locked Box Date;

(l) adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates or any change to practices that would impact the methodology for recognizing revenue) other than as required by IFRS or any applicable Law;

(m) make, change, or revoke any Tax election, adopt or change any Tax accounting method, enter into any closing agreement in respect of Taxes, settle or compromise any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, request any Tax ruling, enter into any Tax sharing or similar agreement or arrangement (other than any such agreement not primarily related to Taxes entered into in the ordinary course of business), surrender any right to claim a material refund of Taxes, or amend any Tax Return, in each case, except as required by any applicable Law;

(n) except as required by the terms of any Company Equity Incentive Plan or Employee Agreement or any applicable Law, (i) establish, adopt, amend or terminate any Company Equity Incentive Plan, or any plan, program, policy, practice, contract, agreement or other arrangement that would be a Company Equity Incentive Plan if in effect on the date of this Agreement, other than expirations and renewals in the ordinary course of business, (ii) enter into any new material engagement with any professional employer organization or other similar service provider, (iii) increase the level of compensation payable or to become payable to any Employee or Service Provider, or make any other change that would result in increased cost to the Company to the salary, wage rate, employment status, title or other compensation (including equity based compensation) payable or to become payable by the Company or any of its Subsidiaries to any Employee or Service Provider, other than any increases or changes made in the ordinary course of business at an arm’s length basis consistent with past practice, (iv) make any declaration, payment, commitment or obligation of any kind for the payment (whether in cash, equity or otherwise) of any severance payment or other change in control payment, termination payment, bonus, special remuneration or other additional salary or compensation (including equity based compensation) to any Employee or Service Provider other than (x) any such severance payments required by applicable Law in connection with the termination of employment; or (y) any other payments, bonuses, remuneration, compensation or other incentives made in the ordinary course of business at an arm’s length basis consistent with past practice, or (v) terminate, other than for cause or due to permanent disability, or hire, any Employee or Service Provider with an aggregate annual cash compensation of [redacted] or more;

(o) create any new labor union or other employee representative body that was not recognized by the Company or its Subsidiaries prior to the date of this Agreement, except as required by applicable Law;

(p) waive, release, amend or knowingly fail to enforce the restrictive covenant obligations of any Employee or Service Provider except for immaterial changes made in the ordinary course that do not have, and would not reasonably be expected to have, a material adverse effect on the Company or its Subsidiaries;

(q) send any written communications (including electronic communications) to Employees or Service Providers regarding this Agreement or the transactions contemplated hereby or make any representations or issue any communications to Employees that are inconsistent with this Agreement or the transactions contemplated thereby, including any representations regarding continued employment or offers of employment from Acquiror;

(r) amend any Company Privacy Policy, publish any new Company Privacy Policy, or announce any amendment to any Company Privacy Policy or any new Company Privacy Policy except (i) as necessary to comply with any applicable Law, or (ii) for immaterial revisions made in the ordinary course of business that do not materially increase the Company’s obligations or liabilities, nor materially and adversely affect the Company’s rights, remedies, or its relationships with customers or users;

(s) cancel, amend (other than in connection with the addition of customers and suppliers to such insurance policies from time to time in the ordinary course of business consistent with past practices) or fail to renew (on substantially similar terms) any material insurance policy of the Company or any of its Subsidiaries;

(t) (i) terminate, amend, waive, or modify in any material manner relative to any Material Contract with an actual value or obligations of [redacted] or more or the Company’s or any of its Subsidiaries’ businesses or operations, or violate, the terms of any such Material Contract, or (ii) enter into any Contract which would have constituted a Material Contract with an actual value or obligations of [redacted] or more had such Contract been entered into prior to the date of this Agreement;

(u) enter into any Contract to purchase or sell any interest in real property or grant any security interest in any real property;

(v) make any Leakage other than Permitted Leakage; or

(w) take, commit, or agree in writing or otherwise to take, any of the actions described limbs (a) – (v) of this Section 5.2, or any other action that would prevent the Company from performing, or cause the Company not to perform, its covenants or agreements hereunder.

Notwithstanding the foregoing, Acquiror’s consent shall not be unreasonably withheld, conditioned, or delayed with respect to any action for which consent is required under this Section 5.2, provided that the Company provides reasonable advanced notice and sufficient information and documents for Acquiror to evaluate the requested action.

ARTICLE VI

COMPANY NON-SOLICITATION AGREEMENT

6.1 Termination of Discussions. Except expressly in connection with the Restructuring, the Company and the Founder Parties shall immediately cease and cause to be terminated any such negotiations and discussions with third parties (other than Acquiror) regarding (i) any acquisition of all or any material portion of the business, properties, assets or technologies of the Company or any of its Subsidiaries, or any amount of Company Shares or capital shares of any of its Subsidiaries (whether or not outstanding), in any case whether by merger, consolidation, amalgamation, purchase of assets or stock, tender or exchange offer, license or otherwise (other than the sale of products and services in the ordinary course of business consistent with past practice or the licensing of Intellectual Property Rights in connection therewith), (ii) any joint venture or other strategic investment in or involving the Company or any of its Subsidiaries (other than an ongoing commercial or strategic relationship in the ordinary course of business), including any new financing, investment round or recapitalization of the Company, or (iii) any similar transaction that is not in the ordinary course of business (each of the transactions described in the preceding limbs (i), (ii) and (iii) being referred to herein as an “Alternative Transaction”).

6.2 No Solicitation. Commencing on the date of this Agreement and continuing at all times until the earlier to occur of the Effective Time and the valid termination of this Agreement pursuant to the provisions of Section 8.1, except expressly in connection with the Restructuring, neither the Company nor any of the Founder Parties shall (nor shall the Company or any Founder Party permit any of its Affiliates, directors, officers, employees, Shareholders, agents or other representatives (“Representatives”)), directly or indirectly (other than to Acquiror, Merger Sub or any Representatives of Acquiror or Merger Sub):

(a) solicit, initiate, seek, knowingly encourage, promote or support, any inquiry, proposal or offer from, furnish any non-public information regarding the Company or any of its Subsidiaries to, or participate in any discussions or negotiations with, any third party regarding, or in a manner intended or reasonably likely to facilitate, any Alternative Transaction;

(b) disclose any information not customarily disclosed to any person concerning the business, properties, assets or technologies of the Company or any of its Subsidiaries, or afford to any Person access to their respective properties, assets, technologies, books or records, not customarily afforded such access;

(c) assist or cooperate with any person to make any inquiry, offer, proposal or indication of interest regarding any Alternative Transaction; or

(d) enter into any Contract with any person providing for an Alternative Transaction.

6.3 Notice of Alternative Transaction Proposals. In the event that the Company, any Founder Party or any of its Representatives shall receive, prior to the Effective Time or the termination of this Agreement in accordance with Section 8.1, any inquiry, offer, proposal or indication of interest regarding a potential Alternative Transaction, or any request for disclosure of information or access of the type referenced in Section 6.2(b), the Company or such Affiliate or Representative shall promptly (and no later than one (1) Business Day) notify Acquiror thereof, which notice shall include the identity of the party making any such inquiry, offer, proposal, indication of interest or request, and the specific terms of such inquiry, offer, proposal, indication or request, as the case may be (including a copy of any written material and electronic communications received from such third party), and such other information related thereto as Acquiror may reasonably request.

6.4 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions of this ARTICLE VI were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Acquiror shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this ARTICLE VI and to enforce specifically the terms and provisions of this Agreement in any court of the Cayman Islands or any state having jurisdiction, this being in addition to any other remedy to which Acquiror may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any Representative of the Company shall be deemed to be a breach of this Agreement by the Company.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Shareholder Matters.

(a) Requisite Shareholder Approval and Shareholder Meeting.   The Company represents that it has held the Company Shareholders Meeting in compliance with all legal requirements applicable thereto, and has received the Requisite Shareholder Approval at the Company Shareholders Meeting. The Company shall take all necessary actions to defend any claims against the decision or resolution adopted in relation to the Requisite Shareholder Approval. Without limitation of Section 7.1(b), the Company shall promptly inform Acquiror in writing of any claim, question, comment, concern or challenge (whether or not a formal proceeding is initiated or threatened to be initiated) raised (or reasonably expected to be raised) by any Shareholder or such Shareholder’s Affiliates or representatives against the Company, Acquiror, Merger Sub and/or any of their respective Affiliates, officers, directors, representatives, advisors or employees in relation to the Transactions (including the Merger), and shall ensure to provide to Acquiror or its representatives, to the extent not prohibited by Law, full and accurate details related to such claims (including any correspondences or materials received).

(b) Shareholder Litigation. The Company shall provide Acquiror prompt notice of any Action brought by any Shareholder or purported shareholder of the Company against the Company, any of its Subsidiaries and/or any of their respective directors or officers relating to the Merger or any of the other Transactions or this Agreement, and shall keep Acquiror informed on a prompt and timely basis with respect to the status thereof. Subject to Schedule 7.16, the Company shall give Acquiror the opportunity to participate in the defense or settlement of any such Action and reasonably cooperate with Acquiror in conducting the defense or settlement of such Action, and no such settlement shall be agreed without Acquiror’s prior written consent, it being understood that Acquiror shall not be obligated to consent to any settlement which does not include a full release of Acquiror and its Affiliates or which imposes an injunction or other equitable relief after the Effective Time upon Acquiror or any of its Affiliates. For the avoidance of doubt, to the extent any Action hereunder falls within the scope of a Triggering Action under Section 7.16, Schedule 7.16 shall apply. Notwithstanding anything to the contrary, nothing in this Section 7.1(b) shall affect, restrict or limit indemnification liabilities owed to the Indemnified Parties pursuant to Section 9.2(a).

7.2 Governmental Approvals; Consents; Filings.

(a) In furtherance and not in limitation of the terms of Section 7.4, each of the Company, any Subsidiary and Acquiror shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity, whether national, provincial, local or foreign, set forth in Section 2.2(a)(ii) (Regulatory Approval). Subject to Section 7.2(d), each of the Company and Acquiror shall use its commercially reasonable efforts to (i) prepare and file, in consultation with any other party hereto and as promptly as reasonably practicable and advisable after the date of this Agreement, all documentation to effect all necessary or advisable applications, notices, petitions, filings, registrations, notifications, statements, submissions of information and other documents (including any required or recommended filings under applicable Laws), and (ii) obtain as promptly as reasonably practicable (and in any event no later than the End Date (as the same may be extended)) all waiting period expirations or terminations, approvals, consents, clearances, registrations, permits and authorizations from any Governmental Entity or third party that are or may become necessary, proper or advisable to consummate the transactions contemplated hereby without imposing a materially adverse burden on the Company.

(b) Each of Acquiror and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company and its Subsidiaries, on the other hand, shall, to the extent practicable and unless prohibited by applicable Law or by the applicable Governmental Entity and subject to all applicable privileges (including the attorney client privilege), promptly inform the other of any material communication from any Governmental Entity regarding any of the transactions contemplated hereby in connection with any regulatory filings or investigations with, by or before any Governmental Entity relating to this Agreement or the transactions contemplated hereby, including any Action initiated by a private party. If the Company or Acquiror or any Affiliate thereof shall receive any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated hereby, then subject to Section 7.2(c)(ii), the Company or Acquiror (as applicable) shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. In connection with and without limiting the foregoing provisions of this Section 7.2(b) and subject to Section 7.2(c)(ii), to the extent reasonably practicable, unless prohibited by applicable Law or by the applicable Governmental Entity, the parties hereto will (i) give each other reasonable advance notice of all meetings or material communications with any Governmental Entity relating to the Transactions, (ii) give each other an opportunity to participate in each of such meetings or material communications (except where such meeting will involve in discussions of Acquiror or its Affiliates’ proprietary business information or other confidential information where the Company or its Affiliates shall be excluded from the relevant meetings or communications), (iii) keep the other parties reasonably apprised with respect to any communications with any Governmental Entity relating to the Transactions, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Merger or the transactions contemplated hereby, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Entity, and (v) provide each other (or counsel of each party hereto, as appropriate) with copies of all written material communications to or from any Governmental Entity relating to the Merger or the transactions contemplated hereby (except where Acquiror acting in good faith reasonably determine such written communication contains sensitive confidential information relates to Acquiror or its Affiliates). For the avoidance of doubt, this Section 7.2 shall not oblige Acquiror or any of its Affiliates to share or disclose any of its confidential information (including their confidential communications with the relevant Governmental Entities) with the Company, any of its shareholders or their respective Affiliates, and any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis or otherwise redacting Acquiror or its Affiliates’ confidential information to the extent required under applicable Law or as deemed by Acquiror to be necessary to protect competitively sensitive information.

(c) Notwithstanding the foregoing or anything else herein to the contrary,

(i) Acquiror shall (A) determine the timing and strategy and have primary responsibility for the final content of any substantive oral or written communications with any applicable Governmental Entities except responses to inquiries made directly to the Company by such Governmental Entities, and (B) have the right in its sole discretion to lead and coordinate all Actions and other activities with respect to seeking any authorizations, approvals, clearances and waiting-period expirations in connection with applicable Law, including (x) litigating any associated administrative or judicial action or proceeding (including appeals) that may be brought in connection with the Transactions, (y) withdrawing any filing or submissions, and (z) initiating any filings, notifications, submissions and communications with or to any Governmental Entity in connection therewith; except that Acquiror shall obtain the Company’s prior written consent (which consent shall not be unreasonably conditioned, withheld or delayed) for any remedy or settlement plan that may be agreed with the relevant Governmental Entities;

(ii) in exercising the rights set out in Section 7.2(c)(i) as above, Acquiror shall give reasonable consideration to all views and input provided by the Company or its legal counsel, and the Company and its Subsidiaries will take such actions as reasonably requested by Acquiror in connection with obtaining such consents, approvals or waivers;

(iii) without prior written consent from Acquiror, the Company shall not, and shall cause its Affiliates and the Representatives not to, initiate or maintain any filing, notification, submission, negotiation, discussion or communication with any Governmental Entities regarding the Transactions (including without limitation the PRC Merger Control Approvals); and

(iv) without prior written consent from the Company, Acquiror shall not, and shall cause its Affiliates and the Representatives not to, initiate, submit or maintain any formal filing, written notification, or submission with any Governmental Entities regarding the Transactions (for the avoidance of doubt, excluding the PRC Merger Control Approvals or any filings required under applicable securities Laws and listing rules (including U.S. securities laws, Hong Kong listing rules and the rules and regulations of the NYSE and the HKSE)).

(d) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, it is expressly understood and agreed that neither Acquiror nor Merger Sub shall have any obligation to take any steps to avoid or eliminate impediments under any applicable Law that may be asserted by any Governmental Entity with respect to the Transactions (including the Merger) so as to enable the Closing to occur prior to the End Date, including: (i) litigating any administrative or judicial action or proceeding that may be brought in connection with the Transactions, including appeals, (ii) proposing, negotiating, offering to commit and effecting, by consent decree, hold separate order or otherwise, the sale, license, assignment, transfer or other divestiture or disposition of any of the businesses, services, products or assets of Acquiror, the Company or any of their Affiliates and any other actions that limit the freedom of action with respect to, or the ability to retain, any of the businesses, services or assets of Acquiror, the Company or any of their Affiliates; (iii) agreeing or proffering to limit or not to exercise any rights of ownership of any securities and agreeing or proffering to enter into any agreement that limits the ownership or operation of any business of Acquiror, the Company or any of their Affiliates; and (iv) taking or being required to take any other action, or to refrain from any action, that could reasonably restrict the operations, assets, or business decisions of Acquiror, the Company, or any of their Affiliates.

7.3 Third Party Contracts.

(a) Notices and Consents. The Company shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any third parties to the Contracts set forth in paragraph (a) of Schedule 7.3 before the Closing. The form and substance of such consents, waivers and approvals shall, to the extent practicable, incorporate reasonable comments that Acquiror may provide.

(b) Amended Agreements. The Company shall use its commercially reasonable efforts to amend each of the agreements listed on paragraph (b) of Schedule 7.3 (the “Amended Agreements”) to provide for the applicable changes as set forth in the column titled “Action Required” opposite the name of such Amended Agreement on such Schedule, in all cases effective as of and contingent upon the Closing. The form and substance of each amendment agreement to each Amended Agreement shall be provided to Acquiror for its comments prior to the execution of such amendment agreement, and shall incorporate reasonable comments that Acquiror may provide. Notwithstanding the foregoing, any change or amendment to such Amended Agreement that deviates from the changes specified under the “Action Required” column shall be subject to prior review and approval by Acquiror.

(c) Expenses and Payments. The Company shall be responsible for making any payments required to obtain the consents, waivers, approvals and amendments set out in Schedule 7.3 and promptly provide Acquiror with a copy of the executed consent, waiver, approval and/or amendment documents, accompanied with materials setting out the payment terms and amounts. In the event the Merger does not close for any reason, neither Acquiror nor Merger Sub shall have any Liability to the Company, the Shareholders or any other Person for any costs, claims, Liabilities or damages resulting from the Company seeking to obtain such consents, waivers, approvals and amendments.

7.4 Reasonable Best Efforts to Close. Subject to the terms and conditions provided in this Agreement (including Section 7.2(d)), each of the parties hereto shall use reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions, including by using reasonable best efforts to take all action necessary to satisfy all of the conditions to the obligations of the other party or parties hereto to effect the Merger set forth in ARTICLE II, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in each case in order to consummate and make effective the Merger for the purpose of securing to the parties hereto the benefits contemplated by this Agreement. For the avoidance of doubt, the Company shall use all reasonable efforts to assist Acquiror in preparing and completing the post-Closing filing procedures with the China Securities Regulatory Commission in relation to the Transactions.

7.5 Pre-Clearance Filing of Merger. (a) The Company, Acquiror, and Merger Sub shall prepare necessary documents jointly, and procure a pre-clearance filing, to be submitted to Registrar of Companies of the Cayman Islands (the “Registrar”), of the documents required for filing of the Merger pursuant to Part XVI of the Companies Act, no later than three (3) Business Days prior to the Effective Time. For this purpose, each of the Company and Acquiror shall use all reasonable endeavors to prepare, obtain, and cause to prepare or obtain, such documents required for the abovementioned pre-clearance filing.

7.6 Deductible Expenses.

(a) Company Deductible Expenses. All third party fees, expenses, costs, payments, and expenditures incurred or required to be paid by or on behalf of the Company or any of its Subsidiaries (and (x) whether paid prior to, at or after the Closing, and (y) whether or not billed or accrued prior to the Closing) in connection with this Agreement, the Transaction Documents, the Merger and the transactions contemplated hereby and thereby, shall be considered “Company Deductible Expenses”, including, without duplication:

(i) all legal, accounting, financial advisory, investment banking, escrow agent, paying agent or similar advisory services fees, costs, expenses, payments and expenditures;

(ii) if applicable, the maximum amount of consulting, brokerage or finders’ fees and agents’ commissions;

(iii) all other fees, costs, expenses, payments and expenditures of third parties incurred by the Company or any of its Subsidiaries in connection with the negotiation and effectuation of the terms and conditions of this Agreement, including all policy premiums and costs incurred in connection with the purchase of the Tail Policies (in each case of sub-sections (i) through (iii), as evidenced by issued invoices and written confirmation of total fees each of from such third party counsels, agents or advisors);

(iv) during the period from the Locked Box Date up to and including the Closing Date, any separation, redundancy, severance, termination, change-in-control payments or similar payment obligations to any current or former Employee or Service Provider or the beneficiary of such other Person (or dependent of such Person) (whether or not paid prior to the Closing), whether payable by Acquiror or the Company or any of their respective Affiliates, including (A) all costs (including severance-related, Tax-related or otherwise) associated with the termination or resignation of any Employees and (B) the employer portion of any employment, payroll or similar Taxes attributable to any payments described in this sub-section (iv) (it being specified that the deductible amount pursuant to this sub-section (iv) shall be no more than [redacted]

(v) except for the ESOP Consideration or Merger Consideration payable to Ximalaya Welfare Limited or Ark Trust (Hong Kong) Limited pursuant to Section 1.3(b) and Section 1.3(c), any transaction or other bonus, accelerated commissions, retention or similar payment obligations resulting from, or in connection with, the Transactions contemplated hereby, including the Merger, to any current or former Employee or Service Provider or the beneficiary of such other Person (or dependent of such Person) (whether or not paid prior to the Closing), whether payable by Acquiror or the Company or any of their respective Affiliates;

(vi) any liquidation charges, surrender charges or other fees payable in connection with termination of any of the Company Employee Plans (including the Company Equity Incentive Plans), or participation therein;

(vii) any costs or expenses in relation to the proposed initial public offering of the Company, as evidenced by issued invoices and written confirmation of no additional expenses from third party counsels of the Company (the “Company Deductible IPO Expenses”);

(viii) any costs, expenses, Liabilities and Taxes resulting from the Restructuring;

(ix) if applicable, any termination, pre-payment, balloon or similar fees or payments (including penalties) of the Company or any of its Subsidiaries on account of outstanding Indebtedness of the Company or any of its Subsidiaries;

(x) any Taxes incurred by the Company or any of its Subsidiaries in connection with, or relating to the fees, costs, expenses, payments and expenditures set forth in sub-sections (i)-(ix) above.

(b) Acquiror Deductible Expenses. All third party fees, expenses, costs, payments, and expenditures incurred or required to be paid by or on behalf of Acquiror and its controlling shareholder (and (x) whether paid prior to, at or after the Closing, and (y) whether or not billed or accrued prior to the Closing) in connection with this Agreement, the Transaction Documents, the Merger and the transactions contemplated hereby and thereby, shall be considered “Acquiror Deductible Expenses”, including, without duplication:

(i) all legal, accounting, financial advisory, investment banking, escrow agent, paying agent or similar advisory services fees, costs, expenses, payments and expenditures;

(ii) if applicable, the maximum amount of consulting, brokerage or finders’ fees and agents’ commissions; and

(iii) all other fees, costs, expenses, payments and expenditures of third parties incurred by Acquiror or its controlling shareholder in connection with the negotiation and effectuation of the terms and conditions of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, the costs to prepare the Post-Closing Statement. The Acquiror Deductible Expenses shall be evidenced by issued invoices and written confirmation of total fees from each of such third party counsels, agents or advisors; provided, however, that the aggregate amount of all Acquiror Deductible Expenses shall in no event exceed [redacted] provided, further, that neither the Company nor any of its Subsidiaries shall be responsible for, or required to reimburse, any of such Acquiror Deductible Expenses unless the Closing occurs.

(c) Company Statement of Expenses. At least ten (10) Business Days prior to the Closing, the Company shall provide Acquiror with (i) a statement, in a form reasonably satisfactory to Acquiror, setting forth all paid and unpaid Company Deductible Expenses incurred or accrued by or on behalf of the Company or any of its Subsidiaries as of 11:59 p.m. (Hong Kong time ) on the Closing Date, or anticipated to be incurred, accrued or payable by or on behalf of the Company or any of its Subsidiaries after the Closing (the “Company Statement of Expenses”), and (ii) the supporting documents evidencing each item of the Company Statement of Expenses. The Company shall take all necessary action to ensure that without the express prior written consent of Acquiror, none of the Company or any of its Subsidiaries shall incur, accrue, or otherwise become payable of, any Company Deductible Expenses that are not recorded in the Company Statement of Expenses after delivery of such statement.

(d) Acquiror Statement of Expenses. At least ten (10) Business Days prior to the Closing, Acquiror shall provide the Company with (i) a statement setting forth all paid and unpaid Acquiror Deductible Expenses incurred or accrued by or on behalf of Acquiror and its controlling shareholder as of the date of issuing such Acquiror Statement of Expenses, or anticipated to be incurred, accrued or payable by or on behalf of Acquiror and its controlling shareholder thereafter and after the Closing (the “Acquiror Statement of Expenses”), and (ii) the supporting documents evidencing each item of the Acquiror Statement of Expenses.

7.7 Access to Information.

(a) At all times prior to the Effective Time, subject to applicable Law and the confidentiality obligations as set out in Section 11.3, the Company shall afford Acquiror and its Representatives reasonable access during normal business hours to (i) all of the assets, properties, Books and Records and Contracts of the Company and its Subsidiaries, (ii) all other information concerning the business, assets, properties and personnel (subject to restrictions imposed by applicable Law) of the Company and its Subsidiaries as Acquiror may reasonably request, and (iii) all Employees of the Company and its Subsidiaries as identified by Acquiror, in order that Acquiror may have the opportunity to carry out necessary investigation and examination related to, among others, the Company’s compliance with the provisions of this Agreement, including the representations and warranties set out in ARTICLE III, and whether a Company Material Adverse Effect has occurred or would be reasonably expected to occur, provided that such access does not unreasonably interfere with the business operations of the Company or any of its Subsidiaries. All requests for access shall be coordinated through a point of contact designated by the Company, and the Company may have its designated Representatives present during any meetings, interviews or inspections. The Company shall not be required to provide access or information (A) that, based on legal advice by its external legal counsel, it reasonably believes it would breach any applicable Law (including Competition Laws), or result in the loss of legal privilege (if applicable), or (B) that is competitively sensitive, unless provided under an appropriate “clean-team” or counsel-only arrangement.

(b) Subject to the principles of compliance of Competition Laws and “clean-team” arrangements as prescribed in the preceding paragraph, the Company agrees to provide to Acquiror and its accountants, counsel and other Representatives copies of the financial statements as set out in Schedule 7.7(b) that the Company and the Subsidiaries prepare in the ordinary course of business, consistent with their respective past practice.

(c) All information obtained by Acquiror, its counsel, financial advisors, auditors and other authorized representatives shall be provided in compliance with the applicable Law and used solely for purposes reasonably related to the Transactions contemplated by this Agreement and subject to the confidentiality obligations as set out in Section 11.3. If any such information provided is competitively sensitive, it shall be provided under an appropriate “clean-team” or counsel-only arrangement.

(d) Nothing contained in this Agreement shall give Acquiror, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Closing. Prior to the Closing, the Company and each of its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over their business operations.

7.8 Notification of Certain Matters. The Company shall give prompt notice to Acquiror of: (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time in any material respect, and (b) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.8 shall not (A) limit or otherwise affect any remedies available to the party receiving such notice or (B) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by the

Company pursuant to this Section 7.8, however, shall affect or be deemed to qualify, limit, modify, amend or supplement any representation or warranty contained herein or in the Disclosure Schedule, the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions of this Agreement, or the rights of Acquiror or any Indemnified Party under or arising out of a breach of this Agreement.

7.9 D&O Insurance. The Company shall purchase fully prepaid “directors and officers” (“D&O”) “tail” or “runoff” insurance policies, which policies (i) have an effective term of six (6) years from the Effective Time, (ii) covers the current and former directors and officers of the Company during the six-year period immediately following the Effective Time with respect to matters occurring at or prior to the Effective Time, including acts or omissions occurring in connection with this Agreement and the consummation of the Transactions, and (iii) contains coverage terms reasonably satisfactory to Acquiror (the “Tail Policies”).

7.10 Directors and Officers.

(a) The Company shall cause the directors, officers and secretary of the Company to resign from such position as director, officer and/or secretary with effect upon the Effective Time unless otherwise instructed by Acquiror.

(b) As of immediately after the Effective Time, Mr. Yu shall serve as chairman of the board of directors of the Surviving Company until his successor has been duly elected, designated and qualified in accordance with the memorandum and articles of association of the Surviving Company, and shall, after the Effective Time, continue providing strategic oversight to drive the Surviving Company’s future business growth, recognizing his pivotal role in ensuring its long-term success.

7.11 Pre-Closing Restructuring. Promptly following the date hereof, and in any event prior to the Closing Date, the Company shall take such actions as are necessary to complete the steps of the Restructuring expressly identified in paragraph 2 of Exhibit F and in accordance with applicable Law and in the manner set forth on Exhibit F attached hereto, with any material modifications thereto requiring Acquiror’s prior written consent. The Company shall keep Acquiror, upon reasonable prior notice, reasonably informed as to the status of the Restructuring and provide drafts of all agreements and documents implementing the Restructuring reasonably in advance of the consummation of the Restructuring. Acquiror shall have the right to review and comment on such agreements and documents prior to the execution thereof, and (x) with respect to the Restructuring Agreement, it shall not be executed without Acquiror’s prior written consent, and (y) with respect to the agreements or documents in relation to the Restructuring other than the Restructuring Agreement, the Company shall, acting in good faith, consider any reasonable comments provided by Acquiror with respect thereto.

7.12 Tax Withholding Undertakings and Bulletin 7

(a) Withholding Tax.

(i) The Company, the Paying Agent, Acquiror, Merger Sub, the Surviving Company, their respective Affiliates, and any of their agents (the “Withholding Parties”), shall not deduct or withhold any tax from any consideration payable or otherwise deliverable pursuant to this Agreement, except that the Withholding Parties shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to Section 7.12(e)(iii) of this Agreement, and may request any necessary Tax forms or any similar information. To the extent that Taxes with respect to Bulletin 7 are so deducted or withheld and paid to the appropriate Governmental Entity, such amounts shall be treated for all purposes under this Agreement and the Transaction Documents as having been paid to the Person to whom such amounts would otherwise have been paid.

(ii) The Company undertakes to Acquiror that it shall take all necessary actions to facilitate and procure its Shareholders to (i) make the reports and filings as required, (ii) submit to the competent Tax authorities such documents or materials as required, and (iii) take all necessary actions (including execution of necessary documents) to fully comply with the Bulletin 7.

(b) At the date of this Agreement, the Company shall deliver to Acquiror, a true, accurate and complete list of all Shareholders who are not incorporated or registered in the PRC (the “Bulletin 7 Shareholders”), including, for each Bulletin 7 Shareholder, the true, accurate and complete information of the tax basis, the applicable tax rate, and any other information which is necessary for the purpose of calculating and determining such Shareholder’s tax obligations (including tax payables) under Bulletin 7 (“Bulletin 7 Information Schedule”). For the avoidance of doubt, nothing herein obligates the Company or Acquiror to pay any Taxes under Bulletin 7 on behalf of any Bulletin 7 Shareholder, nor shall the Company or Acquiror be liable for any failure of a Bulletin 7 Shareholder to comply with applicable Laws or any provisions of this Agreement; provided, however, that each Bulletin 7 Shareholder shall, and each of the Company and the Founder Parties shall use its reasonable best efforts to cause each Bulletin 7 Shareholder to:

(i) engage a tax advisor mutually agreed upon by the Company and Acquiror for the purpose of the reporting and filing of the relevant information on the Merger in accordance with Bulletin 7 and this Section 7.12(b);

(ii) within thirty (30) days after the date of this Agreement, at its own cost, provide to the relevant PRC Tax authority initial information in connection with the Merger; within one hundred and eighty (180) days after the Closing, complete the formal Tax filings under Bulletin 7 ; and at the time and in the amount expressly required or instructed by the PRC Tax authority, make full and timely payment of the Bulletin 7 Assessed Amount;

(iii) within the time period as agreed with the relevant PRC Tax authorities following the reporting in Section 7.12(b)(ii), make all necessary supplementary filings with the relevant PRC Tax authorities which the Bulletin 7 Shareholders are required to make pursuant to Bulletin 7 or the relevant Tax authorities’ requirements in connection with the Merger;

(iv) except for the initial information reporting required under Section 7.12(b)(ii), provide to Acquiror for its comments, no less than fifteen (15) calendar days prior to the reporting or filings under Section 7.12(b)(ii), copies of all information and documents which it intends to submit to the relevant PRC Tax authorities in connection with each such filing (the “Draft Tax Filing Documents”);

(v) prior to the submission of the Draft Tax Filing Documents to the relevant PRC Tax Authorities, discuss with Acquiror and its tax advisor in good faith and update the Draft Tax Filing Documents after reasonably taking into account all the comments that are received from Acquiror within seven (7) Business Days following Acquiror’s receipt of such Draft Tax Filing Documents;

(vi) provide to Acquiror, after making the reporting or filings under Section 7.12(b)(ii) and Section 7.12(b)(iii) respectively, (a) copies of all of the documents submitted by the Bulletin 7 Shareholders and/or the Company to the relevant PRC Tax authority in connection with each such reporting or filing; and (b) the acknowledgement receipt or any other notices or documentations issued by the relevant PRC Tax authority to the Bulletin 7 Shareholders and/or the Company or a copy of the signature of an official of the relevant PRC Tax authority on the filing documents submitted by or on behalf of the Bulletin 7 Shareholders, in each case, in connection with each such reporting or filing (provided, that if the relevant PRC Tax authority does not issue any acknowledgement receipt or provide any signature on the filing documents with respect to a reporting or filing, the Bulletin Shareholders will provide to Acquiror a written confirmation issued by the tax advisor appointed pursuant to Section 7.12(b)(i) confirming they have submitted the filing documents on behalf of the Bulletin 7 Shareholders in connection with such reporting or filing), and keep Acquiror reasonably informed of the status of all such filings in Section 7.12(b)(ii) or Section 7.12(b)(iii) in a timely manner;

(vii) deliver to Acquiror a copy of the tax return signed by the Bulletin 7 Shareholders and affixed with the chop of the relevant PRC Tax authorities (the “Seller Tax Return”) timely upon receipt;

(viii) pay (A) the Bulletin 7 Assessed Amount within the deadline prescribed by the relevant PRC Tax authorities; and (B) all other Taxes assessed and/or determined by the relevant PRC Tax authorities to be payable (if any) under and/or pursuant to Bulletin 7 and applicable Laws as a result of the Merger; and

(ix) deliver to Acquiror (A) a copy of the tax payment certificate (完税证明) in respect of the payment of the Bulletin 7 Assessed Amount, issued by the relevant PRC Tax authorities, such receipt to be provided to Acquiror by the Bulletin 7 Shareholders as soon as reasonably practicable (but in any event by no later than the third (3rd) Business Day) after the Bulletin 7 Shareholders have paid the Bulletin 7 Assessed Amount and received the same from the relevant PRC Tax authorities); or (B) a tax exemption or non-tax certificate (免税或不征税证明) issued by the relevant PRC Tax authorities pursuant to Bulletin 7 that confirms no PRC enterprise income tax is payable by the relevant Bulletin 7 Shareholder as a result of the Merger (collectively, the “Tax Exemption Materials”);

(c) Acquiror shall, and shall procure its Affiliates to, use commercially reasonable efforts to provide reasonably necessary support to facilitate the filing and compliance process, including but not limited to, furnishing all relevant documents and information in Acquiror’s possession or control and executing all reasonably necessary documents required under and/or pursuant to Bulletin 7 as a result of the Merger. Acquiror shall use commercially reasonable efforts to respond to reasonable requests for such support in a timely manner.

(d) Each Bulletin 7 Shareholder shall severally and not jointly, and only if Closing has taken place, indemnify Acquiror (for itself and as trustee for the Subsidiary) against all Losses including any loss in tax cost base in any future disposal of any Company Shares by Acquiror which Acquiror and/or the Subsidiary suffered or incurred as a result of the failure of such Bulletin 7 Shareholder to comply with its obligations under this Section 7.12 or otherwise under and/or pursuant to Bulletin 7 as a result of the Merger (which shall include, for the avoidance of doubt, any failure of the Bulletin 7 Shareholder to pay the Additional Tax). For the purpose of this Section 7.12(d), the “Additional Tax” shall mean: after the payment of the Bulletin 7 Assessed Amount, any additional Tax for which the Bulletin 7 Shareholder is assessed and/or determined to be liable under and/or pursuant to Bulletin 7 as a result of the Merger.

(e) Tax Escrow Fund Release.

(i) Subject to (x) the Closing having taken place and (y) the completion of the filing and reporting of the relevant information on the Merger by a Bulletin 7 Shareholder to the relevant PRC Tax authorities pursuant to Bulletin 7 and in accordance with Section 7.12, during the period from the Closing Date to the expiry date of two (2)-year period from the Closing Date (the “Bulletin 7 Expiry Date”), if Acquiror receives a tax payment certificate or the Tax Exemption Materials as set out in Section 7.12(b)(ix) from such Bulletin 7 Shareholder, or if the remittance of the Taxes under Bulletin 7 was made by Acquiror pursuant to Section 7.12(e)(iii), Acquiror and the Shareholder Representative shall, promptly and no later than ten (10) Business Days after (x) Acquiror’s receipt of such tax payment certificate or the Tax Exemption Materials or (y) Acquiror’s such remittance, cause the Escrow Agent by issuance of joint written instruction to, disburse to such Bulletin 7 Shareholder from the Bulletin 7 Escrow Account pursuant to this Section 7.12(e)(i) such amount equal to:

(A) the Bulletin 7 Escrow Amount with respect to such Bulletin 7 Shareholder; minus

(B) any portion that has already been remitted to a PRC Tax authority pursuant to Section 7.12(e)(iii) (if applicable) with respect to the Taxes corresponding to such Bulletin 7 Shareholder under the Bulletin 7; plus

(C) any interest, dividends, gains and other income with respect to investment of the principal balance of such Bulletin 7 Escrow Amount corresponding to such Bulletin 7 Shareholder from the date of deposit into the Bulletin 7 Escrow Account until the date of disbursement pursuant to this Section 7.12(e)(i).

(ii) If and to the extent there is any remaining amount of Bulletin 7 Escrow Amount in the Bulletin 7 Escrow Account at the Bulletin 7 Expiry Date, within ten (10) Business Days after the Bulletin 7 Expiry Date, Acquiror and the Shareholder Representative shall, cause the Escrow Agent by issuance of joint written instruction to, disburse to Acquiror any remaining amount in the Bulletin 7 Escrow Account; provided, however, that if, after such disbursement, any Bulletin 7 Shareholder subsequently delivers to Acquiror the tax payment certificate or the Tax Exemption Materials as set out in Section 7.12(b)(ix), Acquiror shall, within fifteen (15) Business Days following receipt of such documentation, pay to such Bulletin 7 Shareholder such amount equal to:

(A) the Bulletin 7 Escrow Amount with respect to such Bulletin 7 Shareholder; minus

(B) any portion that has already been remitted to a PRC Tax authority pursuant to Section 7.12(e)(iii) (if applicable) with respect to the Taxes corresponding to such Bulletin 7 Shareholder under the Bulletin 7.

(iii) Without prejudice to the principles set out in Section 7.12(a)(i), during the period from the Closing Date to the Bulletin 7 Expiry Date, if and to the extent any PRC Tax authority or applicable Law requires any Withholding Party to deduct or withhold any amount with respect to any Shareholder under Bulletin 7, Acquiror and the Shareholder Representative shall disburse to a Withholding Party or the applicable Tax authority (as designated by Acquiror in writing) such amount of Tax: (x) as determined by the applicable PRC Tax authority to be payable by such Shareholder under Bulletin 7; or (y) as required to be withheld by the Withholding Party pursuant to Bulletin 7, in each case, arising as a result of the Transaction with respect to such Shareholder; provided, that the

Withholding Party shall provide the Shareholder Representative with prompt notice and reasonable supporting documentation of any such required disbursement.

7.13 Other Tax Matters.

(a) Tax Assistance. Acquiror and the Shareholder Representative shall reasonably cooperate, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return required of the Company or any of its Subsidiaries, and the defense of any claim, audit, litigation or other proceeding, with respect to Taxes which may be payable by the Company or any of its Subsidiaries for a Pre-Closing Tax Period. Acquiror and the Shareholder Representative agree to undertake reasonable efforts to furnish, upon a reasonable request of the other party, as promptly as practicable, such information and assistance relating to the Company or its Subsidiaries (including access to books and records) as is within its possession or control and is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Tax authority, and the prosecution or defense of any proceeding relating to any Tax.

(b) Tax Returns.

(i) The Company shall prepare or cause to be prepared (A) all Pre-Closing Tax Returns required to be filed by the Company and any of its Subsidiaries that are due on or prior to the Closing Date (taking into account applicable extensions) and (B) all Pre-Closing Tax Returns in respect of payroll or employment Taxes required to be filed by the Company and any of its Subsidiaries that are due after the Closing Date (taking into account applicable extensions). Such Pre-Closing Tax Returns shall be prepared in a manner consistent with the past practices of the Company and its Subsidiaries, unless otherwise required by applicable Law. The Company shall deliver a copy of each such Pre-Closing Tax Return to Acquiror promptly after the filing thereof, together with any additional information that Acquiror may reasonably request. In the case of any such Pre-Closing Tax Return that is due on or prior to the Closing Date (taking into account applicable extensions), the Company and its Subsidiaries shall timely file or cause to be timely filed such Pre-Closing Tax Return and shall timely pay or cause to be timely paid prior to the Closing Date any Taxes shown as due on any such Pre-Closing Tax Return. In the case of any such Pre-Closing Tax Return that is due after the Closing Date, Acquiror shall timely file or cause to be timely filed such Pre-Closing Tax Return.

(ii) Acquiror shall prepare or cause to be prepared and file or cause to be filed all Pre-Closing Tax Returns that are due after the Closing Date (taking into account applicable extensions) that are not described in Section 7.12(b). Such Pre-Closing Tax Returns shall be prepared in a manner consistent with the past practices of the Company and its Subsidiaries, unless otherwise required by applicable Law.

(c) Straddle Period Tax Appointment. For purposes of this Agreement, in the case of any Straddle Period, (a) real, personal and intangible ad valorem property Taxes (“Property Taxes”) for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and (b) Taxes (other than Property Taxes) for the Pre-Closing Period shall be computed as if such Straddle Period ended as of the close of business on the Closing Date, except that any exemptions, allowances or deductions with respect to such Taxes that are calculated on an annual basis (including depreciation and amortization deductions, other than with respect to property placed in service after the Closing), shall be allocated on a per diem basis.

(d) Transaction Taxes. All Transaction Taxes shall be borne by the Shareholders or any other party to this Agreement when due in accordance with applicable Laws. The Person responsible under applicable Law for submitting payment of such Transaction Taxes to the applicable Tax authority shall file all necessary Tax Returns and other documentation with respect to all such Transaction Taxes.

7.14 Conversion to ADSs. (a) Following the expiration of any lock-up period applicable to the Acquiror Ordinary Shares issued at the Closing (the “Restricted Shares”), upon the written request of any Shareholder holding such Restricted Shares, Acquiror shall (i) within seven (7) Business Days after receiving such written request, complete its internal review and approval process in connection with the deposit of such Restricted Shares with the depositary bank that maintains Acquiror ADSs in exchange for the issuance of the corresponding Acquiror ADSs (the “Conversion”), and (ii) thereafter use its commercially reasonable efforts to facilitate the Conversion; provided that, the Conversion, shall at all times be in compliance with (a) the then-current terms of the depositary agreement between Acquiror and the depositary bank, and (b) the applicable securities Laws, including the Securities Act, and the Transaction Documents; provided, further, that, without prejudice the foregoing, Acquiror shall not by itself impose any additional conditions on the Conversion. Notwithstanding anything to the contrary herein, all costs, fees, expenses, taxes and similar charges (including those charged by the depositary bank, its agents, or any third party, or otherwise incurred in connection with the Conversion) shall be solely borne by the requesting Shareholder, and Acquiror shall in no event have obligation to pay or reimburse any such amounts.

7.15 Outbound Investment Filings and Registrations. The Company acknowledges and agrees that each Shareholder incorporated in the PRC (each, an “ODI Shareholder”) that is entitled to receive Stock Consideration shall obtain all required Outbound Investment Approval prior to the Closing, and if such Outbound Investment Approval is not obtained prior to the Closing, such ODI Shareholder may designate an Affiliate (the “ODI Shareholder Affiliate”) to receive its Stock Consideration by assigning its rights hereunder, provided that as conditions for Acquiror to issue such Stock Consideration to the ODI Shareholder Affiliate, Acquiror shall have received from the Shareholder Representative (on behalf of the assigning ODI Shareholder and the ODI Shareholder Affiliate) (i) all applicable regulatory filings and registrations required under applicable Law for the ODI Shareholder Affiliate to lawfully receive the Stock Consideration, if any, (ii) a duly executed Deed of Undertaking by the ODI Shareholder; and (iii) either an Accredited Investor Questionnaire or a Non-U.S. Person Questionnaire, as applicable, duly executed by the ODI Shareholder Affiliate; provided further that, the ODI Shareholder shall, and shall cause its ODI Shareholder Affiliate to (a) timely prepare and file all required Tax returns relating to such assignment or designation; (b) complete all necessary Tax filings and registrations in accordance with applicable Laws; and (c) fully pay when due all Taxes, duties, levies, and other governmental charges (including withholding taxes, interest, or penalties, collectively, “ODI Taxes and Expenses”) arising from or in connection with such assignment or designation, and the ODI Shareholder shall pay, indemnify and hold harmless the Indemnified Parties from, any Losses (including any ODI Taxes and Expenses) incurred or suffered by any Indemnified Party, arising directly or indirectly from such assignment or designation. For the avoidance of doubt, Acquiror shall have no obligation to issue any Stock Consideration to any ODI Shareholder or its Affiliate until (x) the required Outbound Investment Approval and other documents required under Section 2.3(b)(ii) are obtained, or (y) if the ODI Shareholder designates an Affiliate, all documents specified in limbs (i) through (iii) above are duly received by Acquiror.

7.16 Treatment of Opposing Shareholders. Notwithstanding anything in Section 9.6 to the contrary, any Triggering Action that (i) is brought by a Shareholder who is a Dissenting Shareholder, or (ii) is brought by any other Shareholder against the Company, Acquiror, any Founder Party and/or any of their respective Affiliates in connection with the Merger (such Shareholders described in limbs (i) and (ii) above, collectively, the “Opposing Shareholders”), shall be governed by the procedures set forth in Schedule 7.16.

7.17 Restriction on Acquiror’s Share Capital Adjustments. Acquiror hereby undertakes to the Company and the Shareholder Representative (acting on behalf and for the benefit of the Shareholders) that, from and after the Share Count Notification Date through and including the Effective Time, Acquiror shall not effect any change in its issued share capital (whether by issuance, redemption, conversion, subdivision, combination, reclassification or otherwise) except with the prior written consent of the Shareholder Representative.

7.18 Post-Closing Covenant. Founder Parties jointly and severally undertake to Acquiror, the Company and any of their Affiliates that:

(a) immediately following the Closing, they will and will procure any entities owned or Controlled by them to stop using or displaying in any way the word “Ximalaya”, the full Chinese characters of “喜马拉雅”, and the logo “”; and

(b) promptly following the Closing, to send to Acquiror all records, correspondence, documents, files, memoranda and other papers relating to the Company or any of its Subsidiaries (other than Wonder Tech Entities and Xibo Entities) not kept at any of the Leased Real Properties or Owned Real Properties.

ARTICLE VIII

PRE-CLOSING TERMINATION OF AGREEMENT

8.1.
Termination. Except as provided in Section 8.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing only:
(a)
By mutual agreement of the Company and Acquiror;
(b)
By Acquiror or the Company,

(i)
if the conditions to Closing in Sections 2.2(a)(ii), 2.2(a)(iii) or 2.2(a)(iv) is not satisfied by June 30, 2026 (the “End Date”); provided, that, the parties hereto may discuss in good faith on the extension of the End Date, and the End Date may be extended for such additional period or periods as the parties hereto may mutually agree in writing;
(ii)
if any Law has or shall be enacted which has the effect of making the Merger illegal or otherwise prohibits or prevents consummation of the Merger; or
(iii)
if any court of competent jurisdiction or other Governmental Entity has enacted, issued, promulgated, enforced or entered any final and non-appealable Order, which has the effect of making the consummation of the Merger illegal or otherwise preventing or prohibiting the consummation of the transactions contemplated hereby;
(c)
By Acquiror,
(i)
if it is not in material breach of its obligations under this Agreement and there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Section 2.2(b)(i) and Section 2.2(b)(ii) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within twenty (20) Business Days after written notice thereof to the Company; provided, however, that no cure period shall be required (x) for a breach or inaccuracy which by its nature cannot be cured or (y) if any of the conditions to Closing in Section 2.2(a) and 2.2(b) for the benefit of Acquiror are rendered incapable of being satisfied on or before the End Date as a result of such breach by the Company;
(ii)
if any of the conditions to Closing in Section 2.2(a)(i) (Requisite Board Approval and Shareholder Approval) or Section 2.2(b) is not satisfied (or waived, if permissible hereunder) pursuant to the terms of this Agreement on or prior to the End Date; or
(iii)
there has been any Company Material Adverse Effect since the date of this Agreement.
(d)
By the Company,
(i)
if it is not in material breach of its obligations under this Agreement and there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of Acquiror contained in this Agreement such that the conditions set forth in Section 2.2(c)(i) and Section 2.2(c)(ii) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within twenty (20) Business Days after written notice thereof to Acquiror; provided, however, that no cure period shall be required (x) for a breach or inaccuracy which by its nature cannot be cured or (y) if any of the conditions to Closing in Section 2.2(a) and Section 2.2(c) for the benefit of the Company are rendered incapable of being satisfied on or before the End Date as a result of such breach by Acquiror; or
(ii)
if any of the conditions to Closing in Section 2.2(c) is not satisfied (or waived, if permissible hereunder) pursuant to the terms of this Agreement on or prior to the End Date.
8.2.
Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no Liability or obligation on the part of Acquiror, Merger Sub or the Company, or their respective officers, directors or Shareholders, if applicable; provided, however, that (i) each party hereto shall remain liable for any willful breaches of this Agreement, Transaction Documents or in any certificate or other instruments delivered pursuant to this Agreement, and any liability arising prior to its termination; or (ii) each party shall bear its own fees, costs and expenses incurred in connection with the preparation, negotiation, execution and contemplated performance of this Agreement or any other Transaction Documents; and provided, further, however, that, the provisions of ARTICLE IX (Post Closing Indemnification), Section 11.3 (Confidentiality), Section 11.4 (Public Disclosure), ARTICLE XI (General Provisions) and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this ARTICLE VIII.

ARTICLE IX

POST-CLOSING INDEMNIFICATION

9.1.
Survival of Representations and Warranties.
(a)
Company Representations and Warranties.(i) (i) Any Claim (as defined herein) arising out of or relating to a breach or inaccuracy of any Fundamental Representations (including without limitation any Claim made pursuant to Section 9.2(a)(i) in respect of Fundamental Representations) shall survive until 11:59 p.m. (Hong Kong time) on the third (3rd) anniversary of the Closing Date, and (ii) any Claim arising out of or relating to a breach or inaccuracy of the other representations and warranties of the Company set forth in this Agreement or in the Officer’s Certificate (other than Claim by any Indemnified Party for Losses arising from breach of any Fundamental Representations and including any Claim made pursuant to Section 9.2(a)(i) other than in respect of Fundamental Representations), shall survive until 11:59 p.m. (Hong Kong time) on the first (1st) anniversary of the Closing Date (each of the respective expiration dates set forth in limbs (i) and (ii) above being, the “Applicable Warranty Expiration Date”). For the purposes of this Agreement, the term “Claim” shall mean any claim, demand, Action or cause of action whatsoever, whether sounding in contract, tort (including negligence), misrepresentation, restitution, statute or otherwise, and whether for indemnification or otherwise. Notwithstanding the foregoing provisions, in the event of fraud with respect to a representation or warranty, the right to make a Claim for such fraud shall survive indefinitely; and further notwithstanding the foregoing provisions, all Claim for breach or inaccuracy of representations and warranties of the Company shall survive beyond the Applicable Warranty Expiration Date if a written Claim is made hereunder prior to the Applicable Warranty Expiration Date, and the relevant Indemnified Party(ies) initiates the formal legal proceedings in accordance with this Agreement within twelve (12) months after delivering the relevant Indemnification Claim Notice (unless the relevant parties fully settle or otherwise resolve such Claim during that twelve-month period), in which case such representation and warranty shall survive solely as to such Claim until such Claim has been fully and finally resolved. For the avoidance of doubt, it is the intention of the parties hereto that the foregoing respective survival periods and termination dates supersede any applicable statutes of limitations that would otherwise apply to any Claim for breaches or inaccuracies of such representations and warranties under applicable Law, unless otherwise specified in this Agreement.
(b)
Acquiror and Merger Sub Representations and Warranties. The representations and warranties of Acquiror and Merger Sub set forth in this Agreement shall terminate at the Effective Time.
9.2.
Indemnification.
(a)
Claim against Founder Parties. From and after and by virtue of the Merger, subject to Section 9.3, the Founder Parties shall, severally but not jointly, indemnify and hold harmless Acquiror and its directors, officers, employees, Affiliates (including the Surviving Company and its Subsidiaries after the Closing), agents and other representatives (collectively the “Indemnified Parties”; for clarity, the term “Indemnified Parties” shall under no circumstances include any Founder Party or their respective Affiliates), from and against all losses, Liabilities, damages, deficiencies, Taxes, judgments, awards, interest, penalties, costs and expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such reasonable fees and expenses incurred in connection with investigating, defending against or settling any of the foregoing (including the Defense Costs pursuant to Section 9.6, and hereinafter individually a “Loss” and collectively “Losses”) paid, incurred, suffered or sustained by any Indemnified Party in connection with any Claim (regardless of whether or not such Losses relate to any third party claims), directly or indirectly resulting from or arising out of any of the following:
(i)
Any breach of or inaccuracy in, as of the date of this Agreement or as of the Closing Date, a representation or warranty of the Company contained in this Agreement or the Officer’s Certificate.
(ii)
Any failure by the Company to perform or comply with any of its pre-Closing covenants or agreements set forth in this Agreement;
(iii)
Regardless of the disclosure of any matter set forth in the Disclosure Schedule, such specific indemnities related to the Transactions and certain matters of the Company and its Subsidiaries as set out in Schedule 9.2(a)(iii);
(iv)
any fraud on the part of the Company, any Founder Party or the Shareholder Representative in connection with this Agreement or the Transactions; and
(v)
any failure by the Company or the Founder Parties to perform or comply with any of its post-Closing covenants or agreements set forth in this Agreement.
(b)
Survival of Other Indemnification Claims. The Founder Parties shall not be liable for any Claim made pursuant to Sections 9.2(a)(ii) to 9.2(a)(v) hereunder unless any of the Indemnified Parties has given the Founder Parties a relevant Indemnification Claim Notice claiming for the Losses pursuant to Section 9.2(a) within the applicable time limit as set out below, which shall supersede and apply in lieu of any applicable statutes of limitations;

provided that the relevant Indemnified Party(ies) initiates the formal legal proceedings in accordance with this Agreement within twelve (12) months after delivering the relevant Indemnification Claim Notice:
(i)
in respect of any Claim for the Losses arising out of or in relation to Section 9.2(a)(ii), on or prior to the first (1st) anniversary of the Closing Date;
(ii)
in respect of any Claim for the Losses arising out of or in relation to paragraph (i)(A) as set out in Schedule 9.2(a)(iii), no later than the third (3rd) anniversary of the Closing Date; provided, that if, before the expiry of such three-year period, the relevant Person has commenced proceedings in a court and/or an arbitration concerning such Claim, the deadline for notifying the Claim shall instead be the first (1st) anniversary of the date when the final and non-appealable judgment and/or arbitral award is made by the competent court and/or tribunal institution (whichever is available later if such relevant Person has commenced proceedings in both a court and an arbitration);
(iii)
in respect of any Claim for the Losses arising out of or in relation to paragraph (iii)(D) of Schedule 9.2(a)(iii) relating to the Company’s Information Network Audio-Video Program Transmission License (信息网络传播视听节目许可证), on or prior to the third (3rd) anniversary of the Closing Date;
(iv)
in respect of any Claim for the Losses arising out of or in relation to Schedule 9.2(a)(iii) (unless otherwise provided in this Section 9.2(b)), on or prior to the first (1st) anniversary of the Closing Date; and
(v)
in respect of any Claim for the Losses made pursuant to Section 9.2(a)(iv) and Section 9.2(a)(v), at any time after the Closing;

provided that, for each indemnification Claim for the Losses arising out of or in relation to paragraphs (i)(C) and (ii)(A) of Schedule 9.2(a)(iii), and each indemnification Claim for the Losses arising out of or in relation to paragraph (ii)(C) of Schedule 9.2(a)(iii) that relates to the Historical Equity Change or the Transactions, the limitation periods set forth in this Section 9.2(b) shall be suspended from the date on which Acquiror notifies the Founder Parties such Claim in writing (which notice shall set out all reasonable details of (A) events, facts or circumstances giving rise to relevant indemnification Claim, (B) the relevant indemnification provision(s) alleged to have been breached, and (C) the amount of Losses incurred, or a good faith estimate thereof, if not yet finally determined, and attach copies of the relevant supporting documents and, in the case of a Third Party Claim, written Claims received), until the settlement or final resolution of such Claim, whether by way of irrevocable settlement or issuance of final judgment or arbitration awards, as the case may be.

(c)
Founder Parties shall not be liable under this Agreement in respect of any Claim if and to the extent that the relevant Loss would not have arisen but for:
(i)
any matter or thing done or omitted to be done pursuant to and in compliance with this Agreement or any other Transaction Document or otherwise at the request in writing or with the approval in writing of Acquiror; or
(ii)
any act or omission of Acquiror or its Affiliates, or their respective Representative.
(d)
Neither Founder Parties, nor any of their respective Affiliates or any Representatives of the foregoing will be liable for, and for this purpose Losses will not include, any punitive or consequential damages, however caused, under any theory of liability, arising from the performance of, or relating to, this Agreement or any other Transaction Document, regardless of whether such person has been notified of the possibility of, or the foreseeability of, such damages, in each case unless payable to a third party.
(e)
The rights of the Indemnified Parties in respect of any Claim for indemnification, compensation or reimbursement, payment of Losses or any other remedy under this Agreement (a) are subject to the limitations set forth in this ARTICLE IX and (B) shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date (it being specified that, any representation or warranty made by the Company under ARTICLE III shall be qualified by any facts, matters or the Disclosure Schedule circumstances giving rise to such Claim which were Fairly Disclosed in the Disclosure Schedule). The waiver of any condition based on the accuracy of any such representation or warranty will not affect the right to indemnification, compensation or reimbursement, payment of Losses, or any other remedy based on any such representation or warranty. No Indemnified Party shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnified Party to be entitled to indemnification, compensation or reimbursement hereunder.

(f)
If an Indemnified Party’s Claim under this Section 9.2 may be brought under more than one subsection of this Section 9.2, then such Indemnified Party shall have the right to bring such Claim under any applicable subsection it chooses in accordance with this Section 9.2, subject to the limitations herein, provided, however, that in no event shall any Indemnified Party be allowed to file more than one Claim with respect to any particular incident, fact or event based upon the same set of underlying facts and circumstances nor shall any Indemnified Party be entitled to multiple recovery with respect to any particular incident, fact or event which resulted in Losses subject to indemnification under this Section 9.2 regardless of whether there were breaches of more than one representation, warranty, covenant, agreement or otherwise. Furthermore, the indemnification rights, obligations, and remedies set forth in this Section 9.2 shall be the sole and exclusive remedy of the Indemnified Parties for any matter covered by this ARTICLE IX, and no Indemnified Party may bring or assert any other Claim in law or in equity (including for right of rescission, tort, or otherwise) arising out of or relating to such incident, fact, or event, except for (A) Claims based on fraud; and (B) remedies expressly preserved in Sections 1.3(c)(ii), 2.6, 7.12, 7.15 or Schedule 1.4 or Schedule D. Notwithstanding anything to the contrary in this Agreement or any Transaction Document, all obligations under this Agreement (other than those expressly attributable to Acquiror pursuant to the terms of this Agreement) rest solely with the Company and the Founder Parties, and save as otherwise provided under Section 7.12 in respect of Bulletin 7 Shareholders or Section 7.15 in respect of ODI Shareholders, no recourse may be sought against any Shareholder (other than a Founder Shareholder) or such Shareholder’s Affiliates, direct or indirect shareholders, members, general or limited partners, or other beneficial owners (as applicable).
(g)
Except in the case of fraud (including fraudulent misrepresentation), the sole and exclusive remedy of any party hereto for any representation, statement or warranty made in connection with this Agreement or the Transactions shall be a claim for indemnity or breach of contract under this Agreement. Each party hereto irrevocably waives, to the fullest extent permitted by applicable Law, any right to bring or threaten any claim or proceeding for innocent or negligent misrepresentation, to rescind this Agreement, or claim damages in lieu of rescission under the Misrepresentation Ordinance (Cap. 284) of Hong Kong.
9.3.
Limitation of Liabilities.
(a)
De Minimis Amount. No Claim shall be indemnifiable arising out of or relating to this Agreement unless and until the amount of Losses with respect to such individual Claim exceeds [redacted] (the “De Minimis Amount”), and any claim that does not exceed the De Minimis Amount shall not be aggregated with other Claims or included for purposes of calculating the Basket under Section 9.3(b).
(b)
Basket. The Indemnified Parties shall not be entitled to indemnification for any Losses arising out of or resulted from any Claim arising out of or relating to this Agreement unless and until the aggregate amount of all such Losses exceeds [redacted] (the “Basket”), after which the Indemnified Parties shall be entitled to indemnification for all such Losses.
(c)
Founder Liability Cap. Further, (i) for any Claims arising out of or relating to breaches of any Fundamental Representation, the maximum aggregate liability of any Founder, together with his Controlled Founder Shareholder, shall in no circumstances exceed the value of the net balance of the Merger Consideration payable to his Controlled Founder Shareholder under Payment Spreadsheet (after deducting such Founder Shareholder’s Bulletin 7 Assessed Amount), calculated using the Acquiror Share Price (in respect of each Founder, together with his Controlled Founder Shareholder, the “Founder Liability Cap”); and (ii) for any other Claims (excluding (A) any Claims in respect of any amount payable by the Founder Parties under Section 2.6(e), and (B) any Claims arising out of or in relation to the handling of claims by any Opposing Shareholders, including such Claims that may arise under Section 7.16), the maximum aggregate liability of any Founder, together with his Controlled Founder Shareholder, shall not exceed such amount by multiplying [redacted] with the Merger Consideration payable to his Controlled Founder Shareholder under Payment Spreadsheet, calculated using the Acquiror Share Price (such product being the “Operational Liability Cap”).
(d)
Notwithstanding anything to the contrary in this Agreement,
(i)
Sections 9.3(a) and (b) shall not apply to any Claims made pursuant to Sections 2.6(e) or 9.2(a)(v);
(ii)
This entire Section 9.3 shall not apply to any claims for the Losses arising out of or related to Section 9.2(a)(iv); and

(iii)
Unless otherwise specified in this Section 9.3(d), the aggregate liability of any Founder, together with his Controlled Founder Shareholder, for all Claims arising out of or relating to this Agreement shall not in any event or under any circumstances exceed the total amount of the Founder Liability Cap.
9.4.
Recourse.
(a)
With respect to indemnity Claims under Section 9.2(a), (A) the first source of recovery for such indemnification Claims shall be by offset against the unissued Founder Indemnity Shares, and (B) the Indemnified Parties shall have the right to seek recovery for Losses in excess of the value of the unissued Founder Indemnity Shares (calculated using the Acquiror Share Price) (a “Founder Direct Claim”) directly from the Founder Parties.
(b)
For avoidance of doubt, subject to the limitations in Section 9.3, for any Claim against each Founder and/or his Controlled Founder Shareholder arising out of or relating to this Agreement, such Founder (together with its Controlled Founder Shareholder) shall solely be liable to the corresponding Founder Shareholder Pro Rata Portion of such Losses.
9.5.
Indemnification Claim Procedures.
(a)
If an Indemnified Party wishes to make a Claim under this ARTICLE IX, such Indemnified Party shall deliver a written notice (an “Indemnification Claim Notice”) to the Founder Parties (i) stating that an Indemnified Party has paid, incurred, suffered or sustained Losses, and (ii) specifying such Losses in reasonable detail (to the extent available), the date (if available) that each such Loss was paid, incurred, suffered or sustained, and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related.
(b)
If any Founder Party shall not object in writing within the 30‑day period after receipt of an Indemnification Claim Notice by delivery of a written notice of objection containing a reasonably detailed description of the facts and circumstances supporting an objection to the applicable indemnification Claim (an “Indemnification Claim Objection Notice”), such failure to so object shall be an irrevocable acknowledgment by the Founder Parties that the Indemnified Party is entitled to the full amount of the Claim for Losses set forth in such Indemnification Claim Notice.
(c)
In the event that any Founder Party shall deliver an Indemnification Claim Objection Notice in accordance with Section 9.5(b), the Founder Parties and Acquiror shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Founder Parties and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.
(d)
If no such agreement can be reached after good faith negotiation within thirty (30) days after delivery of an Indemnification Claim Objection Notice, Acquiror or the Founder Parties shall be resolved in accordance with Section 11.11.
(e)
For indemnification Claims that constitute Third Party Claims, the time limits set forth in Section 9.5(b) and 9.5(c) shall be tolled until the resolution any such Third Party Claim.
(f)
Acquiror shall be entitled to withhold from issuance a number of Founder Indemnity Shares with an aggregate value (calculated using the Acquiror Share Price) equal to the amount to be paid to an Indemnified Party determined in accordance with Section 9.5(b), Section 9.5(c) or Section 9.5(d) (as the case may be). Should the value of such Founder Indemnity Shares be insufficient to set off in whole (A) an aggregate value equal to the Losses set forth in such Indemnification Claim Notice set forth in Section 9.5(b), (B) the amount to be paid to an Indemnified Party in accordance with such memorandum set forth in Section 9.5(c) or (C) the amount to be paid to an Indemnified Party determined in accordance with Section 9.5(d) and Section 11.11, each with respect to indemnity Claims under Section 9.2(a), then the Founder Parties shall, subject to the limitations in this ARTICLE IX, within twenty (20) Business Days following the date of (x) such Indemnification Claim Notice in accordance with Section 9.5(b), (y) such memorandum in accordance with Section 9.5(c) or (z) such determination in accordance with Section 9.5(d) (as the case may be), pay to the Indemnified Party, the full amount of such shortfall in cash.
(g)
In connection with any matter or circumstance described in an Indemnification Claim Notice delivered by the Indemnified Parties to the Founder Indemnifying Parties, the Indemnified Party shall:
(i)
disclose to the Founder Indemnifying Party all materials within their reasonable control of which the Indemnified Party or the Company is aware which relates to such indemnification Claim and give all such information and assistance as the Founder Indemnifying Party or its financial, accounting and/or legal advisers may reasonably request subject to the Founder Indemnifying Party agreeing in such form as the Indemnified Party may reasonably require to keep all such information confidential, and to use it only for the purpose of investigating and defending such indemnification Claim; and
(ii)
where such indemnification Claim is capable of being remedied by the Founder Parties, allow the Founder Parties and/or its financial, accounting, legal advisers and/or other professional advisers no more than thirty (30) calendar days to cure or remedy such circumstances without cost or Liability to any Indemnified Party.

Notwithstanding anything to the contrary contained herein, the Indemnified Party’s obligations under this Section 9.5(g)(i) shall be subject to the following limitations: (i) the Indemnified Party shall not be required to disclose any attorney-client privileged communications or attorney work product, (ii) the Founder Indemnifying Party shall bear all reasonable out-of-pocket expenses incurred by the Indemnified Party in providing requested information and assistance, (iii) the Indemnified Party may redact or withhold any competitively sensitive information not material to the defense of the Claim, (iv) notwithstanding Section 9.6, the Indemnified Party shall retain sole control over the defense of any such third-party claims and settlement of any matters that could materially impact its ongoing business operations, (v) all information exchanges shall be subject to a mutually acceptable confidentiality agreement, (vi) nothing herein shall require the Indemnified Party to take any action that would reasonably be expected to waive any legal privilege or violate applicable Law; and (v) the Indemnified Party’s obligation to provide assistance shall be subject to reasonable advance notice of information requests.

9.6.
Third Party Claims.
(a)
In the event that an Indemnified Party becomes aware of a third party claim (a “Third Party Claim”) that the Indemnified Party reasonably believes may result in a demand for indemnification pursuant to this ARTICLE IX, the Indemnified Party shall promptly notify the Founder Parties of such claim; provided that failure to so notify shall not affect the right of the Indemnified Parties to seek set off from the Founder Indemnity Shares or other indemnifications hereunder, except to the extent that any Founder Party is actually prejudiced thereby.
(b)
The Founder Parties shall be entitled to receive monthly updates on any material developments with respect to such Third Party Claim and to receive copies of all complaints, pleadings, notices and material communications with respect to such Third Party Claim (except where making such records available would jeopardize the attorney-client or attorney work product privilege or other legal immunity or protection from disclosure of Acquiror, in which case the parties hereto shall cooperate to develop a mutually acceptable disclosure protocol), but shall not be entitled to participate, determine or conduct, the defense of such Third Party Claim.
(c)
Acquiror shall have the right in its sole discretion to select counsel, conduct the defense of, and the settle, any such Third Party Claim, provided that Acquiror shall notify the Founder Parties in writing of material developments, and consider in good faith any written strategic recommendations from the Founder Parties. If Acquiror settles a Third Party Claim without the prior written consent of the Founder Parties (which consent shall not be unreasonably conditioned, withheld or delayed), no settlement of any such Third Party Claim with third party claimants shall be determinative of the existence and shall not be included in the amount of Losses relating to such matter under this ARTICLE IX; provided, further, that if Acquiror settles a Third Party Claim without the prior written consent of any Founder Party (which consent shall not be unreasonably conditioned, withheld or delayed) and the Founder Parties shall not have objected within thirty (30) days after a written request for such consent by Acquiror, the reasonable costs and expenses of the settlement shall be deemed dispositive of the validity or amount of such Loss; provided, further, that Acquiror shall use its commercially reasonable efforts to take such action as the Founder Parties may reasonably request to avoid, dispute, deny, defend, resist, appeal, compromise or contest the Third Party Claim and as Acquiror deem necessary in good faith. In the event that the Founder Parties have consented to any such settlement, adjustment or compromise, the Founder Parties shall have no power or authority to object under any provision of this Section 9.6 to the existence of the Losses or the amount of such settlement, adjustment or compromise. It is acknowledged and agreed that Acquiror shall not agree to any settlement of a Third Party Claim that imposes non-monetary obligations on the Founder Parties without the prior written consent of any Founder Party (which consent shall not be unreasonably conditioned, withheld or delayed).
(d)
The reasonable and properly documented costs and expenses incurred by an Indemnified Party in connection with any investigation, defense, settlement or resolution of such Third Party Claim (including reasonable attorneys’ fees, consultants’ fees and court or arbitration costs) (collectively, “Defense Costs”, which, for the avoidance of doubt, do not include a settlement payment itself) shall constitute indemnifiable Losses for which the Indemnified Parties shall be indemnified to the extent the allegations and claims in such Third Party Claim, taken as alleged and/or claimed, would be indemnifiable under Section 9.2; provided, that no Founder Party shall be liable for, and Defense Costs shall not include, any cost or expense incurred in connection with a settlement or other resolution of a Third Party Claim that is effected without the Founder Parties’ prior written consent as required under this Section 9.6, except where the Founder Parties do not act reasonably in considering whether to consent on the proposed settlement or resolution. All Defense Costs must be incurred in good faith. Any Founder Party shall not have any power or authority to object to recovery by or on behalf of any Indemnified Party for any indemnifiable Losses claimed with respect to such Defense Costs except to the extent such costs are not reasonable, properly documented, or do not relate to an indemnifiable Claim.

ARTICLE X
SHAREHOLDER REPRESENTATIVE

10.1 Appointment and Authority of Shareholder Representative. By virtue of the adoption of this Agreement and approval of the Merger by the Shareholders participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, each of the Shareholders shall be deemed to have agreed to appoint Xima Holdings Limited as its sole representative, agent and attorney-in-fact with full power of substitution, as the Shareholder Representative as of the Closing for and on behalf of the Shareholders for all purposes under this Agreement and the Transactions (including the Merger), including:

(a) accepting notices on behalf of Shareholders; provided that the Shareholder Representative shall promptly forward any such notice to each Shareholder;

(b) executing and delivering, on behalf of the Shareholders, any and all notices, documents or certificates to be executed by the Shareholders in connection with the Transactions;

(c) granting any consent or approval on behalf of the Shareholders or any of them pursuant to written instruction received from such Shareholder;

(d) taking necessary actions to consummate the Transactions;

(e) to satisfy any and all obligations or liabilities of the Shareholder Representative as required under the terms of this Agreement (including, the obligation or liability under Section 1.5, Section 2.2(a)(iv), Section 2.3, Section 7.12, Section 7.13, Section 7.15, Section 7.17, Sections 11.2 to 11.6);

(f) negotiating, executing and delivering, on behalf of the Bulletin 7 Shareholders, the Escrow Agreement and any ancillary documents, and thereafter issuing any joint or unilateral instructions, notices or other instruments, and taking any other actions required or permitted to be taken by the Shareholder Representative under or in connection with the Escrow Agreement; and

(g) to take all other actions that are either (i) necessary for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement;

provided, however, that, notwithstanding the foregoing, the Shareholder Representative shall not have the authority to increase the liability or obligations of any Shareholder, or to reduce benefits of any Shareholder (including, without limitation, reduce the Merger Consideration) without the prior written consent of such Shareholder.

10.2 Replacement of Shareholder Representative. Such agency may be changed by the Shareholders from time to time upon not less than ten (10) days prior written notice to Acquiror; provided, however, that the Shareholder Representative may not be removed unless holders of a majority of the Shareholders (being the Shareholders collectively holding more than fifty percent (50%) of the total outstanding Company Shares on a fully diluted, as-converted basis) agree in writing to such removal and to the appointment of an alternative reasonably acceptable to Acquiror. The Shareholder Representative may only resign upon appointment of an alternative reasonably acceptable to Acquiror. Any successor appointed in accordance with this Section 10.2 shall become the “Shareholder Representative” hereunder upon the execution of a written instrument acknowledging and accepting such appointment.

10.3 Action of Shareholder Representative.

(a) All decisions and actions taken by the Shareholder Representative under this Agreement pursuant to the authorities granted to the Shareholder Representative under Section 10.1 shall be binding upon each Shareholder and such Shareholder’s successors as if expressly confirmed and ratified in writing by such Shareholder, and no Shareholder shall have the right to object, dissent, protest or otherwise contest the same. The Shareholder Representative may rely conclusively, without independent verification, upon any notice, certificate, instrument, or other document that it in good faith believes to be genuine and correctly signed by any other Shareholder. The Shareholder Representative shall not be liable for any act done or omitted hereunder while acting in good faith and in the exercise of reasonable judgment. The Shareholder Representative shall not be deemed to be a fiduciary for, nor shall the Shareholder Representative have any duties or obligations to, any Shareholder except as expressly set forth in this Agreement. In no event shall the Shareholder Representative be liable for any default, misstatement, or misconduct of any other Shareholder (including the actions, inactions, or omissions of any other Shareholder) except as expressly set forth in this Agreement.

(b) Acquiror shall be entitled to rely (without investigation) on any action taken by the Shareholder Representative pursuant to the authorities granted to the Shareholder Representative under Section 10.1 as being taken by the Shareholder Representative for it and on behalf of each of the Shareholders, and fully authorized by each Shareholder.

(c) Notices or communications to or from the Shareholder Representative with the address set forth for the Shareholder Representative in Section 11.2 after the Closing shall constitute notice to or from the Shareholders. Upon receipt of any such notice or communication by the Shareholder Representative, the Shareholder Representative shall promptly forward such notice or communication to each Shareholder.

ARTICLE XI
GENERAL PROVISIONS

11.1 Certain Interpretations. When a reference is made in this Agreement to an Annex, Exhibit or Schedule, such reference shall be to an Annex, Schedule or Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

11.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via electronic mail or facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement, by email); provided, however, that notices sent by mail will not be deemed given until received:

(a) If to Acquiror or Merger Sub, to:

Tencent Music Entertainment Group

[redacted]

Attention: [redacted]

Email: [redacted]

with a copy (which shall not constitute notice) to:

[redacted]
Attention: [redacted]
Email: [redacted]

(b) If to the Company (prior to the Closing), to:

Ximalaya Inc.

[redacted]

Attention: [redacted]

Email:[redacted]

(c) If to the Shareholders (after the Closing) or to the Shareholder Representative, to:

Xima Holdings Limited

[redacted]

Attention:[redacted]

Email:[redacted]

11.3 Confidentiality.

(a) Each party shall, and shall cause its Representatives to, keep strictly confidential and not disclose (i) any non-public information furnished by or on behalf of another party in connection with this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby, (ii) the existence, subject matter and terms of this Agreement and the other Transaction Documents, and (iii) the fact and substance of the negotiations and discussions relating thereto (collectively, “Confidential Information”). Without limiting the foregoing, the Shareholder Representative and the Founder Parties shall, and shall cause their Representatives to, keep strictly confidential and not disclose any Company Confidential Information (as defined below) following the Closing. Each party shall use Confidential Information solely to evaluate, negotiate, implement or enforce this Agreement or any other Transaction Document, and for no other purpose (including without limitation, any trading in Acquiror’s securities).

(b) A party may disclose Confidential Information only (i) to its Representatives who need to know such information for the foregoing purpose and are bound by obligations no less protective than those set out herein, (ii) to the extent required by U.S. securities laws, Hong Kong listing rules and the rules and regulations of the NYSE and the HKSE, (iii) to the extent required by any other applicable Law (provided the disclosing party is, to the extent legally permissible, notified in advance and afforded a reasonable opportunity to seek confidential treatment), or (iv) with the prior written consent of the disclosing party. The obligations hereunder do not apply to information the receiving party can demonstrate is publicly available through no breach of this clause, was lawfully obtained from a third party not under a duty of confidentiality, or was independently developed without reference to the Confidential Information.

(c) Upon the earlier of (a) termination of this Agreement or (b) written request of the disclosing party, the receiving party shall promptly return or, at the disclosing party’s direction, destroy all Confidential Information (save for one archival copy retained for legal or compliance purposes). The confidentiality obligations in this clause shall survive for three (3) years after the earlier of the Closing Date or termination of this Agreement; provided, however, that Acquiror and its Representatives shall be free to use and disclose any Company Confidential Information following the Closing, and no obligation of confidentiality under this Agreement shall apply to Acquiror and its Representatives with respect thereto (for the purpose hereof, the term “Company Confidential Information” shall mean any Confidential Information that relates to the Company and/or any of its Subsidiaries, but excludes any Confidential Information that is proprietary to any Founder Party or any of their respective Representatives (other than the Company or its Subsidiaries).

(d) Notwithstanding anything in this Agreement to the contrary, the Shareholder Representative shall be permitted to disclose Confidential Information to the Shareholders, who shall be bound by obligations no less protective than those set out herein and use such Confidential Information solely to evaluate, negotiate, implement or enforce this Agreement or any other Transaction Document, and for no other purpose (including without limitation, any trading in Acquiror’s securities).

11.4 Public Disclosure. Neither the Company nor any of its Representatives shall issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of Acquiror, and vice versa. Notwithstanding anything in this Agreement to the contrary, following the Closing, the Shareholder Representative shall be permitted to, after the public announcement of the Merger, publicly announce that it has been engaged to serve as the Shareholder Representative in connection with the Merger as long as such announcement does not disclose any of the other terms of the Merger, the Restructuring or the transactions contemplated herein. If Acquiror determines that any public announcement or filing with the SEC or other relevant securities authority or stock exchange is required or advisable regarding the subject matter of this Agreement or the transactions contemplated hereby, Acquiror shall provide the Company with a reasonable opportunity to review and comment on such announcement or filing in advance and shall consider in good faith any comments the Company timely provides; provided, however, that if Acquiror reasonably believes that urgent deadlines do not permit prior consultation, Acquiror may proceed with the announcement or filing without such consultation.

11.5 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 11.5, the Shareholders are deemed to have agreed that any amendment of this Agreement signed by the Shareholder Representative shall be binding upon and effective against the Shareholders whether or not they have signed such amendment.

11.6 Extension and Waiver. At any time prior to the Closing, Acquiror, on the one hand, and the Company and the Shareholder Representative, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 11.6, the Shareholders are deemed to have agreed that any extension or waiver signed by the Shareholder Representative shall be binding upon and effective against all Shareholders whether or not they have signed such extension or waiver.

11.7 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Acquiror may assign its rights and delegate its obligations hereunder to its Affiliates as long as Acquiror remains ultimately liable for all of Acquiror’s obligations hereunder.

11.8 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.9 Specific Performance and Other Remedies.

(a) The parties to this Agreement agree that, in the event of any breach or threatened breach by the other party or parties hereto, any Shareholder or the Shareholder Representative of any covenant, obligation or other agreement set forth in this Agreement, (i) each party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), to a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other agreement and an injunction preventing or restraining such breach or threatened breach, and (ii) no party hereto shall be required to provide or post any bond or other security or collateral in connection with any such decree, order or injunction or in connection with any related action or legal proceeding.

(b) Any and all remedies herein expressly conferred herein upon a party hereto shall be deemed to be cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or in equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

11.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Notwithstanding the foregoing, the following matters arising out of or relating to this Agreement shall be construed, performed and enforced in accordance with the Laws of the Cayman Islands in respect of which the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the Cayman Islands: the Merger, the vesting of the rights, property of every description (including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges), contracts, obligations, claims, debts and liabilities, mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of Merger Sub and the Company in the Surviving Company, the cancellation of the Company Shares and the conversion of the shares in Merger Sub, the fiduciary or other duties of the Board of Directors of the Company and the directors of each of Merger Sub and Acquiror, the general rights of the respective shareholders of the Company, Merger Sub and Acquiror and the internal corporate affairs of the Company, Merger Sub and Acquiror.

11.11 Exclusive Jurisdiction. Subject to Section 11.10, any disputes, actions and proceedings against any party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the HKIAC Administered Arbitration Rules in force at the relevant time and as may be amended by this Section 11.11. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the HKIAC Administered Arbitration Rules, such Arbitrator shall be appointed promptly by the HKIAC. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum. Notwithstanding the foregoing, the parties hereto hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 11.11, any party may, to the extent permitted under the HKIAC Administered Arbitration Rules, seek an interim injunction or other form of relief from the HKIAC as provided for in the HKIAC Administered Arbitration Rules. During the course of the arbitral tribunal’s adjudication of a dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

11.12 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Disclosure Schedule, the Transaction Documents, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties hereto with respect to the subject matter of this Agreement and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter of this Agreement, and are not intended to confer upon any other person any rights or remedies hereunder.

11.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in.PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

11.14 No Personal Liability. This Agreement is executed by Acquiror (through its authorized signatory) for and on behalf of Merger Sub prior to its registration. Acquiror and its authorized signatory shall not be personally liable for any obligations of Merger Sub under this Agreement or any transactions contemplated hereunder; provided, however, that immediately following Merger Sub’s registration, Acquiror shall cause Merger Sub to obtain all necessary internal approvals to ratify the Merger and to execute a joinder (or a similar instrument) confirming its assumption of, and commitment to perform, all obligations required of Merger Sub under this Agreement and the Plan of Merger.

11.15 Exchange Rate. Unless otherwise expressly provided herein, any monetary amounts stated in Renminbi (RMB) under this Agreement shall be converted to United States Dollars (USD), or vice versa, at the official central parity exchange rate (the “Central Parity Rate”) of USD to RMB published by the People’s Bank of China (“PBOC”) on the Business Day immediately preceding the relevant payment date. If the PBOC does not publish, or otherwise make available, a Central Parity Rate for that particular day, then the parties hereto shall use the most recently published Central Parity Rate prior to such day.

11.16 Several Obligations; No Partnership or Joint Liability. All obligations of the Company and each Shareholder (to which it is a party to this Agreement) under this Agreement shall be several and not joint or joint and several, and neither the Company nor any such Shareholder is responsible in any way for the performance or conduct of any other Person in connection with the transactions contemplated hereunder or under any other Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by the Company or any Shareholder pursuant hereto or thereto, shall be or shall be deemed to constitute a partnership, association, joint venture, or joint group with respect to any other Person.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Acquiror, Merger Sub, the Company, the Shareholder Representative and the Founder Parties have caused this Agreement to be executed as of the date first written above.

TENCENT MUSIC ENTERTAINMENT GROUP

By:	/s/ Cussion Kar Shun Pang
Name: Cussion Kar Shun Pang
Title: Executive Chairman

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, Acquiror, Merger Sub, the Company, the Shareholder Representative and the Founder Parties have caused this Agreement to be executed as of the date first written above.

MERGER SUB

By:	/s/ Cussion Kar Shun Pang
Name:	Cussion Kar Shun Pang
For and on behalf of Merger Sub
as authorized signatory of Acquiror

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, Acquiror, Merger Sub, the Company, the Shareholder Representative and the Founder Parties have caused this Agreement to be executed as of the date first written above.

XIMALAYA INC.

By:	/s/ Yu Jianjun
Name:	Yu Jianjun
Title:	Director

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, Acquiror, Merger Sub, the Company, the Shareholder Representative and the Founder Parties have caused this Agreement to be executed as of the date first written above.

XIMA HOLDINGS LIMITED, in its capacity as the Shareholder Representative

By:	/s/Yu Jianjun
Name:	Yu Jianjun
Title:	Director

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, Acquiror, Merger Sub, the Company, the Shareholder Representative and the Founder Parties have caused this Agreement to be executed as of the date first written above.

YU JIANJUN (余建军)

/s/ Yu Jianjun

XIMA HOLDINGS LIMITED, in its capacity as a Founder Party

By:	/s/ Yu Jianjun
Name: Yu Jianjun
Title: Director

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, Acquiror, Merger Sub, the Company, the Shareholder Representative and the Founder Parties have caused this Agreement to be executed as of the date first written above.

CHEN YUXIN (陈宇昕)

/s/ Chen Yuxin

TOUCH SOUND LIMITED

By:	/s/ Chen Yuxin
Name: Chen Yuxin
Title: Director

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

Schedule A

Founder Parties

(1)
YU Jianjun (余建军), a Chinese citizen with his identification card number being [redacted]; and
(2)
CHEN Yuxin (陈宇昕), a Chinese citizen with her identification card number being [redacted] (together with YU Jianjun, the “Founders”).
(3)
Xima Holdings Limited, a business company incorporated and existing under the laws of the British Virgin Islands; and
(4)
Touch Sound Limited, a business company incorporated and existing under the laws of the British Virgin Islands (together with Xima Holdings Limited, “Founder Shareholders”).

Schedule A-1

Schedule B

Part I - Certain Defined Terms

“Accredited Investor” shall mean an “accredited investor” as defined in Rule 501(a) of Regulation D.

“Accredited Investor Questionnaire” shall mean accredited investor questionnaire in the form attached hereto as Exhibit G, to be completed by a Shareholder that is an Accredited Investor in accordance with the terms of this Agreement and the instructions thereto.

“Acquiror ADSs” shall mean the American depositary shares, each representing two (2) Acquiror Ordinary Shares, of Acquiror.

“Acquiror RSU” shall mean each restricted stock unit representing the right to vest in and be issued an Acquiror Ordinary Share under the applicable share incentive plan of Acquiror.

“Acquiror Share Count” shall mean, without duplication, the aggregate number of Acquiror Shares (including Acquiror Ordinary Shares represented by Acquiror ADSs) that are issued and outstanding as of 11:59 p.m. (Hong Kong time) on the Share Count Notification Date.

“Acquiror Shares” shall mean, collectively, (i) all the Acquiror Ordinary Shares, and (ii) all the Class B ordinary shares, par value US$0.000083 per share, of Acquiror.

“Acquiror Material Adverse Effect” shall mean any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Acquiror Material Adverse Effect, that is or is reasonably likely to materially impede the ability of Acquiror to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement and applicable Laws.

“Acquiror Ordinary Share” shall mean each Class A ordinary share, par value US$0.000083 per share, of Acquiror.

“Acquiror Share Price” shall mean the quotient (expressed in United States dollars) obtained by dividing [redacted] by the Acquiror Share Count.

“Action” shall mean any formal legal or administrative proceeding, including any action, suit, claim, litigation, investigation, arbitration, adjudicative or other similar proceedings, whether administrative, civil or criminal, whether at law or in equity, or otherwise under any applicable Laws, that is pending and is brought before a Governmental Entity, a court or an arbitral tribunal.

“Affiliate” shall mean (i) with respect to a specified Person that is a natural person, such specified Person’s Relatives and any Person Controlled, directly or indirectly, by such specified Person or his/her Relatives, and (ii) with respect to a specified Person that is not a natural person, another Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, such specified Person.

“Anti-Corruption Laws” shall include but not be limited to the U.S. Foreign Corrupt Practices Act of 1977, as amended, any Law of the PRC for the prevention or punishment of public or commercial corruption or bribery, including the PRC Criminal Law and the PRC Anti-Unfair Competition Law, and any rules or regulations thereunder or any similar anti-corruption or anti-bribery Laws applicable to the Company or any of its Subsidiaries.

“Approval” shall mean any approval, authorization, release, order, consent, certification, franchise, license or permit required to be obtained from, or any registration, qualification, designation, declaration, filing, notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

“Bulletin 7” shall mean the State Taxation Administration’s Bulletin on Several Issues of Enterprise Income Tax on Income Arising from Indirect Transfers of Property by Non-resident Enterprises (State Taxation Administration Bulletin [2015] No. 7) (国家税务总局《关于非居民企业间接转让财产企业所得税若干问题的公告》(国家税务总局公告2015年第7号), as may be amended or supplemented from time to time and including amendments made by the Announcement with respect to Certain Matters in relation to the Withholding Income Tax of a Non-resident Enterprise issued by the State Taxation Administration (State Taxation Administration Announcement [2017] No. 37) (国家税务总局关于非居民企业所得税源泉扣缴有关问题的公告) (国家税务总局公告2017年第37号) and any similar or replacement law, notice, circular or bulletin on the Tax treatment of offshore indirect transfer of any China Taxable Property including any applicable laws in the PRC against the avoidance of PRC Tax.

Schedule B-1

“Bulletin 7 Assessed Amount” shall mean the amount of Tax, if any, assessed by the relevant PRC Tax authority as being payable by the Bulletin 7 Shareholders under and/or pursuant to Bulletin 7 as a result of the Transaction, and provided to Acquiror in accordance with Section 7.12(b)(vii).

“Bulletin 7 Escrow Account” shall mean, the accounts in which the Escrow Agent holds the Bulletin 7 Escrow Amount.

“Bulletin 7 Escrow Amount” shall mean, with respect to each Bulletin 7 Shareholder, an amount equal to 10% of the aggregate value of (i) the Cash Consideration payable to such Bulletin 7 Shareholder and (ii) the product of (x) the Stock Consideration payable to such Bulletin 7 Shareholder multiplied by (y) the Average Stock Price. For the purpose of this definition, the “Average Stock Price” means the price per Acquiror Ordinary Share obtained by (i) calculating the arithmetic average of the closing prices of one (1) Acquiror ADS on the NYSE for the five (5) consecutive trading days from (and including) the tenth (10th) trading day through the sixth (6th) trading day immediately preceding the Closing Date; and (ii) dividing such average Acquiror ADS price by two (2).

“Business” shall mean the online audio platform business, activities and operations of the Company and its Subsidiaries.

“Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in the Cayman Islands, Hong Kong or the PRC are authorized or obligated by Law or executive order to close.

“Carve-Out Business” shall mean the Company businesses specified in Exhibit F (Restructuring Steps).

“Cash” shall mean the (i) all cash and cash equivalents of the Company and its Subsidiaries (net of outstanding checks and excluding any Restricted Cash) readily available for use as at the Effective Time, and (ii) all cash-management or treasury products that are recognized at fair value through profit or loss in accordance with IFRS, in each case free of Liens.

“Certified by the Share Registrar” shall mean, with respect to the extract of register of members of Acquiror to be provided hereunder, such extract shall be affixed with Share Registrar’s company stamp.

“Charter Documents” shall mean, with respect to any Person that is not an individual, the articles or certificate of incorporation, registration or organization, bylaws, memorandum and articles of association, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement, and other similar organizational document of such Person.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Companies Act” shall mean the Companies Act (2025 Revision, as amended from time to time) of the Cayman Islands.

“Company Articles” shall mean the Fourteenth Amended and Restated Articles of Association of the Company, as amended from time to time, adopted by special resolution with effect from March 28, 2024.

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement, whether written or unwritten, providing for compensation, severance, change of control, termination pay, retention, deferred compensation, performance awards, equity, stock or stock- related awards, phantom stock or bonus awards, welfare benefits, retirement benefits, fringe benefits, vacation, health, medical, profit sharing, payroll practice or other pay or employee benefits or remuneration of any kind, whether funded or unfunded, including the Company Equity Incentive Plans.

“Company Equity Incentive Plans” shall mean each of the following equity incentive plans of the Company (a) the Employee Equity Incentive adopted on July 22, 2019 (the “Global Plan”), and (b) the Amended and Restated Employee Equity Incentive Plan adopted on March 4, 2019 (the “Legacy Plan”).

“Company IP” shall mean collectively, the Company Owned IP and the Company Licensed IP.

“Company IP Contract” shall mean any Contract to which the Company or any of its Subsidiaries is a party that contains any assignment, license of, any covenant not to assert or enforce, or otherwise covering the use and exploitation of any Company IP.

“Company Material Adverse Effect” shall mean any Effect, individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, that is or is reasonably likely to (i) materially impede the ability of the Company to consummate the Merger in accordance

Schedule B-2

with the terms of this Agreement and applicable Laws, or (ii) be materially adverse to the business, operations, long-term value or financial conditions of the Company and its Subsidiaries taken as a whole (except as otherwise excluded under this definition), and in the case of (ii), in a manner that is not cured or remedied, and has not otherwise ceased to exist, on or before the Closing Date; provided, further, that none of the following will be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) any adverse Effect arising from China or foreign financial or securities markets or China or foreign economy in general or in the industry sectors in which the Company and its Subsidiaries operate in general, (b) any change in accounting requirements or principles or any change in applicable Laws, (c) any adverse Effect arising from hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date of this Agreement, (d) any adverse Effect arising from any natural disaster, disease outbreaks and ongoing effects of a contagious disease, epidemics and pandemics (including COVID-19) beyond the reasonable control of the Company and its Subsidiaries, (e) the failure of the Company or its Subsidiaries to meet any internal or published projections, estimates, or forecasts of revenues, goals, earnings, or other measures of financial or operating performance for any period, except to the extent such failure is attributable to an underlying cause that would independently constitute a Company Material Adverse Effect; (f) any Effect arising from the pendency, announcement, or consummation of the Merger contemplated herein or compliance with the terms of this Agreement or the other Transaction Documents; (g) the Effect of any event or action taken or omission to act by Acquiror or its Affiliates requested by Acquiror in writing; and (h) the Effect of any event or action (including any circumstance giving rise to a Leakage Amount, a Metrics Deficiency Recovery Amount or a Net Cash Shortfall Amount, as defined in this Agreement) on the Company’s financial conditions, to the extent such Effect is offset through a deduction from the Merger Consideration otherwise payable to the Founder Shareholders in accordance with the terms of this Agreement (except that any Effect described in limbs (a), (b), (c) and (d) above will be included in determining whether a Company Material Adverse Effect has occurred only to the extent that such Effect has materially disproportionately adversely affected the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies of comparable size and product mix operating in the same industry sectors).

“Company Options” shall mean all issued and outstanding options to, directly or indirectly, purchase or otherwise acquire Company Ordinary Shares (whether or not vested), directly or indirectly, held by any Person, granted under the Company Equity Incentive Plans, including the Company Options indirectly held through Ximalaya Welfare Limited and/or Ark Trust (Hong Kong) Limited.

“Company Ordinary Shares” shall mean ordinary shares, par value US$0.0001 per share, of the Company.

“Company Owned IP” shall mean any and all Intellectual Property Rights and Technology that are owned or purported to be owned by the Company or any of its Subsidiaries, including any Company Registered IP.

“Company Preferred Shares” shall mean (i) Series Angel Preferred Shares, (ii) Series A Preferred Shares, (iii) Series B Preferred Shares, (iv) Series B-1 Preferred Shares, (v) Series B-2 Preferred Shares, (vi) Series C Preferred Shares, (vii) Series C-1 Preferred Shares, (viii) Series C-2 Preferred Shares, (ix) Series D Preferred Shares, (x) Series E -1 Preferred Shares, (xi) Series E-2 Preferred Shares, (xii) Series E-3 Preferred Shares and (xiii) Series E-4 Preferred Shares, in each case as defined in the Company Articles, Schedule B, and any other preferred shares authorized by the Company, if any, taken together.

“Company Privacy Policy” shall mean each external or internal, past or present privacy policy or public privacy- or security-related representation (excluding representations in Contracts), statement, notice, or promise of the Company or any of its Subsidiaries, including any such policy or public representation, statement, notice, or promise relating to: (i) the privacy of users of, or privacy- or data protection-related aspects of, any Company Product or any site of the Company or any of its Subsidiaries; or (ii) the collection, use, storage, hosting, disclosure, transmission, transfer, disposal, retention, interception, or other processing of, or security of, any Private Information.

“Company Products” shall mean (i) all products and services (including Software websites, apps) delivered, hosted, provided, made commercially available, marketed, sold, offered for sale, supplied, distributed or licensed out by or on behalf of the Company or any of its Subsidiaries and (ii) all Technology that is embedded in any products and services described in limb (i), including any Technology embedded in such products and services that is used to collect, transfer, transmit, store, host, or otherwise process Private Information.

“Company RSU” shall mean each restricted stock unit representing the right to vest in and be issued, directly, or indirectly, one Company Ordinary Share that is outstanding and awarded under the Company Equity Incentive Plans,

Schedule B-3

excluding any restricted stock units that have been settled, including the Company RSU indirectly held through Ximalaya Welfare Limited and/or Ark Trust (Hong Kong) Limited.

“Company Shares” shall mean the Company Ordinary Shares, the Company Preferred Shares and any other shares, if any, of the Company, taken together.

“Company Source Code” shall mean any Software source code, any material portion or aspect thereof, or any proprietary information or algorithm (i) owned or purported to be owned by the Company and/or any of its Subsidiaries, (ii) contained in any Company Product to the extent such Company Product is Company Owned IP, or (iii) otherwise authored or purported to be authored by or on behalf of the Company or any of its Subsidiaries.

“Competition Authority” shall mean any Governmental Entity which has jurisdiction in relation to Competition Laws and, without limiting the generality of the foregoing, includes the State Administration for Market Regulation of the PRC or its local branches.

“Competition Laws” shall mean any law, regulation or administrative process relating to fair competition, antitrust, merger control, fair trading, consumer protection, monopolies, abuse of dominance, public procurement, or other similar matters, and, without limiting the generality of the foregoing, includes the Anti-Monopoly Law of the PRC.

“Consultant Proprietary Information Agreement” shall mean the Company’s or any of its Subsidiaries’ standard form of consulting agreement containing proprietary information, confidentiality and assignment provisions, a copy of which has been Made Available to Acquiror.

“Contaminant” shall mean any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code, software routines, or hardware components designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or permitting or causing unauthorized access to, a system, network, or other device; or (ii) damaging or destroying any data or file without the user’s consent.

“Contract” shall mean any contract (oral or written), mortgage, indenture, lease, license, covenant, plan, insurance policy or other legally binding agreement, instrument, arrangement, understanding or commitment, permit, concession, franchise or license.

“Control” shall mean, from time to time, in the case of a body corporate, the right to exercise more than 50% of the votes exercisable at any meeting of that body corporate, the right appoint or cause the appointment of more than half of its directors, or the power to direct or cause the direction of the management, policies or activities of that body corporate, whether directly or indirectly whether by virtue of provisions contained in its articles of association or, as the case may be, certificate of incorporation or by-laws, statutes or other constitutional documents or any management or advisory agreement or any contract or arrangement with any other Persons; and the terms “Controlling”, “Controlled by” and “under common Control with” shall be construed accordingly.

“Control Documents” shall mean all of the Contracts, which are currently in effect that provide Control (financially, operationally or otherwise) to the WFOE over the Domestic Company, Wonder Shanghai and Tianbo, including, (i) the Exclusive Option Contract(s) (《独家购买权协议》), (ii) the Exclusive Business Cooperation Agreement(s) (《独家业务合作协议》), (iii) the Equity Pledge Agreement(s) (《股权质押协议》), (iv) the Powers of Attorney (《授权委托书》), (v) the Spouse Consent Letter(s) (《配偶同意函》) and (vi) the Confirmation Letter(s) (《确认及承诺函》), each as amended, supplemented and restated from time to time.

“Customer Data” shall mean all data (i) uploaded or otherwise provided by or for customers or users of any Company Product to, or stored by the Company’s or any of its Subsidiaries’ customers or users on, the Company Products, (ii) collected, created, compiled, inferred, derived, or otherwise obtained by or for the Company Products or by or for the Company or any of its Subsidiaries in connection with the Company’s or any of its Subsidiaries’ provision or operation of Company Products; or (iii) compiled, inferred, or derived from any of the foregoing by or for the Company or any of its Subsidiaries.

“Deed of Undertaking” shall mean a deed of undertaking in the form attached hereto as Exhibit D.

“Dissenting Baseline Merger Consideration” shall mean, with respect to each Dissenting Shareholder, the total cash amount set opposite the name of such Dissenting Shareholder in Payment Spreadsheet, plus the total number of Acquire Ordinary Shares set opposite the name of such Dissenting Shareholder in Payment Spreadsheet.

Schedule B-4

“Domestic Company” shall mean Shanghai Ximalaya Technology Co., Ltd (上海喜马拉雅网络科技有限公司), a limited company incorporated and existing under the Laws of the PRC.

“Employee” shall mean any current employee of the Company or any of its Subsidiaries.

“Employee Agreement” shall mean each management, employment, severance, separation, settlement, consulting, contractor, relocation, change of control, retention, bonus, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter or any agreement providing for acceleration of Company Options or Company RSU, or any other agreement providing for compensation or benefits) between the Company, a Subsidiary on one hand, and any Employee or Service Provider on the other hand.

“Employee Proprietary Information Agreement” shall mean the Company’s standard form of proprietary information, confidentiality and assignment agreement for employees, a copy of which has been Made Available to Acquiror.

“Environmental Laws” shall mean all applicable Laws (including common laws), directives, guidance, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Entity which prohibit, regulate or control any Hazardous Material.

“Equity Investee” means an entity, other than a Subsidiary of the Company, in which the Company or a Subsidiary of the Company owns or otherwise holds any equity interest.

“Equity Securities” shall mean with respect to any Person, (a) any shares of capital or capital stock, registered capital, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person, (b) any securities of such Person (including debt securities) convertible into or exchangeable or exercisable for shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interests in, such Person, (iii) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable or exercisable for shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interests in, such Person, and (iv) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights (including, for the avoidance of doubt, interests with respect to an employee share ownership plan) issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person.

“Escrow Agent” shall mean the escrow agent designated under the Escrow Agreement or another institution reasonably acceptable to Acquiror and the Shareholder Representative, and any successor escrow agent appointed pursuant to the Escrow Agreement.

“Escrow Agreement” shall mean the escrow agreement to be entered into on or prior to the Closing Date by and among the Company, the Shareholder Representative, the Escrow Agent and Acquiror in accordance with the key commercial terms as set out in Schedule 2.3(b)(iii).

“ESOP Grantee” shall mean any current or past individual grantee of any Company Equity Incentive Plan.

“ESOP Shareholder” shall mean any ESOP Grantee who holds indirect interests in the Company through Ximalaya Welfare Limited and/or Ark Trust (Hong Kong) Limited.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fairly Disclosed” or “Fair Disclosure” shall mean, in respect of any fact, event, occurrence, circumstance or other matter (each, a “Matter”), that such Matter has been fairly disclosed in sufficient detail either in the Disclosure Schedule, or in any document or other information Made Available in the Data Room (the Disclosure Schedule and all documents and other information so identified, together, the “Disclosed Materials”), if and to the extent it is readily apparent on the face of such disclosure, or, where the disclosure expressly cross-references another document Made Available in the Data Room, reasonably apparent on a review of such document, to a prudent purchaser experienced in transactions of this type, without requiring an unreasonable investigation outside the Disclosed Materials. For the avoidance of doubt, a Matter shall be regarded as Fairly Disclosed only if:

(a)
within the Disclosure Schedule:

Schedule B-5

(i)
the significance of the information and its relevance of the information to the applicable representations and warranties ought reasonably to be appreciated by Acquiror, taking into account the paragraph(s) or subject-matter(s) in which it appears; and
(ii)
no information is omitted so as to render the disclosure misleading; and
(b)
within any document or other information Made Available to Acquiror, the Matter is reasonably apparent on the face of that document or within any clause, schedule or page that the Disclosure Schedule or Data‑Room Index expressly directs Acquiror to; and
(c)
Information provided to Acquiror other than in the Disclosed Materials shall not constitute Fair Disclosure for the purposes of this Agreement.

“Founder Indemnity Amount” shall mean an amount equal to [redacted] of the result of aggregate value of the Merger Consideration for the Founder Shareholders (with respect to Stock Consideration of the Founder Shareholders, calculated by multiplying the number of Acquiror Ordinary Shares deliverable as Merger Consideration, by the Acquiror Share Price.

“Founder Indemnity Shares” shall mean the number of Acquiror Ordinary Shares determined by dividing the Founder Indemnity Amount, by Acquiror Share Price.

“Founder Shareholder Pro Rata Portion” shall mean, with respect to each Founder Shareholder, an amount equal to the quotient obtained by dividing (x) the value of the Merger Consideration receivable by such Founder Shareholder, by (y) the aggregate value of the Merger Consideration receivable for all Company Shares (in each case with any Acquiror Ordinary Shares to be valued at the Acquiror Share Price) held by all Founder Shareholders as of immediately prior to the Effective Time.

“Fundamental Representations” shall mean (a) the representations and warranties of the Company set forth in Sections 3.1 (Organization and Good Standing), 3.2 (Authority and Enforceability), 3.5 (Capital Structure), 3.11(a) (Tax Matters) or 3.26 (Brokers) of this Agreement and (b) the representations and warranties set forth in the Officer’s Certificate to the extent such representations and warranties relate to any of the matters addressed in any of the representations and warranties specified in limb (a) of this sentence.

“Generative AI Tools” shall mean generative artificial intelligence Technology or similar tools capable of automatically producing various types of content (such as source code, text, images, audio, and synthetic data) based on user-supplied prompts.

“Government Official” shall include, but is not limited to: (i) officers, employees or representatives of any national, regional, local or other Governmental Entity (as defined below), (ii) any individual who, although temporarily or without payment, holds a public position, employment, or function, (iii) officers, employees or representatives of companies in which a Governmental Entity owns an interest, (iv) any private person acting in an official capacity for or on behalf of any Governmental Entity (such as a consultant retained by a government agency), (v) candidates for political office at any level, (vi) political parties and their officials, (vii) royal family members, including ones who may lack formal authority, but could otherwise be influential in advancing the Company or its Subsidiaries’ business interests, and (viii) officers, employees or representatives of public international organizations (such as the United Nations, World Bank and International Monetary Fund).

“Governmental Entity” shall mean any national, provincial, local or other foreign governmental authority, legislative, judicial, regulatory or administrative agency, governmental commission, department, bureau or agency, court, arbitration tribunal.

“Hazardous Material” shall mean any substance that has been designated by any Governmental Entity or by applicable Law to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including PCBs, asbestos, petroleum, and urea-formaldehyde.

“HKSE” shall mean the Stock Exchange of Hong Kong Limited.

“IFRS” shall mean the International Financial Reporting Standards as in effect from time to time.

“Indebtedness” shall mean all indebtedness, principal, interest, premiums, and other penalties or obligations, without duplication: (a) for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, including loans and other interest-bearing debt and other liabilities (including without limitation short-, medium-, and long-term bank loans and overdrafts), whether current or funded, or secured or unsecured; (b)

Schedule B-6

evidenced by bonds, debentures, notes, mortgage, or other similar instruments or debt securities; (c) as lessee under leases that have been classified as capital or finance leases in the Financial Statements or are required to be recorded as capital or finance leases under IFRS; (d) for the payment of “earnout”, “milestone”, or other contingent payment obligations (at the maximum value) and any seller notes or post-Closing true-up obligations; (e) deposits, advances, and short- and long-term deferred revenue; (f) for deferred purchase price of property, assets, or services; (g) for any obligation evidenced by a letter of credit, broker’s acceptance, performance bonds, or similar credit transactions (to the extent drawn); (h) all amounts required to be paid to terminate or unwind all interest rate or currency swaps or other swap, hedge, derivative, or similar Contracts; (i) all pension and other post-employment or similar obligations; (j) all dividends or amounts owed to Shareholders; (k) any non-operational or non-ordinary course payable to any Person, net of any non-operational or non-ordinary course intercompany receivable from any Person; (l) any corporate Tax accrued but not paid as at the Effective Time; (m) unpaid capital commitments, including capital expenditures (other than those included in the capital expenditures disclosed in writing to, and confirmed in writing by, Acquiror), including, without limitation, unpaid expenditures for office renovations, construction works, and server purchases; (n) gains and losses arising from valuation at fair market value of derivatives contracts (if any); (o) overdue wages and salaries and their associated costs (including contributions to social security funds outstanding and overdue, if any); (p) all outstanding payables related to capital expenditures; (q) all guarantees relating to third-party financing (if such financing is not already included in other paragraphs); (r) unpaid bonuses for or (in the case of annual bonuses) prorated to the period up to the Effective Time (whether accrued or not) and accrued unpaid vacation liability to employees, directors, and officers; (s) trade payables overdue by more than 30 days, and payment terms agreed with suppliers that are outside the ordinary course of business; (t) all off-balance sheet liabilities, enforceable on the date of this Agreement and/or on the Effective Time or being known as enforceable on either of those dates, including securities, pledges, guarantees, or suretyships issued by the Company or any of its Subsidiaries in favor of third parties; (u) any estimated liabilities arising from pending litigations, including, without limitation, copyright disputes and labor arbitration; (v) any unpaid obligations for registered capital contributions to the Subsidiaries of the Company; and (w) any of the type referred to in limbs (a) through (v) above guaranteed directly or indirectly in any manner by the Company or any of its Subsidiaries; provided, that each of the foregoing shall include any accrued, pay-in-kind, or deferred interest and any prepayment premiums, breakage costs, prepayment penalties, and related fees, expenses, reimbursement amounts, and all other amounts payable with respect thereto; provided, further, that Indebtedness shall not include: (A) Indebtedness owing from the Company to its Subsidiaries, or from any of the Subsidiaries to the Company (to the extent reconciled or eliminated); (B) Company Deductible Expenses; or (C) Acquiror Deductible Expenses.

“Indemnified Taxes” shall mean, without duplication, (i) Pre-Closing Taxes, (ii) any liability of the Company or any of its Subsidiaries for Taxes of any Person (other than the Company or its Subsidiaries), which liability arises by reason of the Company or any of its Subsidiaries being a member of an affiliated, consolidated, combined, or unitary group that includes such Person prior to the Closing, (iii) successor or transferee liability of the Company or any of its Subsidiaries or other secondary or non-primary liability of the Company or any of its Subsidiaries for the Taxes of any Person, which liability arises as a result of transactions or events occurring, or Contracts or agreements entered into, prior to the Closing and, and (vi) any penalties, interest, costs and expenses, including reasonable legal fees and expenses, attributable to any item in the foregoing.

“Intellectual Property Rights” shall mean all intellectual property and proprietary rights in any of the following, including all such rights in any Technology, in any jurisdiction, including: (i) all rights in Inventions, Invention disclosures and improvements, including all patents and patent applications (including provisionals, divisionals, continuations, continuations-in-part, renewals, reissuances, re-examinations, and extensions), utility models, and invention disclosures (whether or not patentable), and priority rights related thereto (“Patent”), (ii) all rights in Works of Authorship, including copyrights (registered or otherwise) (including copyrights in Software), mask works, copyright and mask work registrations and applications and all other rights corresponding thereto throughout the world, and all rights therein provided by international treaties or conventions, (iii) all rights in designs, industrial designs and any registrations and applications therefor, (iv) all rights in trademarks, trade names, logos, service marks, trade dress, emblems, certification marks, collective marks, signs, insignia, slogans, corporate names, DBAs, other similar designations of source or origin, including registrations and applications for registration thereof (including renewals thereof) and common law and unregistered rights therein or thereto, together with all of the goodwill symbolized by or associated with any of the foregoing (“Trademarks”), (v) all rights in or associated with databases (including knowledge databases, customer lists and customer databases), (vi) all rights in trade secrets and other Confidential Information, including rights in or to know-how, proprietary information (such as methods, processes, formulae, models and methodologies), business or financial information, technical or engineering information,

Schedule B-7

drawings, schematics, tooling maintenance information, assembly instructions (“Trade Secrets”) (vii) all rights in Software and Technology, (viii) all rights in Domain Names and Domain Name registrations, including to keyword associations in any search engine, directory, or other Internet service, and Social Media Account handles, (ix) all moral and economic rights of authors and inventors, however denominated, (x) rights of publicity and privacy and other rights to use the names, likeness, image, photograph, voice, identity and other Personal Data of individuals, any similar, corresponding or equivalent rights to any of the foregoing, including rights to sue for past, present, and future infringement of the rights set forth above, and (xi) all goodwill associated with any of the foregoing.

“Interest-Bearing Indebtedness” shall mean, without duplication, any of the following obligations of the Company or its Subsidiaries (a) for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, including loans and other interest-bearing debt and other liabilities (including without limitation short-, medium-, and long-term bank loans and overdrafts), whether current or funded, or secured or unsecured; (b) evidenced by bonds, debentures, notes, mortgage, or other similar instruments or debt securities; and (c) any obligation evidenced by a letter of credit, broker’s acceptance, performance bonds, or similar credit transactions (to the extent drawn).

“Investor Director” shall mean [redacted] as appointed by [redacted], [redacted] and [redacted], [redacted] as appointed by [redacted] and [redacted] as appointed by [redacted].

“Key Employees” shall mean each of Yu Jianjun (余建军), [redacted], [redacted], [redacted], and [redacted].

“Knowledge” or “Known” shall mean, with respect to the Company, the knowledge of the Key Employees, [redacted], [redacted], [redacted] and CHEN Yuxin (陈宇昕) after reasonable inquiry of the directors and/or officers of the Company and/or any of its Subsidiaries who would reasonably be expected to have knowledge of the matter in question.

“Law” shall mean any applicable national, provincial, local or other constitution, law, statute, ordinance, rule, regulation, directive, published administrative position, legally binding policy or principle of common law issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity.

“Leakage” shall mean any amount paid or Liability incurred by Acquiror (including the Surviving Company) as a result of any violation of Section 2.5.

“Leakage Amount” shall mean such amount equal to

(i)
the higher of (A) the sum of (x) any amount of Leakage received (or deemed received) by the Leakage Parties and (y) all other Losses suffered or incurred by Acquiror and its Affiliates in connection with the Company’s breach of any of the warranties or undertakings set out in Section 2.5(a); and (B) the sum of (x) the amount or value which would be necessary to place the Company and its Subsidiaries into the financial position that would have existed had there been no breach of any of the warranties or undertakings set out in Section 2.5(a) and (y) all other Losses suffered or incurred by Acquiror and its Affiliates in connection with the Company’s breach of any of the warranties or undertakings set out in Section 2.5(a), minus
(ii)
any portion of such sum as determined in accordance with paragraph (a) above that are unconditionally and irrevocably repaid, without imposing any indebtedness or other liabilities, to the Company or its relevant Subsidiary before the Closing.

“Leakage Party” shall mean (i) any Shareholder, (ii) any Affiliate of such Shareholder (other than the Company and its Subsidiaries), (iii) any directors, officers, employees or other service providers of any party described in the foregoing clauses, (iv) any family member (including spouse, domestic partner, children (natural or adopted), siblings, parents (including in-law), grandparents, aunts, uncles, cousins, nieces, or nephews) of any party described in the foregoing clauses, and (v) any trusts, estate planning vehicles or other entities the primary beneficiary of which is any party described in the foregoing clauses. For the avoidance of any doubt, Leakage Party shall not include any passive or indirect shareholder, investor, or limited partner who does not directly (or through a chain of wholly owned entities) Control, or is not Controlled by, the relevant Shareholder.

Schedule B-8

“Liability” shall mean any liability, debt, obligation, duty, deficiency, interest, penalty, fine, demand, judgment, cause of action or other loss, cost or expense of any kind or nature whatsoever, whether direct or indirect, asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated.

“Licenses In” means the licenses of Intellectual Property Right which have been granted to the Company or any of its Subsidiaries, other than Intellectual Property Rights licensed to the Company or any of its Subsidiaries pursuant to (i) licenses for the Open Source Software, (ii) licenses for Shrink-Wrap Code, (iii) Contracts with current and former employees or consultants that do not materially differ in substance from the Employee Proprietary Information Agreement or the Consultant Proprietary Information Agreement, (iv) customary nondisclosure agreements entered into by Company or any of its Subsidiaries in the ordinary course of business, (v) nonexclusive licenses to use trademarks that are incidental to the subject matter of the applicable agreement in which they are incorporated, and (vi) licenses to Company or its Subsidiaries solely for the purpose of enabling Company or its Subsidiaries to provide services to the licensor (“Standard Inbound Agreements”).

“Licenses Out” means the licenses of Intellectual Property Right which have been granted by the Company or any of its Subsidiaries to any other Person including the Company or any of its Subsidiaries, other than (i) standard end-user license or services agreements for Company or its Subsidiaries’ products and services on substantially Company or its Subsidiaries’ standard forms Made Available to Acquiror, (ii) customary nondisclosure agreements entered into by Company or its Subsidiaries in the ordinary course of business, (iii) nonexclusive licenses to use trademarks that are incidental to the subject matter of the applicable agreement in which they are incorporated, and (iv) licenses to a service provider solely for the purpose of allowing such service provider to provide services to Company or its Subsidiaries (“Standard Outbound Agreements”).

“Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any kind or character whatsoever.

“Locked Box Date” shall mean December 31, 2024.

“Made Available” shall mean, with respect to any document or information (collectively, the “Data Room Materials”), that: (A) such Data Room Material has been uploaded in the virtual data room hosted on the Company’s private cloud (“Data Room”) in a complete, legible and readable form, and remained accessible to Acquiror and its Representatives, on or before 11:59 p.m. (Hong Kong time) on May 23, 2025; and (B) the Company and Acquiror have jointly completed the Electronic Evidence Preservation Procedure in respect of such Data Room Material and the Custody Certificate generated by that procedure has been issued by the Platform. For the purpose hereof, “Electronic Evidence Preservation Procedure” shall mean the following steps: (i) the initial upload of the Data Room Materials by Acquiror, to the electronic evidence-preservation platform mutually designated by the parties (the “Platform”); (ii) download and verification of such materials by both parties and reach confirmation on the scope of Data Room Materials; (iii) the final joint upload of the Data Room Materials, in a scope mutually confirmed by both Acquiror and the Company, (iv) the issuance by the Platform of a data preservation certificate (取证数据保全证书) evidencing completion of step (iii) (the “Custody Certificate”). The Custody Certificate (together with the corresponding information and attachments contained and preserved therewith) shall constitute conclusive evidence that the relevant Data Room Materials have been Made Available to Acquiror for all purposes under this Agreement. For the avoidance of doubt, no Data Room Material shall be deemed Made Available unless it satisfies all of the foregoing requirements.

“Material Subsidiarity” shall means any Subsidiary of the Company where either (i) the total assets of such Subsidiary (on a consolidated basis, if applicable) equal to or exceed 10% of the total consolidated assets of the Company and its Subsidiaries as of the Locked Box Date, or (ii) the total revenue of such Subsidiary (on a consolidated basis, if applicable) equals to or exceeds 10% of the total consolidated revenue of the Company and its Subsidiaries as of the Locked Box Date.

“Net Cash” shall mean with respect to the Company and its Subsidiaries, an amount equal to, without duplication, (a) the aggregate amount of all Cash as of 11:59pm (Hong Kong time) as of the applicable Cash Measurement Time, plus (b) the aggregate amount of trade receivable (as classified under IFRS) as of the applicable Cash Measurement Time, minus (c) the aggregate amount of all Interest-Bearing Indebtedness as of the applicable Cash Measurement Time, minus (d) the aggregate amount of all other current and non-current liability accounts, but excluding (A) Interest-Bearing Indebtedness, (B) contract liabilities, (C) convertible redeemable preferred shares of the Company, and (D) convertible redeemable preferred shares issued by the Subsidiaries, as of the applicable Cash Measurement Time; plus or minus, as applicable (e) an amount equal to the difference between the [redacted] (the “Benchmark Amount”) and the aggregate Off-Balance-Sheet Liabilities, where if the aggregate Off-Balance-Sheet Liabilities exceed the

Schedule B-9

Benchmark Amount, the excess shall be deducted from Net Cash and, if they are less than the Benchmark Amount, the shortfall shall be added to Net Cash; provided, that the term “Off-Balance-Sheet Liabilities” shall mean (i) the committed payment obligations payable within the next twelve (12) months under long-term copyright licenses and long-term leases, calculated by dividing the total contractual consideration by the total contractual term expressed in months and multiplying the resulting figure by twelve (12), and (ii) the total capital expenditure commitments for renovations and servers scheduled to be paid within the next twelve (12) months; provide, further, that, if any such liabilities are subsequently recognized on the balance sheet and thus captured under sub-paragraph (d) of this Net Cash definition, the measurement methodology set out in this sub-paragraph (e) shall continue to apply to such liabilities; minus (f) the aggregate unpaid capital contributions (whether registered or contingent) attributable to all Carve-Out Businesses and historically divested businesses, minus (g-1) all cash, deposits, wealth management products, and accrued interest that are legally or contractually required to be transferred to any Carve-Out Business as of the relevant Cash Measurement Time, but remain unpaid or undistributed as of such date, and payables to any Carve-Out Business; minus (g-2) the aggregate amount of any accounts receivable of the Carve-Out Business as of the relevant Cash Measurement Time; plus (g-3) the aggregate amount of any accounts payable or other payables owed by the Carve-Out Business as of the relevant Cash Measurement Time; minus (h-1) the aggregate amount of Company Deductible Expenses that have not been paid by the Company and its Subsidiaries as of the relevant Cash Measurement Time (without regard to the occurrence of any events and associated costs under Section 7.6(a)(iv) as of the applicable Cash Measurement Time) and delivery of all the supporting documents by the Company pursuant to Sections 7.6(a) and 7.6(c), minus (h-2) the aggregate amount of Acquiror Deductible Expenses, up to [redacted], plus (i-1) ESOP Cash Consideration paid as of the applicable Cash Measurement Time, plus (i-2) the amount of Section 7.6(a)(iv) paid as of the applicable Cash Measurement Time, up to [redacted]. For the avoidance of doubt, the following amounts shall be disregarded for the purpose of this calculation and shall not reduce the amount of the Net Cash: any fees, costs and expenses paid or incurred by the Company or any of its Subsidiaries in connection with obtaining any requisite consent and/or amendment of any Key Copyright Agreement (as defined in Schedule 1.4) pursuant to Section 7.3, provided that (1) the aggregate amount of such fees, costs and expenses for all Key Copyright Agreements does not exceed [redacted] of the aggregate fees, costs and expenses most recently incurred for obtaining comparable consents and/or amendments of the same Key Copyright Agreements (or, if no such precedents exist, of other agreements of a similar nature with the same counterparty or counterparties); (2) that any portion of such fees, costs and expenses exceeding said [redacted] threshold shall be deducted in the calculation of Net Cash; and (3) all amounts actually received from any Carve-Out Business after its relevant divestment date for advertising or traffic placement on the Company’s platform, brand‑licensing fees, and ordinary‑course administrative or shared‑service charges shall be included in calculating the aggregate amount of all Cash as of the applicable Cash Measurement Time. For the purpose hereof, the term “Cash Measurement Time” shall mean: (i) for purposes of the Pre-Closing Statement, 11:59 p.m. (Hong Kong time) on the Reference Date; and (ii) for purposes of the Post-Closing Statement, 11:59 p.m. (Hong Kong time) on the Closing Date. Working examples illustrating how to calculate Net Cash are set out in Schedule E.

“Net Cash Closing Target” shall mean [redacted].

“Net Cash Cure Target” shall mean [redacted].

“Non-U.S. Person” shall mean any Person that is not a “U.S. person” as defined in Rule 902(k) of Regulation S.

“NYSE” shall mean the New York Stock Exchange.

“Open Source License” shall mean any license meeting the definition of “Open Source” promulgated by the Open Source Initiative, including any license that is licensed, distributed or conveyed as “open source software,” “free software,” or “copyleft” or under a similar licensing or distribution model (including software licensed under any version of the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Affero GNU General Public License (AGPL), Mozilla Public License (MPL), BSD licenses, Microsoft Shared Source License, Common Public License, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), Apache License, and any license listed at www.opensource.org) or (b) is otherwise made generally available to the public without requiring payment of fees or royalties or that requires as a condition of its use, modification, making available, or distribution that it, or other software that is derived from, linked to, or incorporated, integrated, combined or distributed with such software, be disclosed or distributed in source code form, made generally available to the public at no charge or be licensed, distributed or conveyed.

“Open Source Software” shall mean any Software that is licensed, distributed or conveyed as “open source software”, “free software”, “copyleft” or under a similar licensing or distribution model, including subject to an Open Source License, or under a Contract that requires as a condition of its use, modification or distribution that it, or other Software

Schedule B-10

that is derived from or linked to such Software or into which such Software is incorporated or integrated or with which such Software is combined or distributed, be disclosed or distributed in source code form, delivered at no charge or be licensed, distributed or conveyed under the same terms as such Contract (including any Open Source License).

“Order” shall mean any order, judgment, injunction, ruling, edict, or other decree, whether temporary, preliminary or permanent, enacted, issued, promulgated, enforced or entered by any Governmental Entity.

“Owned Real Property” shall mean all real property and interests in real property, land use rights together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any of its Subsidiaries.

“Outbound Investment Approval” shall mean with respect to an ODI Shareholder, all required outbound investment filings with the National Development and Reform Commission (“NDRC”), Ministry of Commerce (“MOFCOM”), State Administration of Foreign Exchange (“SAFE”) (with respect to SAFE, the required outbound filings may be effected through a SAFE‑designated local bank acting on SAFE’s behalf) or their respective authorized local counterpart in accordance with applicable PRC Laws, in connection with such Shareholder’s receipt and holding of its Stock Consideration hereunder.

“Paying Agent” shall mean JPMorgan Chase Bank, N.A., or such other Person as Acquiror may designate by not less than five (5) Business Days’ prior written notice to the Company; provided that Acquiror shall cause any such replacement Paying Agent to perform the payment of the Closing Cash Payment and related procedures as contemplated under this Agreement.

“Permitted Leakage” shall mean, without duplication, any of:

(a)
any transaction contemplated under the Restructuring steps set forth in Exhibit F (Restructuring Steps), excluding Ancillary Matters as not contemplated under the Restructuring Agreement;
(b)
accrual and payment by the Company or any of its Subsidiaries of (i) compensation and employee benefits due to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, together with any employer portion of any withholding, payroll, employment, social security or similar Taxes related thereto, in each case pursuant to any Plan in existence as of the date hereof or as required by applicable Law, and provided such compensation and employee benefits payment amounts are in the ordinary course of business consistent with past practices, and (ii) any amount payable by the Company or any of its Subsidiaries in respect of D&O liability insurance of any director or officer of the Company or any of its Subsidiaries made or incurred in the ordinary course of business and consistent with the normal past practice for the period up to the Closing Date;
(c)
any typical commercial, financial, or operational arrangements (including without limitation services, licensing, marketing, distribution, payables, receivables, or financing) and the resolution or settlement of disputes or claims arising therefrom, between the Company (or any of its Subsidiaries) on the one hand, and (i) Tencent Holdings Limited or its Affiliates, (ii) China Literature Limited or its Affiliates, or (iii) Xiaomi Corporation or its Affiliates, on the other, provided that such arrangements shall be conducted on commercially reasonable terms consistent with the Company’s (or its Subsidiaries’) past business operations and practices as of the date of this Agreement;
(d)
any standard arrangements, advisory engagements, or fee payments involving Goldman Sachs in its capacity as the Company’s IPO underwriter for listing on HKSE and financial advisor for the Merger, and any dispute resolution or settlement relating to those engagements, provided that all such matters remain on commercially reasonable terms consistent market practice and on an arm’s length basis;

“Permitted Liens” shall mean (i) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established in the Financial Statements, (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law, (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, and (v) liens in favor of customs and revenue authorities arising as a matter of applicable Law to secure payments of customs duties in connection with the importation of goods, in each case, which do not, individually or in the aggregate, detract from the value of, or impair the current or proposed use and enjoyment of the properties or assets that they affect.

Schedule B-11

“Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Personal Data” shall mean: (i) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit or debit card number, bank information, or customer or account number, health information, device or machine identifiers, IP addresses, geo-location information, biometric identifiers or any other piece of information that alone or in combination with other information collected, held or otherwise managed by or for the Company or any of its Subsidiaries allows the identification or location of or contact with a natural person or household, (ii) all information defined or described as “personal information,” “personal data,” “personally identifiable information,” “PII,” “protected health information,” “nonpublic personal information,” or any similar term, in any Company Privacy Policy or under any Privacy Requirement, and (iii) any information associated, directly or indirectly (by, for example, records linked via unique keys), to any of the foregoing.

“PRC” shall mean the People’s Republic of China and for purposes of this Agreement, excludes Hong Kong, Macao Special Administrative Region and Taiwan.

“PRC Merger Control Approval” shall mean the issuance by the Competition Entity of the PRC of either a written “no further review” notice, no-objection decision, or any conditional approval decision, in each case on such terms and conditions agreeable to Acquiror, pursuant to the Anti-Monopoly Law of the PRC (including all related regulations and implementing rules, policies and circulars) related to the Transactions (including the Merger and Restructuring) contemplated by this Agreement and any other Transaction Documents.

“Pre-Closing Tax Period” shall mean (a) any taxable period ending on or prior to the Closing Date, and (b) the portion of any Straddle Period ending on the Closing Date.

“Pre-Closing Tax Return” shall mean a Tax Return of the Company or its Subsidiaries for a Pre-Closing Tax Period or Straddle Period.

“Pre-Closing Taxes” shall mean Taxes of the Company and its Subsidiaries for a Pre-Closing Tax Period, including the portion of any Straddle Period ending on the Closing Date determined in accordance with Section 7.13(c) (which, for the avoidance of doubt, shall exclude Taxes under Bulletin 7).

“Privacy Requirements” shall mean an applicable Law (including Cybersecurity Law of the PRC, the Personal Information Protection Law of the PRC, Data Security Law of the PRC and relevant implementation rules, specifications and national standards on data protection, and, to the extent applicable, the EU General Data Protection Regulation), Order, applicable standard, rule, legal requirement, code, in each case to the extent applicable, the U.S.-EU and U.S.-Swiss Privacy Shield programs to the extent applicable, and any binding and applicable guidance of Governmental Entities, or other legal standard, rule, legal requirement, or code, in each case to the extent applicable or contractual requirement, as it may in each case be or have been amended from time to time, in each case relating to (i) privacy, data protection, or restrictions or obligations related to the collection, use, disclosure, transfer, transmission, storage, hosting, disposal, retention, interception or other processing of, or the security of, Personal Data, (ii) cross-device tracking, (iii) online advertising (including online behavioral advertising and interest-based advertising), or (iv) direct marketing, consumer communications, generative artificial intelligence, algorithm, content security or consumer protection.

“Private Information” shall mean Personal Data and other behavioral, browsing, usage, purchase, interest-based or demographic data, to the extent not otherwise considered Personal Data.

“Profit Closing Target” shall mean [redacted]

“Pro Rata Portion” shall mean, with respect to each Shareholder, an amount equal to the quotient obtained by dividing (x) the value of the Merger Consideration receivable by such Shareholder, by (y) the aggregate value of the Merger Consideration receivable for all applicable Company Shares pursuant to Section 1.3(b)(ii) (in each case with any Acquiror Ordinary Share to be valued at the Acquiror Share Price).

“Regulation D” shall mean Regulation D promulgated under the Securities Act.

“Regulation S” shall mean Regulation S promulgated under the Securities Act.

Schedule B-12

“Registered IP” shall mean all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed or registered with or recorded by any Governmental Entity or quasi-public legal authority (including domain name registrars) at any time in any jurisdiction worldwide, including all applications, reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part associated therewith.

“Relative” of a natural person, shall mean any spouse of such Person and any parent, step-parent, grandparent, child, step-child, grandchild, sibling, step-sibling, cousin, in-law, uncle, aunt, nephew, niece or great-grandparent of such Person or spouse.

“Requisite Board Approval” shall mean with respect to the Transactions, all the approvals, consents and waivers from the board of directors of the Company as required to effect, implement or perform the Transactions pursuant to the Companies Act, Company Articles and any Contract binding the Company (including the Shareholders Agreement), including the approvals of at least (x) a majority of votes of the directors of the Company at a duly convened and quorate meeting of the board of directors of the Company, and (y) the approval of the majority of the Investor Directors, which (i) approved and declared advisable this Agreement, the other Transaction Documents and the Transactions, and (ii) determined that this Agreement, the other Transaction Documents and the Transactions are in the best interest of the Company.

“Requisite Shareholder Approval” shall mean with respect to the Transactions, all the approvals, consents and waivers from those Shareholders as required to effect, implement or perform the Transactions, pursuant to the Companies Act, Company Articles and any Contract binding the Company (including the Shareholders Agreement), including (i) a Special Resolution to approve this Agreement and the Transactions, being a resolution passed by the affirmative vote by poll of a majority of the holders of the Company Shares representing at least two-thirds of the Company Shares present and voting in person or by proxy as a single class at a duly convened and quorate shareholders’ meeting of the Company of which notice specifying the intention to propose a special resolution has been given, (ii) an approval of this Agreement and the Transactions by the holders representing more than 50% of the outstanding Preferred Shares of the Company, voting together as a single class and on a as converted basis) including approval by the Majority Series E Preferred Shareholders (comprising holders of more than 50% of the aggregate voting power of the Series E-2 Preferred Shares, Series E-3 Preferred Shares and Series E-4 Preferred Shares of the Company voting together as a single class and on a as converted basis), and (iii) a waiver of the Liquidation Event by the Majority Preferred Shareholders including the Majority Series E-2 Preferred Shareholders, the Majority of Series E-3 and E-4 Preferred Shareholders, in each case in limbs (i) to (iii) above, as defined in the Company Articles and at a duly convened and quorate combined meeting of the Shareholders.

“Restricted Cash” shall mean any cash or cash equivalents that are not freely usable by the Company because they are subject to restrictions, limitations or Taxes on use or distribution by Law, contract or otherwise, including without limitation, restrictions on dividends or any other form of restriction and including any cash and cash equivalents to the extent held as collateral for outstanding letters of credit of the Company or any of its Subsidiaries as at the Effective Time.

“Revenue Closing Target” shall mean [redacted].

“RMB” shall mean Renminbi, the lawful currency of the PRC.

“SAFE” shall mean the State Administration of Foreign Exchange of the PRC and its local branches.

“SAFE Rules and Regulations” shall mean any applicable rules, regulations, guidelines and reporting and registration requirements issued by SAFE, including without limitation to the SAFE Circular on Issues Relating to the Administration of Foreign Exchange of Offshore Investment and Financing through Special Purpose Vehicles and Round- Trip Investment by PRC Residents (国家外汇管理局关于境内居民通过特殊目的公司境外投融资及返程投资外汇管理有关问题的通知[汇发(2014)37号]) issued by SAFE on July 4, 2014 with effect from July 4, 2014 (as supplemented by implementing rules and regulations and including any successor rule or regulation).

“SAMR” means the State Administration of Market Regulation or its designated local authorities with competent authority.

“Sanctioned Party” shall mean any Person that is the target of trade or financial sanctions or export controls, including but not limited to (i) any Person listed on any sanctions or export control-related list under applicable Trade Restrictions, including but not limited to the US Treasury Department’s Office of Foreign Assets Control (“OFAC”)

Schedule B-13

List of Specially Designated Nationals and Blocked Persons, the OFAC Sectoral Sanction List, any other sanctions-related list maintained by OFAC or the US Department of State, the US Commerce Department’s Entity List, Denied Persons List, or Unverified List, the EU Consolidated Financial Sanctions List, the UK Office of Financial Sanctions Implementation Sanctions List, or any other similar restricted party list maintained by relevant regulators under applicable Trade Restrictions, (ii) any Person located, organized or resident in a Sanctioned Territory, (iii) any government of a Sanctioned Territory, (iv) any Person 50% or more owned or otherwise controlled by any of the foregoing.

“Sanctioned Territories” shall mean Crimea, Cuba, Iran, North Korea, Syria, since March 2015 Venezuela, since February 21, 2022, the so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine, and with respect to periods prior to January 14, 2021, Sudan.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, of the United States.

“Service Provider” shall mean any former employee and any current or former consultant, independent contractor, or non-employee director of the Company or any of its Subsidiaries, including those persons engaged by the Company or any of its Subsidiaries through a professional employer organization or other similar entity, in each case who is not a current employee of the Company or any of its Subsidiaries as of the Closing Date.

“Shrink-Wrap Code” shall mean any generally commercially available, off-the-shelf software in executable code form made available on a license basis or as a service.

“Social Media Accounts” shall mean any and all accounts, profiles, pages, feeds, registrations and other presences on or in connection with any (a) social media or social networking website or online service, (b) blog or microblog, (c) mobile application, (d) photo, video or other content-sharing website, (e) rating and review website, (f) wiki or similar collaborative content website or (g) message board, bulletin board, or similar forum, including any account name(s), user name(s), nickname(s), display name(s), handle(s), and other identifiers registered or used in connection with each of the foregoing (a) - (g).

“Social Security Fund” shall mean medical insurance (医疗保险), pension insurance (养老保险), unemployment insurance (失业保险), work-related injury insurance (工伤保险), maternity insurance (生育保险), statutory housing funds (住房公积金), the welfare fund (福利基金), the trade union fund (工会经费), the employee education fund (职工教育经费), or any other social security funds or payment of any welfare fees or training fees so provided under applicable Laws or by the competent Governmental Entity from time to time to which the Company and its Subsidiaries is obliged to make contributions for its employees (including penalties imposed and interest accrued thereon, if any).

“Software” all (a) computer programs, firmware and other software, including application programming interfaces, software implementations of algorithms, models and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof, (b) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections, (c) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons, (d) descriptions, flow-charts, architectures, development tools and other materials used to design, plan, organize and develop any of the foregoing, (e) rules, methods, and processing for instructing, teaching, or training any artificial intelligence or machine learning program, as well as the artificial intelligence models and programs supporting development of the same and (f) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.

“Share Count Notification Date” shall mean the Business Day on which Acquiror notifies the Company of Acquiror Share Count, which shall be no later than five (5) Business Days before the Closing.

“Share Registrar” shall mean, at any given time, the person duly appointed by Acquiror to maintain its register of members (including any branch register) and to record the issuance and transfer of the Acquiror Shares, together with any successor or replacement share registrar appointed in accordance with applicable Law.

“Shareholder” shall mean any holder of any Company Shares as of immediately prior to the Effective Time.

“Shareholders Agreement” shall mean the Second Amended and Restated Shareholders Agreement by and among the Company and other parties thereto dated December 30, 2020.

Schedule B-14

“System-related Laws” shall mean the applicable Laws in relation to the System, data security and cybersecurity, which shall include, without limitation, the PRC Cybersecurity Law, Measures for the Administration of Safety Protection in Communication Networks (通信网络安全防护管理办法), Regulations on Network Data Security Management (网络数据安全管理条例), Regulations on the Security Protection of Computer Information System (计算机信息系统安全保护条例), Regulations on Technical Measures for the Internet Security Protection (互联网安全保护技术措施规定), Administrative Regulations on Security Vulnerabilities of Cyber Products (网络产品安全漏洞管理规定), Measures for the Administration of Data Security in the Industrial and Information Technology Field (工业和信息化领域数据安全管理办法), Implementation Rules for Data Security Risk Assessment in the Industrial and Information Technology Sector (工业和信息化领域数据安全风险评估实施细则) and Administrative Regulations on Mobile Internet Applications Information Services (移动互联网应用程序信息服务管理规定).

“Straddle Period” shall mean any taxable period that includes but does not end on the Closing Date.

“Subsidiary” shall mean, with respect to a Person, (i) any corporation, company or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or Controls, or (ii) any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member, including those Controlled through a variable-interest-entity structure or other similar contractual arrangement, and those whose assets and financial results are consolidated with the net earnings of such Person and are recorded on the books of such Person for financial reporting purposes in accordance with applicable accounting principles.

“Tax” (or collectively “Taxes”) shall mean (i) any and all national, provincial, local and non-U.S. taxes, assessments and other governmental charges, duties (including stamp duty), impositions and liabilities, including capital gains tax, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, unclaimed property, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance) in the nature of tax together with any interest, late payment surcharges or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax, (ii) any liability for the payment of any amounts of the type described in limb (i) of this sentence as a result of being or have been a member of an affiliated, consolidated, combined, unitary, aggregate or similar group (including any arrangement for group or consortium relief or similar arrangement) for any taxable period, and (iii) any liability for the payment of any amounts of the type described in limbs (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any Tax sharing agreement, indemnity agreement or any other express obligation to assume such Taxes or to indemnify any other Person, including by operation of law.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax, including any amendment thereof or attachment thereto.

“Technology” shall mean all technology and any tangible embodiments thereof: (i) published and unpublished works of authorship, including audiovisual works, collective works, computer programs and other Software (whether in source code or executable form), documentation, compilations, derivative works, literary works, mask works, annotations, comments, designs, files, records, schematics, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, breadboards and other devices and sound recordings (“Works of Authorship”), (ii) inventions (whether or not patentable), discoveries, improvements, business methods, compositions of matter, machines, methods, processes and new uses for any of the preceding items (“Inventions”), (iii) proprietary and confidential information and Trade Secrets, including algorithms (including data science and machine learning techniques), machine learning models, customer lists, customer and analytics data, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems and techniques (“Protected Information”), (iv) data, databases, data compilations and collections, (v) domain names and web addresses (“Domain Names”), (vi) devices, prototypes, designs and schematics, and (vii) any other form of technology.

“Tianbo” shall mean Shenzhen Tianbo Internet Media Limited (深圳市天播网络传媒有限公司), a limited company incorporated and existing under the Laws of the PRC.

Schedule B-15

“Trade Restrictions” shall mean all applicable (i) export control, trade and financial sanctions, customs, import, anti-terrorism and anti-boycott Laws of the United States and any other jurisdictions in which the Company and its Subsidiaries conducts business, including but not limited to the United States Export Control Reform Act, International Emergency Economic Powers Act, Trading with the Enemy Act, and related regulations, including but not limited to the Export Administration Regulations, International Traffic in Arms Regulations and Foreign Trade Regulations to the extent applicable, and (ii) trade and economic sanctions regulations and related Executive Orders administered by OFAC.

“Transaction Documents” shall mean this Agreement and any other documents, agreements, certificates or undertakings contemplated hereunder or ancillary hereto, including, without limitation, the Deed of Undertakings, and the Non-Competition, Non-Solicitation, Confidentiality and IP Agreement.

“Transaction Taxes” shall mean any transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes incurred in connection with the consummation of the Merger contemplated by this Agreement, provided, however, for the avoidance of doubt, that Transaction Taxes shall exclude (i) the Taxes payable by the Bulletin 7 Shareholders under Bulletin 7 pursuant to Section 7.12(b), and (ii) any income, franchise, payroll, employment, or similar Taxes.

“Triggering Action” shall mean (i) any formal legal or administrative proceeding, including any action, suit, claim, litigation, arbitration or other adjudicative proceedings, whether administrative, civil or criminal, that is pending and is brought before a court or an arbitral tribunal; or (ii) any written claim delivered by any Person (including any Dissenting Shareholder) or its external legal advisor which states (A) sufficient details related to the underlying facts, giving rise to a claim, (B) sufficient details setting out reasoning and rationale by such Person to bring the claim, and (C) remedies being sought by such Person in light of such potential claim; provided that, in either case of (i) or (ii) above, such proceeding or claim shall be brought against Acquiror or any of its Affiliates, or against the Company or any of its Subsidiaries or any of their respective Representatives and remains outstanding as at the Closing Date, that alleges, claims, challenges or affects the validity, fairness, legality, consummation or effectiveness of the Merger, or otherwise would reasonably be expected to prevent or adversely affect consummation of the Merger.

“User Uploaded Intellectual Property” shall mean the audio or video products uploaded by the users on apps, websites or any other online platform operated by the Company and/or its Subsidiaries (including the Company Product).

“WFOE” shall mean Xizhang (Shanghai) Internet Technology Limited (喜丈（上海）网络科技有限公司), a limited company incorporated and existing under the Laws of the PRC.

“Wonder Shanghai” shall mean Shanghai Wonderful Thinking Technology Co., Ltd. (上海奇妙思维科技有限公司), a limited company incorporated and existing under the Laws of the PRC.

Schedule B-16

Part II - Index of Defined Terms

Defined Terms	Section
Acquiror	Preamble
Acquiror Deductible Expenses	7.6(b)
Acquiror Methodology	2.6(b)(ii)(E)
Acquiror SEC Documents	4.4(a)
Acquiror Statement of Expenses	7.6(d)
Additional Tax	7.12(d)
Adjustment Amount	2.6(c)(i)
Agreement	Preamble
Agreements Sub-Component	Schedule 1.4 – 2(d)(ii)(B)
Alternative Transaction	6.1
Amended Agreements	7.3(b)
Ancillary Matters	Exhibit F – 1(g)
Ancillary Terms	Exhibit F – 1(g)
Applicable Warranty Expiration Date	9.1(a)
Arbitrator	11.11
Balance Sheet	3.8(a)(i)
Baseline Listen Percentage	Schedule 1.4 – 1(b)
Baseline Revenue Percentage	Schedule 1.4 – 1(c)
Basket	9.3(b)
Books and Records	3.25
Bring-Down Instruction	2.6(b)(i)
Bring-Down Notice	2.6(b)(i)
Bulletin 7 Expiry Date	7.12(e)(i)
Bulletin 7 Information Schedule	7.12(b)
Bulletin 7 Shareholders	7.12(b)
Cancelled Shares	1.3(b)(ii)

Schedule B-17

Defined Terms	Section
Cash Cap	Schedule 7.16 – (b)
Cash Consideration	1.3(b)(i)(A)
Carve-Out Equity	Exhibit F – 2(b)(ii)
Central Parity Rate	11.15
Claim	9.1(a)
Claimed Indemnity Amount	2.3(b)(iv)(D)(1)
Closing	2.1(a)
Closing Cash Payment	2.3(b)(i)
Closing Core Business Profit	Schedule 2.6(a) – (a)(C)
Closing Core Business Revenue	Schedule 2.6(a) – (a)(B)
Closing Date	2.1(a)
Closing Financial Metrics	Schedule 2.6(a) – (a)
Closing Net Cash	Schedule 2.6(a) – (a)(A)
Company	Preamble
Company and Subsidiary Securities	Schedule 9.2(a)(iii) – (ii)(A)
Company Apps	Exhibit F– 2(c)(i)
Company Authorizations	3.19
Company Confidential Information	11.3(c)
Company Deductible Expenses	7.6(a)
Company Deductible IPO Expenses	7.6(a)(vii)
Company Licensed IP	3.14(e)(i)
Company Registered IP	3.14(b)
Company Returns	3.11(a)
Company ROM	1.3(c)(iii)(A)
Company Share Certificate	2.3(c)(i)(A)
Company Shareholders Meeting	Recitals
Company Statement of Expenses	7.6(c)

Schedule B-18

Defined Terms	Section
Confidential Information	11.3(a)
Content Cost	Schedule 2.6(a) – (b)(B)ii
Conversion	7.14
Core Business Revenue	Schedule 2.6(a) – (b)(A)
Core Employee	3.18(a)
DAU	Schedule 7.7(b) – (b)(A)
D&O	7.9
Defense Costs	9.6(d)
Deferred Shares	Schedule 1.4 – 1(h)
Deficiency Recovery Metrics	Schedule 2.6(a) – (b)
De Minimis Amount	9.3(a)
Designated Apps	Exhibit F – 2(c)(i)
Disclosure Schedule	ARTICLE III
Dissenting Shareholder	1.3(b)(iii)
Dissenting Shares	1.3(b)(iii)
Domco	Schedule D – 1(a)(i)
Draft Tax Filing Documents	7.12(b)(iv)
Effective Time	2.1(b)
Employee and Service Provider List	3.18(a)
End Date	8.1(b)(i)
Enforceability Limitations	3.2(c)
Environmental Permits	3.22(h)
ESOP Cash Consideration	1.3(c)(iii)(A)
ESOP Consideration	1.3(c)(iii)(A)
ESOP Holder	1.3(c)(iii)(A)
ESOP Spreadsheet	2.4(a)(i)
ESOP Stock Consideration	1.3(c)(iii)(A)

Schedule B-19

Defined Terms	Section
Exchange Documents	2.3(c)(i)(A)
Exchange Fund	2.3(c)(vi)
FCC	2.6(e)(i)(A)
Financial Statements	3.8(a)
Final Closing Cash	2.6(e)(i)
Final Indemnity Amount	2.3(b)(iv)(D)(2)
Founder Cancelled Shares	2.3(b)(iv)(D)(2)
Founder Contingent Shares	1.4
Founder Direct Claim	9.4(a)
Founder Liability Cap	9.3(c)
Founder Parties	Preamble
Founder Party	Preamble
Founder Shareholders	Schedule A
Founders	Schedule A
Founder Shareholders’ Merger Consideration	Schedule 2.6(a)– (e)
FSPRP	2.6(e)(i)(A)
Global ESOP Holder	2.4(a)(i)
Governmental Action	Schedule 9.2(a)(iii) – (iii)(D)
Governmental Approvals	2.2(a)(ii)
Governmental Preferential Arrangement	3.30(a)
Historical Equity Change	3.7(a)
HKIAC	11.11
Host	Schedule 9.2(a)(iii) – (iii)(C)
Indemnification Claim Notice	9.5(a)
Indemnification Claim Objection Notice	9.5(b)
Indemnified Parties	9.2(a)
Indemnity Holdback Expiry Date	2.3(b)(iv)(A)

Schedule B-20

Defined Terms	Section
Independent Accountant	2.6(b)(ii)
Individual Waiver Letter	Schedule D – 1(c)(A)
Initial Closing Cash	2.6(e)(i)
Interested Party	3.24
Issuance Date	2.3(b)(iv)(C)
Key Copyright Agreements	Schedule 1.4 – 1(a)
Key Employee Employment Agreements	2.2(b)(vi)(B)
LC	2.6(e)(i)(A)
Leakage Period	2.5
Lease Agreements	3.12(b)
Leased Real Property	3.12(b)
Listen Coverage Percentage	Schedule 1.4 – 1(d)
Loss / Losses	9.2(a)
Marketing Expenses	Schedule 2.6(a) – (b)(B)(i)iii
Material Contracts	3.16(a)
MAU	Schedule 2.6(a) – (b)(D)
Maximum Permitted Settlement Amount	Schedule 7.16 – (a)(B)(i)
Measurement Period	Schedule 2.6(a) – (a)(B)
Membership Revenue	Schedule 2.6(a) – (b)(C)
Merger	Recitals
Merger Consideration	1.3(b)(i)(B)
Merger Sub	Preamble
Metric Ratio	Schedule 2.6(a) – (c)
Metrics Deficiency Recovery Amount	Schedule 2.6(a) – (f)
Milestone Component	Schedule 1.4 – 2(d)(ii)
Monthly Active Users	Schedule 2.6(a) – (b)(D)
Mr. Yu	1.3(c)(ii)(B)

Schedule B-21

Defined Terms	Section
NCCT	2.6(e)(i)(A)
NCDA	2.6(e)(i)(A)
Net Cash Deficiency Amount	2.6(e)(i)
Net Cash Shortfall Amount	2.2(b)(viii)(A)
Net Cash Surplus Amount	2.6(e)(ii)
New Copyright Fee	Schedule 2.6(a) – (a)(C)
Non-Competition, Non-Solicitation, Confidentiality and IP Agreement	2.2(b)(vi)(A)
Non-Recurring Cost Reduction	Schedule 2.6(a) – (b)(B)(i)i
ODI Shareholder	7.15
ODI Shareholder Affiliate	7.15
ODI Taxes and Expenses	7.15
Officer’s Certificate	Schedule 2.2(b) – (a)(A)
OffshoreCo	Schedule D – 1(a)(i)
Operational Liability Cap	9.3(c)
Opposing Shareholders	7.16
Original Copyright Fee	Schedule 2.6(a) – (a)(C)
Overseas Former Service Provider	Schedule D – 1(a)(i)
Payment Instruction Spreadsheet	2.3(a)
Payment Spreadsheet	2.3(a)
Paying Sub	Schedule D – 1(a)(i)
PBOC	11.15
Performance-Linked Shares	Schedule 1.4 – 1(g)
Plan of Merger	2.1(b)
Post-Closing Statement	2.6(d)(i)
Post-Closing True-up Amount	2.6(e)(ii)
Pre-Closing Opposing Shareholder Claims	Schedule 7.16 – (a)(A)
Pre-Closing Statement	2.6(b)(i)

Schedule B-22

Defined Terms	Section
Property Taxes	7.13(c)
Purchaser	Exhibit F – 1(a)
Reference Date	2.6(b)(ii)(A)
Registrar	7.5
Relevant Settlement Portion	Schedule 7.16 – (b)(B)
Representatives	6.2
Restricted Shares	7.14
Restructuring	Recitals
Restructuring Agreement	Exhibit F
Retention Shares	2.3(b)(iv)(D)(2)
Revenue Coverage Percentage	Schedule 1.4 – 1(e)
Seller Tax Return	7.12(b)(vii)
Shareholder Representative	Preamble
Stock Allotment Date	2.3(c)(iii)
Stock Consideration	1.3(b)(i)(B)
Stock Consideration Percentage	1.3(b)(i)(B)
Surviving Company	1.1(a)
Systems	3.14(q)
Tail Policies	7.9
Tax Exemption Materials	7.12(b)(ix)
Tax Incentive	3.11(g)
Template Sub-Component	Schedule 1.4 – 2(d)(ii)(A)
Third Party Claim	9.6(a)
Three-Month Measurement Period	Schedule 2.6(a) – (b)(B)(i)
Top IP Partner	3.23(a)
Trailing Quarterly Core Business Profit	Schedule 2.6(a)– (b)(B)
Transactions	Recitals

Schedule B-23

Defined Terms	Section
Transferred Liabilities	Exhibit F – 1(a)
Trust Documents	1.3(c)(ii)(C)
Trust Survival Period	1.3(c)(ii)(C)
Unverified Shareholder	2.3(c)(i)(D)
Valid Listen	Schedule 1.4 – 1(b)
Validity Period	2.6(b)(iv)
Voting Undertaking Letter	Recitals
WCR	Schedule 2.6(a) – (d)
WCR Component	Schedule 1.4 – 2(d)(i)
Weighted Combined Ratio	Schedule 2.6(a) – (d)
Weighted Coverage Percentage	Schedule 1.4 – 1(f)
Welfare Waiver Letter	Schedule D – 1(c)(B)
Withholding Parties	7.12(a)(i)
Wonder Tech Entities	Exhibit F – 2(b)(ii)
Xibo Entities	Exhibit F – 2(b)(ii)

Schedule B-24

Schedule C

Merger Consideration

Name of Shareholder	Class or Series	Shares Outstanding	Shareholding %	Cash Consideration (USD) *	Stock Consideration (% of Acquiror Share Count) **

Note:

* The column of “Cash Consideration” above does not include the ESOP Cash Consideration.

** The column of “Stock Consideration” above does not include the ESOP Stock Consideration.

Schedule C-1

Schedule D

ESOP Consideration, Waivers and Re-allocation

[redacted]

Schedule D-1

Schedule E

Working Examples of Net Cash Calculation

[redacted]

Schedule E-1

Schedule 1.4

Founder Contingent Shares

[redacted]

Schedule 1.4-1

Schedule 2.2(b)

Company Closing Deliverables

[redacted]

Schedule 2.3(a)
Form of Payment Instruction Spreadsheet and Payment Spreadsheet

[redacted]

Schedule 2.3(a)-1

Schedule 2.3(b)(iii)

Key Commercial Terms of the Escrow Agreement

[redacted]

Schedule 2.3(b)(iii)-1

Schedule 2.4(a)

Form of ESOP Spreadsheet

[redacted]

Schedule 2.4(a)-1

Schedule 2.6(a)

Definitions of Closing Financial Metrics and Deficiency Recovery Metrics

[redacted]

Schedule 2.6(a)-1

Schedule 5.2

Exceptions to Interim Period Restrictive Covenants

[redacted]

Schedule 5.2-1

Schedule 7.3

List of Third Party Contracts

[redacted]

Schedule 7.3-1

Schedule 7.7(b)
Access to Information

[redacted]

Schedule 7.7(b)-1

Schedule 7.16

Treatment of Opposing Shareholders

[redacted]

Schedule 7.16-1

Schedule 9.2(a)(iii)

List of Specific Indemnities

[redacted]

Schedule 9.2(a)(iii)-1

Exhibit A
Form of Individual Waiver Letter

[redacted]

Exhibit A

Exhibit B
Form of Welfare Waiver Letter

[redacted]

Exhibit B

Exhibit C

Form of Non-Competition, Non-Solicitation, Confidentiality and IP Agreement

[redacted]

Exhibit C

Exhibit D
Form of Deed of Undertaking

[redacted]

Exhibit D

Exhibit E
Form of Plan of Merger

Exhibit D

PLAN OF MERGER

THIS PLAN OF MERGER is made on [•], 202[•].

BETWEEN

(a)
[Merger Sub]1, an exempted company incorporated under the laws of the Cayman Islands on [•], with its registered office situated at the office of [•] and a wholly owned subsidiary of Acquiror (“Merger Sub”);
(b)
Ximalaya Inc. 喜马拉雅控股, an exempted company incorporated under the laws of the Cayman Islands on 18 September 2013, with its registered office situated at the office of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Ximalaya” or the “Merger Surviving Company” and together with Merger Sub, the “Constituent Companies”); and
(c)
Tencent Music Entertainment Group, an exempted company incorporated under the laws of the Cayman Islands on 6 June 2012, with its registered office situated at the office of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Acquiror”).

WHEREAS

(a)
The Parties have agreed that Merger Sub and Ximalaya will merge (the “Merger”) on the terms and conditions contained or referred to in a Merger Agreement and Plan of Merger, dated as of [•], 2025 as may be amended and modified from time to time, the “Agreement”), between, among others, Ximalaya, the Acquiror and Merger Sub, a copy of which is attached as Appendix I to this Plan of Merger and under the provisions of Part XVI of the Companies Act (As Revised) (the “Companies Act”), pursuant to which Merger Sub will merge with and into Ximalaya and cease to exist and be struck off the Register of Companies in the Cayman Islands, and the Merger Surviving Company will continue as the surviving company continuing its corporate existence under the laws of the Cayman Islands as a wholly owned subsidiary of the Acquiror at the Effective Time.
(b)
Acquiror, as the sole shareholder of Merger Sub, and the shareholders of the Merger Surviving Company have authorised this Plan of Merger on the terms and subject to the conditions set forth herein and otherwise in accordance with the Companies Act.
(c)
Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them in the Agreement.

INTERPRETATION

1. The following rules apply in this Plan of Merger unless the context requires otherwise:

(a)
Headings are for convenience only and do not affect interpretation.
(b)
The singular includes the plural and the converse.
(c)
A gender includes all genders.
(d)
Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.
(e)
A reference to any agreement, deed or other document (or any provision of it), includes it as amended, varied, supplemented, extended, replaced, restated or transferred from time to time.
(f)
A reference to any legislation (or any provision of it) includes a modification or re-enactment of it, a legislative provision substituted for it and any regulation or statutory instrument issued under it.

APPENDIX

Appendix I forms part of this Plan of Merger and shall have effect as if set out in full in the body of this Plan of Merger. Any reference to this Plan of Merger includes Appendix I.

1 NTD: To be updated.

CONSTITUENT COMPANIES

2. The constituent companies (as defined in the Companies Act) to the Merger are Merger Sub and Ximalaya.

NAME OF THE SURVIVING COMPANY

3. The surviving company (as defined in the Companies Act) is the Merger Surviving Company which shall continue to be named “Ximalaya Inc. 喜马拉雅控股”.

REGISTERED OFFICE

4. The registered office of Ximalaya at the time of this Plan of Merger is at the office of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The registered office of Merger Sub is at the office of []2. At the Effective Time, the Merger Surviving Company shall have its registered office at the office of []3.

AUTHORIZED AND ISSUED SHARE CAPITAL

5. Immediately prior to the Effective Time (as defined below), the authorized share capital of Merger Sub is [US$50,000 divided into 500,000,000 ordinary shares of US$0.0001 par value per share] (“Merger Sub Shares”), of which [one] Merger Sub Share has been issued and is fully paid and outstanding.

6. Immediately prior to the Effective Time, the authorized share capital of Ximalaya is US$50,000, consisting of 500,000,000 shares, with nominal or par value of US$0.0001 each, divided into (i) 254,007,958 Ordinary Shares (ii) 24,577,820 Series Angel Preferred Shares, (iii) 2,161,425 Series A Preferred Shares, (iv) 77,967,338 Series B-1 Preferred Shares, (v) 10,902,758 Series B-2 Preferred Shares, (vi) 5,969,630 Series C-1 Preferred Shares, (vii) 4,661,482 Series C-2 Preferred Shares, (viii) 14,727,852 Series D Preferred Shares, (ix) 594,960 Series E-1 Preferred Shares, (x) 59,137,229 Series E-2 Preferred Shares, (xi) 29,938,466 Series E-3 Preferred Shares, and (xii) 15,353,082 Series E-4 Preferred Shares (such terms as defined in the Existing M&A, as defined below), of which 90,119,126 Ordinary Shares have been issued and are fully paid and outstanding, 24,577,820 Series Angel Preferred Shares have been issued and are fully paid and outstanding, 2,161,425 Series A Preferred Shares have been issued and are fully paid and outstanding, 77,967,338 Series B-1 Preferred Shares have been issued and are fully paid and outstanding, 10,902,758 Series B-2 Preferred Shares have been issued and are fully paid and outstanding, 5,969,630 Series C-1 Preferred Shares have been issued and are fully paid and outstanding, 4,661,482 Series C-2 Preferred Shares have been issued and are fully paid and outstanding, 14,727,852 Series D Preferred Shares have been issued and are fully paid and outstanding, 594,960 Series E-1 Preferred Shares have been issued and are fully paid and outstanding, which 59,137,228 Series E-2 Preferred Shares have been issued and are fully paid and outstanding, 29,938,463 Series E-3 Preferred Shares have been issued and are fully paid and outstanding and, 1,535,308 Series E-4 Preferred Shares have been issued and are fully paid and outstanding.

7. At the Effective Time, the authorized share capital of the Merger Surviving Company shall be [US$50,000 divided into [500,000,000] ordinary shares of a par value $[0.0001]] each (“Merger Surviving Company Shares”).

TERMS AND CONDITIONS OF THE MERGER

8. The terms and conditions of the Merger, including the manner and basis of converting shares in each Constituent Company into shares in the Merger Surviving Company or other property as provided in Section 233(5) of the Companies Act, including into Acquiror Ordinary Shares (as defined in the Agreement), are set out in the Agreement.

9. The Acquiror undertakes and agrees (it being acknowledged that the Acquiror will be the sole shareholder of the Merger Surviving Company following the effectiveness of the Merger) in consideration of the Merger to issue the cash amount and the total number of Acquiror Ordinary Shares as set out in Schedule C of the Agreement.

10. At the Effective Time, the rights and restrictions attaching to Merger Surviving Company Shares are set out in the Amended and Restated M&A (as defined below).

EFFECTIVE TIME

11. The Merger shall take effect on [] (the “Effective Time”).

2 NTD: To be updated.

3 NTD: To be updated.

PROPERTY

12. At the Effective Time, all the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall vest in the

Merger Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all Contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION

13. At the Effective Time, the memorandum and articles of association of the Merger Surviving Company shall be in the form attached hereto as Appendix II (the “Amended and Restated M&A”).

DIRECTORS BENEFITS

14. No amounts or benefits are or shall be paid or payable to any director(s) of either of the Constituent Companies consequent upon the Merger becoming effective.

DIRECTORS OF THE SURVIVING COMPANY

15. The name and address of the director[s] of the Merger Surviving Company is/are as follows: 4

NAME	ADDRESS
[*]	[*]
[*]	[*]

SECURED CREDITORS

16. Neither of the Constituent Companies has any secured creditors and neither Constituent Company has granted any fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

AMENDMENTS AND TERMINATION

17. At any time prior to the Effective Time, this Plan of Merger may be amended by the board of directors of both Ximalaya and Merger Sub in accordance with section 235(1) of the Companies Act, including to:

(a)
change the Effective Time provided that the new Effective Time shall not be a date later than the ninetieth (90th) day after the date of registration of this Plan of Merger by the Registrar of Companies in the Cayman Islands (the “Registrar”); or
(b)
effect any changes to this Plan of Merger which the directors of both Ximalaya and Merger Sub deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of Ximalaya or Merger Sub, as determined by the directors of both the Ximalaya and Merger Sub, respectively.

18. At any time prior to the Effective Time, this Plan of Merger may be terminated by the board of directors of both the Ximalaya and Merger Sub, provided that such termination is in accordance with section [8.1] of the Agreement.

19. If this Plan of Merger is amended or terminated in accordance with Clauses 17 or 18 after it has been filed with the Registrar but before it has become effective, the Constituent Companies shall file notice of the amendment or termination (as applicable) with the Registrar in accordance with Sections 235(2) and 235(4) of the Companies Act and shall distribute copies of such notice in accordance with section 235(3) of the Companies Act.

APPROVAL AND AUTHORIZATION

20. This Plan of Merger has been approved by the board of directors of each of Merger Sub and Ximalaya pursuant to section 233(3) of the Companies Act.

21. This Plan of Merger has been authorized by the shareholders of each of Merger Sub and Ximalaya pursuant to section 233(6) of the Companies Act.

COUNTERPARTS

4 NTD: To be updated.

22. This Plan of Merger may be executed and delivered (including by email of PDF or scanned versions or by facsimile transmission) in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

GOVERNING LAW

23. This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

[Signature pages follow.]

IN WITNESS whereof this Plan of Merger has been entered into by the parties on the day and year first above written.

SIGNED for and on behalf of [MERGER SUB]	)
)
	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:	Director

SIGNED for and on behalf of Ximalaya Inc. 喜马拉雅控股	)
)
	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:	Director

SIGNED for and on behalf of [tAYLOR]	)
)
	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:

Appendix I

Merger Agreement

Appendix II

Amended and Restated M&A5

5 NTD: Amended and Restated M&A will be in the form of the memorandum and articles of association of Merger Sub as in effect immediately prior to the Effective Time, except the name of the Surviving Company and all references to the authorized share capital of the Surviving Company as approved in the Plan of Merger.

Exhibit F

Restructuring Steps

[redacted]

Exhibit F-1

Exhibit G-1

Form of Accredited Investor Questionnaire

[redacted]

Exhibit G-1

Exhibit G-2

Form of Non-U.S. Person Questionnaire

[redacted]

Exhibit G-2

Exhibit H
Form of Cayman Legal Opinion

[redacted]

Exhibit H